Exhibit 99(a)(1)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or the contents of this Offer Document or what action you should take, you are recommended to seek immediately your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, another appropriately authorised independent professional adviser.

If you have sold or otherwise transferred all of your CryptoLogic Shares please immediately send this Offer Document and the accompanying documents to the purchaser or transferee or to the bank, stockbroker, or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, the foregoing documents must not be forwarded or transmitted in or into any Restricted Jurisdiction or in or into any jurisdiction where to do so would constitute a violation of the relevant laws in that jurisdiction. If you have sold or transferred part of your holding of CryptoLogic Shares, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected to ensure that the transferee receives copies of this Offer Document and the accompanying documents.

This document and any documents incorporated into it by reference should be read in conjunction with the accompanying Form of Acceptance, which forms part of this Offer Document. This document has not been approved, disapproved or otherwise recommended by any US federal or state securities commission, including the SEC, nor have any such authorities confirmed the accuracy or determined the adequacy of this Offer Document. Any representation to the contrary is a criminal offence in the United States.

RECOMMENDED CASH OFFER

by

AMAYA GAMING GROUP INC.

for

CRYPTOLOGIC LIMITED

YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHAIRMAN OF CRYPTOLOGIC, WHICH CONTAINS THE UNANIMOUS RECOMMENDATION OF THE CRYPTOLOGIC DIRECTORS TO ACCEPT THE OFFER IN RESPECT OF THE SHARES HELD BY YOU, WHICH IS SET OUT IN PART 1 OF THIS DOCUMENT.

Acceptance of the Offer

To accept the Offer in respect of all or some of the certificated CryptoLogic Shares you hold, the Form of Acceptance must be completed, signed and returned together with the relevant share certificate(s) and/or other documents of title as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

If you hold your CryptoLogic Shares, or any of them, in CREST, acceptances in respect of all or some of the uncertificated CryptoLogic Shares you hold must be made electronically through CREST so that the TTE instruction settles not later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. If you are not a CREST member you should refer to your CREST Sponsor as only your CREST Sponsor will be able to send the necessary TTE instruction.

If you hold your CryptoLogic Shares, or any of them, through a participant of CDS or DTC, acceptances in respect of all or some of the uncertificated CryptoLogic Shares you hold must be made electronically through CDSX or through the facilities of the DTC, as applicable, so that the Book-Entry Transfers may be received by the Receiving Agent by no later than 3.00 p.m. London Time (10.00 a.m. Toronto time) on 28 March 2012.

The procedure for acceptance of the Offer is set out in more detail in paragraph 15 of Part 2 of this Offer Document, Section C and Section D of Part 3 of this Offer Document and, in respect of certificated CryptoLogic Shares, is further described in the Form of Acceptance.

Advisers

Canaccord Genuity, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Amaya and no one else in connection with the Offer and other matters referred to in this Offer Document and will not be responsible to anyone other than Amaya for providing the protections afforded to clients of Canaccord Genuity nor for providing advice in relation to the Offer or any other matters referred to herein. Neither Canaccord Genuity nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Canaccord Genuity in connection with this Offer Document, any statement contained herein or otherwise.

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Deloitte Corporate Finance is acting exclusively for CryptoLogic and no-one else in connection with the Offer and other matters referred to in this Offer Document and will not be responsible to anyone other than CryptoLogic for providing the protections afforded to clients of Deloitte Corporate Finance nor for providing advice in relation to the Offer or any other matters referred to herein. Neither Deloitte Corporate Finance nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deloitte Corporate Finance in connection with this Offer Document, any statement contained herein or otherwise. Deloitte Corporate Finance is a division of Deloitte LLP, which is authorised and regulated in the United Kingdom by the FSA in respect of regulated activities.

General

Amaya has not authorised anyone to provide any information or make any representation about Amaya or its affiliates that is different from, or in addition to, the information or any representations contained in this Offer Document or in any materials regarding Amaya or its affiliates accompanying this Offer Document or incorporated by reference herein or therein. You should not rely on any information or any representation regarding Amaya or its affiliates not contained in this Offer Document or not contained in any materials accompanying this Offer Document or incorporated by reference in it.

The information contained in this Offer Document speaks only as of the date of this Offer Document, and Amaya does not undertake any duty to update any such information, except to reflect a material change in the information previously disclosed as required by the Code or any applicable law.

Any person (including custodians, nominees and trustees) who would, or otherwise intends to, or may have a contractual or legal obligation to forward this Offer Document and/or the Form of Acceptance to any jurisdiction outside the United Kingdom, Guernsey, Canada and the United States should read paragraph 20 of Part 2 of this Offer Document before taking any action.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company must make an Opening Position Disclosure following the commencement of the relevant offer period. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of the offeree company. An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period. Relevant persons who deal in the relevant securities of the offeree company prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of the offeree company, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer period commenced and when any Offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 20 7638 0129.

Cautionary Note Regarding Forward-Looking Statements

This Offer Document (and any information incorporated by reference in this Offer Document) may contain certain forward-looking statements with respect to the financial condition, results of operations and business of CryptoLogic, Amaya, the CryptoLogic Group or the Amaya Group and certain plans and objectives of the boards of directors of CryptoLogic and Amaya. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of directors of CryptoLogic and/or Amaya in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty and the factors described in the context of such forward-looking statements in this Offer Document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Except as expressly provided in this Offer Document, these forward looking statements have not been reviewed by the auditors of CryptoLogic or Amaya. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements including that there can be no certainty that the conditions to the Offer will be satisfied or where permitted, waived. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to CryptoLogic or Amaya or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Offer Document. CryptoLogic and Amaya assume no obligation to update or correct the information contained in this Offer Document (or any information incorporated by reference in this Offer Document) except as required by applicable law or regulation.

Overseas CryptoLogic Shareholders

Unless otherwise determined by Amaya or required by the Code, and permitted by applicable law and regulation, the Offer is not being, and will not be, made available, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of any Restricted Jurisdiction. This document does not constitute an offer in any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or otherwise from or within a Restricted Jurisdiction. Accordingly, unless otherwise determined by Amaya, copies of this Offer Document, the Form of Acceptance and any accompanying document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, in whole or in part, in, into or from any Restricted Jurisdiction, and persons receiving this Offer Document, the Form of Acceptance and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction. Doing so may violate any purported acceptance of the Offer.

The availability of the Offer to CryptoLogic Shareholders who are not resident in the United Kingdom, Guernsey, Canada or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom, Guernsey, Canada or the United States should read paragraph 20 of Part 2 of this Offer Document, paragraph 5 of Section B of Part 3 of this Offer Document and paragraph 1(b)(iii) of Section C of Part 3 of this Offer Document (if such person holds CryptoLogic Shares in certificated form or through a participant in CDS or DTC) or paragraph 1(b)(iii) of Section D of Part 3, as applicable, of this Offer Document (if such person holds CryptoLogic Shares in uncertificated form through CREST) and inform themselves of, and observe, any applicable requirements.

Offer into the United States

The Offer is for the securities of a company organised under the laws of Guernsey and is subject to the procedure and disclosure requirements of the United Kingdom, Guernsey and Canada, which are different from those of the United States. US investors should be aware that this Offer Document has been prepared in accordance with a UK format and style, which differs from the US format and style. In particular, Part 6 of this Offer Document contains information concerning the Offer required by UK, Canadian and US disclosure requirements which may be material and which has not been summarised elsewhere in this document. The Offer is being made in the United States pursuant to Sections 14(d) and 14(e) of, and Regulations 14D and 14E under, the US Securities Exchange Act of 1934, as amended (the “US Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the US Exchange Act, and otherwise in accordance with the requirements of the Code and applicable Canadian securities laws. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to market purchases, withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Amaya or CryptoLogic in connection with this Offer will be available on the SEC’s website at http://www.sec.gov from the date the Offer Document is mailed to CryptoLogic Shareholders. The Offer Document, the Form of Acceptance accompanying the Offer Document and any other document required by applicable law will be made available to all CryptoLogic Shareholders, Exchangeable Shareholders and CryptoLogic Option Holders at no charge to them. CryptoLogic Shareholders are advised to read the Offer Document and the accompanying Form of Acceptance when they receive them because they will contain important information. CryptoLogic Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

CryptoLogic and Amaya are organised under the laws of Guernsey and the Canadian province of Quebec, respectively. Some or all of the officers and directors of CryptoLogic and Amaya, respectively, are residents of countries other than the United States. In addition, a significant portion of the assets of CryptoLogic Group and Amaya Group are located outside the United States. As a result, it may be difficult for US holders of CryptoLogic Shares to effect service of process within the United States upon CryptoLogic or Amaya or their respective officers or directors or to enforce against them a judgement of a US court predicated upon the federal or state securities laws of the United States.

To the extent permitted by applicable law, in accordance with, and to the extent permitted by, the Code, normal UK market practice, Canadian securities laws and Rule 14e-5 under the US Exchange Act, subject to the exemptions provided by Rule 14d–1(d) under the US Exchange Act, Amaya or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, CryptoLogic Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur in the normal course on a published market. Any information about any such purchases will be publicly disclosed in accordance with applicable law in the United Kingdom, Guernsey, Canada and the United States. This information will be disclosed in the United States through amendments to Amaya’s Tender Offer Statement on Schedule TO on file with the SEC to the extent that such information is made public in the United Kingdom pursuant to the Code or in Canada pursuant to applicable Canadian securities laws. Free copies of the Tender Offer Statement are available on the SEC website at www.sec.gov.

Also, in accordance with Rule 14e-5(b) of the US Exchange Act, Canaccord Genuity and/or in certain of its affiliates continue to act as connected exempt market makers or connected exempt principal traders in CryptoLogic Shares on the London Stock Exchange. These purchases may occur either in the open market or as privately negotiated transactions. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange web site, www.londonstockexchange.com. This information will also be made available to CryptoLogic Shareholders if they call the Information Agent, toll-free in the United States or Canada at 1-800-965-5871, or free in the United Kingdom at 0808-189-0978, or if calling from outside the United States, Canada or the United Kingdom, at +44 203 051 4260 (charged at national rates).

Each US holder of CryptoLogic Shares is urged to consult with his independent professional adviser regarding any acceptance of the Offer.

No offer to acquire securities or to exchange securities for other securities has been made, or will be made, directly or indirectly, in or into, or by use of the mails, any means or instrumentality of interstate or foreign commerce or any facilities of a national securities exchange of any country in which such offer may not be made other than: (i) in accordance with the securities laws of such country, or (ii) pursuant to an available exemption from such requirements.

The financial information relating to the Amaya Group referred to in this Offer Document has been prepared in accordance with Canadian GAAP or IFRS. In addition, the financial information relating to CryptoLogic has been prepared in accordance with Canadian GAAP or IFRS. Neither the financial information nor the statements may be wholly comparable to financial information or statements of US companies or companies whose financial statements are solely prepared in accordance with Generally Accepted Accounting Principles in the United States.

Availability of this Offer Document

A copy of this Offer Document will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Amaya’s website at www.amayagaming.com/cryptologic and CryptoLogic’s website at offer.CryptoLogic.com by no later than 12.00 p.m. London time on 22 February 2012. For the avoidance of doubt, neither the content of the websites referred to in this Offer Document nor the content of any website accessible from hyperlinks on such websites is incorporated into or forms part of this Offer Document.

Date

This Offer Document is dated 17 February 2012 and is published on 21 February 2012.

Information Agent

If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

ACTION YOU NEED TO TAKE TO ACCEPT THE OFFER

A.	If you hold your CryptoLogic Shares, or any of them, in certificated form, (that is, not in CREST or with CDS or DTC), to accept the Offer in respect of those CryptoLogic Shares you should complete the accompanying Form of Acceptance in accordance with the instructions printed thereon. The completed Form of Acceptance, together with your share certificate(s) and/or other document(s) of title should be returned by post or by hand (during normal business hours only) to either:

(i)	if you are a CryptoLogic Shareholder located in Canada or the United States: Equity Financial Trust Company (acting as Receiving Agent) at Attn: Corporate Actions, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

(ii)	if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom or if you are an Overseas Shareholder: Capita Registrars (acting as Escrow Agent), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU,

as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

Further details on the procedures for acceptance of the Offer if you hold any of your CryptoLogic Shares in certificated form are set out in paragraph 15(a) of Part 2 of this Offer Document, Section C of Part 3 of this Offer Document and in the accompanying Form of Acceptance.

B.	If you hold your CryptoLogic Shares, or any of them, in CREST, to accept the Offer in respect of those CryptoLogic Shares you should read paragraph 15(b) of Part 2 of this Offer Document and follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

Further details on the procedures for acceptance of the Offer if you hold any of your CryptoLogic Shares in CREST are set out in paragraph 15(b) of Part 2 and in Section D of Part 3 of this Offer Document. If you hold your CryptoLogic Shares as a CREST sponsored member, you should refer acceptance of the Offer to your CREST Sponsor as only your CREST Sponsor will be able to send the necessary TTE instruction to Euroclear.

C.	If you hold your CryptoLogic Shares, or any of them, through a participant of CDS, to accept the Offer you should follow the procedures for a Book-Entry Transfer of such CryptoLogic Shares through CDS’s on-line tendering system pursuant to which Book-Entry Transfers may be effected (that is, CDSX) into the Receiving Agent’s account at CDS, which must be received as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. Any financial institution that is a participant in CDS may cause CDS to make a Book-Entry Transfer of a holder’s CryptoLogic Shares into the Receiving Agent’s account in accordance with the CDS procedures for such transfer. Delivery of CryptoLogic Shares using the CDS Book-Entry Transfer system will constitute a valid tender under the Offer. Accordingly, the Form of Acceptance need not be completed by a CryptoLogic Shareholder tendering through CDSX.

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Further details on the procedures for acceptance of the Offer by means of a Book-Entry Transfer are described in paragraph 15(c) of Part 2 and Section C of Part 3 of this Offer Document.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that CDS’s Book-Entry Transfer system will only accommodate payment in C$ or US$ and will require CryptoLogic Shareholders tendering CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment either in C$ or US$. CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant in CDS who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from CDS, obtain from Equity Financial Trust Company (as registrar and transfer agent of the CryptoLogic Shares in Canada), a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer (see paragraph 15(a) of Part 2 and Section C of Part 3 of this Offer Document).

D.	If you hold your CryptoLogic Shares, or any of them, through a participant of DTC, to accept the Offer you should follow the procedures for a Book-Entry Transfer of such CryptoLogic Shares through DTC’s ATOP procedures by transmitting your acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Receiving Agent’s account at DTC and send an Agent’s Message to the Receiving Agent. The Agent’s Message must be received by the Receiving Agent as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. The Receiving Agent has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a Book-Entry Transfer of a holder’s CryptoLogic Shares into the Receiving Agent’s account in accordance with the DTC procedures for such transfer. Delivery of the Agent’s Message by DTC will constitute a valid tender under the Offer. Accordingly, the Form of Acceptance need not be completed by a CryptoLogic Shareholder tendering through ATOP.

Further details on the procedures for acceptance of the Offer by means of a Book-Entry Transfer are described in paragraph 15(d) of Part 2 and Section C of Part 3 of this Offer Document.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that DTC’s Book-Entry Transfer system will only accommodate payment in US$ or C$ and will require CryptoLogic Shareholders tendering CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment either in US$ or C$. CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant in DTC who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from DTC, obtain from Equity Financial Trust Company (as registrar and transfer agent of the CryptoLogic Shares in Canada) a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer (see paragraph 15(a) of Part 2 and Section C of Part 3 of this Offer Document).

E.	If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

Where any reference is made to both London time and the corresponding time in Toronto, no account has been taken of the period during which daylight savings time applies in only one of those cities. During that period, references in this Offer Document to London time shall be correct and the reader is responsible for calculating, where applicable, the corresponding time in Toronto.

CONTENTS

FREQUENTLY ASKED QUESTIONS	1

PART 1 LETTER OF RECOMMENDATION FROM CHAIRMAN OF CRYPTOLOGIC	8

PART 2 LETTER FROM CHAIRMAN OF AMAYA TO CRYPTOLOGIC SHAREHOLDERS	19

PART 3 CONDITIONS, FURTHER TERMS OF THE OFFER, FORM OF ACCEPTANCE AND ELECTRONIC ACCEPTANCES	57

SECTION A : CONDITIONS TO THE OFFER	57
SECTION B : FURTHER TERMS OF THE OFFER	65
SECTION C : FORM OF ACCEPTANCE AND BOOK-ENTRY TRANSFERS ACCEPTANCES	85
SECTION D : ELECTRONIC ACCEPTANCES	91

PART 4 FINANCIAL INFORMATION ON AMAYA	96

PART 5 FINANCIAL INFORMATION ON CRYPTOLOGIC	97

PART 6 ADDITIONAL INFORMATION	98

PART 7 DEFINITIONS	118

FREQUENTLY ASKED QUESTIONS

The following are some of the questions you, as a CryptoLogic Shareholder, may have and answers to those questions. You are advised to read carefully the remainder of this Offer Document and the accompanying Form of Acceptance.

1.	Who is offering to buy my shares?

The Offer is being made by Amaya, a company organised under the laws of the Canadian province of Quebec. The main listing of Amaya’s common shares is on the TSX Venture Exchange under the symbol “AYA”.

Amaya is headquartered in Pointe-Claire, Quebec and is engaged in the design, development, manufacturing, distribution and sale of technology-based gaming solutions for the regulated gaming industry worldwide.

2.	What are the classes and amounts of securities sought in the Offer?

Amaya is seeking to acquire all of the issued and to be issued CryptoLogic Shares listed on the London Stock Exchange, NASDAQ and the TSX.

3.	What will I receive in exchange for my CryptoLogic Shares?

Amaya is offering to pay US$2.535 (£1.606*) (C$2.543**) in cash for each CryptoLogic Share.

*	Based on a currency exchange rate of US$1.5784 to £1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of this Offer Document).
**	Based on a currency exchange rate of US$0.9967 to C$1.00 (being the Bloomberg Rate as at 5:00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of this Offer Document).

4.	How do I accept the Offer?

•

To accept the Offer in respect of all or some of the certificated CryptoLogic Shares you hold, the Form of Acceptance must be completed, signed and returned as soon as possible and, in any event, so as to be received by:

•

if you are a CryptoLogic Shareholder located in Canada or the United States: Equity Financial Trust Company (as Receiving Agent) Attn: Corporate Actions, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

•

if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom or if you are an Overseas Shareholder: Capita Registrars (as Escrow Agent), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU;

by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

•

If you hold your CryptoLogic Shares, or any of them in CREST, acceptances in respect of all or some of the uncertificated CryptoLogic Shares you hold must be made electronically through CREST so that the TTE instruction settles not later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. If you are not a CREST member you should refer to your CREST Sponsor as only your CREST Sponsor will be able to send the necessary TTE instruction.

•

If you hold your CryptoLogic Shares, or any of them, through a participant of CDS or DTC, acceptances in respect of all or some of the uncertificated CryptoLogic Shares you hold must be made electronically through CDSX or through the facilities of the DTC, as applicable, so that the Book-Entry Transfers may be received by the Receiving Agent by no later than 3.00 p.m. London Time (10.00 a.m. Toronto time) on 28 March 2012.

•

The procedure for acceptance of the Offer is set out in more detail in paragraph 15 of Part 2 of this Offer Document, Section C and Section D of Part 3 of this Offer Document and, in respect of certificated CryptoLogic Shares, is further described in the Form of Acceptance.

5.	How do I participate in the Offer if I hold Exchangeable Shares?

The Offer is made only for CryptoLogic Shares and is not made for any Exchangeable Shares. Any holder of Exchangeable Shares who wishes to participate in the Offer must exercise its exchange (retraction) right to be issued CryptoLogic Shares. Working alongside Amaya, CryptoLogic and CEC have made arrangements with Equity Financial Trust Company, the Canadian transfer agent of CryptoLogic and CEC, to allow Exchangeable Shareholders to provide: (i) a notice of conditional exchange (retraction) to CEC in respect of their Exchangeable Shares; and (ii) anticipatory instructions to tender any CryptoLogic Shares issued upon the conditional exchange (retraction) of the Exchangeable Shares to the Offer. A conditional exchange (retraction) of Exchangeable Shares will be effective only upon the Offer being declared wholly unconditional. For more detailed information, refer to paragraph 16 of Part 2.

6.	How does the Offer compare with recent prices of CryptoLogic Shares?

The Offer Price represents a premium of approximately:

•	55 per cent. to the closing price of US$1.64 per CryptoLogic Share on NASDAQ on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement; and

•	59 per cent. to the volume weighted average closing price of approximately US$1.59 per CryptoLogic Share on NASDAQ for the 20 days prior to the date of the Possible Offer Announcement.

The Offer Price represents a premium of 56 per cent. and 105 per cent. to the closing price per CryptoLogic Share on the TSX and the London Stock Exchange, respectively, on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement using exchange rates of US$0.9642 to C$1.00 and US$1.5486 to £1.00 as of such date.

For more detailed information, see paragraph 4 of Part 6 of this Offer Document for the variation in the prices of CryptoLogic Shares.

7.	Do the Directors of CryptoLogic unanimously support and recommend the Offer?

Yes. The CryptoLogic Board, which has been so advised by Deloitte Corporate Finance, considers the terms of the Offer to be fair and reasonable. In providing its advice to the CryptoLogic Board, Deloitte Corporate Finance has taken into account the commercial assessments of the CryptoLogic Board. Accordingly, the CryptoLogic Board has unanimously determined that the Offer is fair and reasonable and in the best interest of CryptoLogic.

Accordingly, the CryptoLogic Board unanimously recommends that CryptoLogic Shareholders accept the Offer, as those CryptoLogic Directors who hold an interest in CryptoLogic Shares have irrevocably undertaken to do (or procure to be done) in respect of their own entire beneficial holdings.

For detailed information, see the letter from the Chairman of CryptoLogic in Part 1 of this Offer Document.

8.	Does Amaya have the financial resources to make payment?

Yes. Amaya will fund the cash consideration payable under the terms of the Offer with cash on hand, with the current escrowed proceeds from the private placement of special warrants in the aggregate amount of C$28,750,000 and through bridge financing from Diocles Capital Inc. in the amount of up to C$5,500,000.

For more detailed information, see paragraph 7 of Part 2 and paragraphs 6 and 7 of Part 6 of this Offer Document.

9.	How long do I have to accept the Offer?

You will have until 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012 to accept the Offer or withdraw your acceptance, unless the Initial Acceptance Period is extended. In addition, you may accept the Offer but not withdraw your acceptance during any Subsequent Acceptance Period except in the limited circumstances described in paragraph 3 of Section B of Part 3.

10.	Until what time can I withdraw my acceptance?

You can withdraw acceptances at any time during the Initial Acceptance Period, which is the period from the date of this Offer Document until the time and date (not being before 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012 (or any extension of such time and date made by Amaya) and not, except with the consent of the Panel, being after 3.00 p.m. London time (10.00 a.m. Toronto time) on 23 April 2012) on which Amaya declares that the Offer is wholly unconditional and that it will take up the CryptoLogic Shares tendered. In no circumstance will Amaya declare that the Offer is wholly unconditional prior to the time and date on which the Initial Acceptance Period is otherwise stated to expire.

Unless the Offer has lapsed, the Subsequent Acceptance Period starts as soon as the Initial Acceptance Period terminates. The Subsequent Acceptance Period must remain open for at least 14 calendar days but it may be extended beyond that time by Amaya until a further specified date or until further notice. You can withdraw your acceptance during the Initial Acceptance Period but not during the Subsequent Acceptance Period except in limited circumstances.

For more detailed information, see paragraph 3 of Section B of Part 3 of this Offer Document.

11.	How do I withdraw my acceptance?

To withdraw an acceptance in relation to the Offer for CryptoLogic Shares, you must deliver a written notice of withdrawal with the required information either to the Receiving Agent or the Escrow Agent (as applicable), while you still have the right to withdraw the CryptoLogic Shares. In the case of CryptoLogic Shares held in CREST, you may withdraw your acceptance through CREST by sending an ESA instruction to settle in CREST. If you hold your CryptoLogic Shares through a participant of CDS or DTC, you should contact your broker, investment dealer, bank, trust company or other nominee to withdraw your acceptance of the Offer.

For more detailed information, see paragraph 3 of Section B of Part 3 of this Offer Document.

12.	Can the Offer be extended and under what circumstances?

If the Offer has not become unconditional by 3.00 p.m. London time, (10.00 a.m. Toronto time) on 28 March 2012, Amaya may choose, but shall not be obliged, to extend the Initial Acceptance Period until such time as the Offer becomes unconditional. Although no revision is envisaged, Amaya may be required to extend the Offer if the Offer is revised. The Offer, whether revised or not, cannot be kept open for acceptances beyond 3.00 p.m. London time, (10.00 a.m. Toronto time) on 23 April 2012 without the consent of the Panel unless the Offer has previously become unconditional.

If the Offer becomes unconditional, it will remain open for acceptance during a Subsequent Acceptance Period for not less than 14 calendar days from the date on which the Offer would have otherwise expired.

For more detailed information, see paragraph 1 of Section B of Part 3 of this Offer Document.

13.	How will I be notified if the Offer is extended?

If Amaya extends the Offer, it will make a public announcement of the extension not later than 9.00 a.m. London time in the United Kingdom and 4.00 a.m. Toronto time in Canada and the United States, on the next Business Day after the date on which the Offer was scheduled to expire and, unless otherwise permitted under applicable law, will send a notice in writing of such extension to CryptoLogic Shareholders who have not accepted the Offer.

For more detailed information, see paragraph 2 of Section B of Part 3 of this Offer Document.

14.	What are the most significant conditions to the Offer?

Unless it has received valid acceptances (which have not been properly withdrawn) which, taken together with the CryptoLogic Shares held by Amaya, result in Amaya holding more than 50 per cent. of the share capital of CryptoLogic, Amaya is not obliged to purchase any CryptoLogic Shares.

For more detailed information, see Section A of Part 3 of this Offer Document.

15.	Will the Offer be followed by a compulsory acquisition?

If Amaya declares the Offer wholly unconditional and takes up and pays for CryptoLogic Shares tendered under the Offer, and subject to the applicable threshold being met, Amaya’s current intention is that it will pursue a compulsory acquisition to enable Amaya or an affiliate of Amaya to acquire all CryptoLogic Shares not tendered under the Offer. Amaya could avail itself of either the right to compulsory acquisition set forth in Companies Law (Guernsey) or of the right to compulsory acquisition set forth in the CryptoLogic Memorandum and Articles.

For more detailed information, see paragraph 10 of Part 2 of this Offer Document.

16.	If I decide not to accept, how will the Offer affect my securities?

As stated in paragraph 15 above, if Amaya is able to, it will acquire all CryptoLogic Shares for which it has not received acceptances pursuant to a compulsory acquisition procedure.

Amaya also intends to procure the making of applications by CryptoLogic for:

•	the cancellation of the listing of the CryptoLogic Shares from the Official List and the cancellation of trading in CryptoLogic Shares on the Main Market;

•	the delisting of the CryptoLogic Shares from the TSX; and

•	the delisting of the CryptoLogic Shares from NASDAQ;

Such cancellations and delistings will significantly reduce the liquidity and marketability of any CryptoLogic Shares not purchased by Amaya pursuant to the Offer.

In addition, if the number of CryptoLogic Shareholders falls below 300 holders of record on a worldwide basis or below 300 beneficial holders in the United States, Amaya intends to procure that CryptoLogic files a Form 15F with the SEC to request that its reporting obligations under the US Exchange Act are terminated.

If permitted by applicable law, subsequent to the completion of the Offer, Amaya intends to cause CryptoLogic to cease to be a reporting issuer or the equivalent under applicable Canadian securities laws of each province of Canada where CryptoLogic is currently a reporting issuer.

For more detailed information, see paragraph 9 of Part 2 of this Offer Document.

17.	How will my Exchangeable Shares be affected?

If the Offer is declared wholly unconditional, and subject to applicable law and regulation, Amaya anticipates that the CEC Board would require the mandatory exchange (redemption) of all outstanding Exchangeable Shares for CryptoLogic Shares pursuant to the provisions attaching to the Exchangeable Shares, which resulting CryptoLogic Shares could also be tendered to the Offer. For more information see paragraph 10 of Part 2.

Any CryptoLogic Shares issued as a result of such an exchange (redemption) not otherwise acquired pursuant to the Offer in the Subsequent Acceptance Period could be acquired pursuant to a compulsory acquisition as set forth in question 15 above.

18.	Can I choose the currency of the cash that I receive?

If you accept the Offer for CryptoLogic Shares, you will receive the consideration for your CryptoLogic Shares in US$ unless you elect to receive C$ or £.

Certain currency elections will not be available to CryptoLogic Shareholders who hold their CryptoLogic Shares in CREST or through participants of CDS or DTC. For more detailed information see paragraph 19 of Part 2 of this Offer Document.

19.	Will I have to pay any fees or commissions?

If you are the registered owner of your CryptoLogic Shares and you accept the Offer, you will not have to pay brokerage fees or similar expenses. If you own your CryptoLogic Shares through a broker or other nominee, and your broker accepts the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

20.	Will I be taxed on the cash that I receive?

(a)	Canada

The sale of CryptoLogic Shares pursuant to the Offer will be a taxable disposition for Canadian federal income tax purposes and may give rise to tax consequences to a CryptoLogic Shareholder. CryptoLogic Shareholders should consult their own tax advisers for advice with respect to the tax consequences to them of a sale of CryptoLogic Shares pursuant to the Offer, a Compulsory Acquisition or Alternative Acquisition Transaction.

(b)	United States

The exchange of CryptoLogic Shares for cash consideration pursuant to the Offer will be a taxable transaction for US federal income tax purposes. In general, a US Holder that exchanges CryptoLogic Shares for cash pursuant to the Offer will recognize a gain or loss on the exchange of its CryptoLogic Shares in an amount equal to the difference, if any, between (i) the amount of cash received in the Offer and (ii) the US Holder’s adjusted tax basis in the CryptoLogic Shares exchanged therefor.

(c)	United Kingdom

For UK tax purposes, a UK Holder who accepts the Offer will generally realise an immediate chargeable gain or allowable loss if the Offer becomes unconditional. UK Holders who receive US$ or C$ in consideration for relevant CryptoLogic Shares may realise a further gain or loss if they dispose of that consideration by exchanging it for £.

Tax matters are complicated and the tax consequences of the Offer to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, you should consult with your own tax adviser as to the specific tax consequences of the Offer to you, including the applicability of Canadian, provincial, US federal, state, local, United Kingdom and other tax laws.

For more detailed information, see paragraph 14 of Part 2.

21.	Who can answer questions I might have about the Offer?

If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

PART 1

LETTER OF RECOMMENDATION FROM CHAIRMAN OF CRYPTOLOGIC

Registered Office

11 New Street

St. Peter Port

Guernsey GY1 2PF

(registered in Guernsey under number: 46770)

17 February 2012

To: CryptoLogic Shareholders and, for information only, to CryptoLogic Exchange Corporation Exchangeable Shareholders, persons with information rights and the CryptoLogic Option Holders

Dear CryptoLogic Shareholder,

Recommended Cash Offer by Amaya Gaming Group Inc for CryptoLogic Limited

1.	Introduction

On 2 February 2012, the boards of Amaya and CryptoLogic announced that they had agreed the terms of a recommended cash offer to be made by Amaya for the entire issued and to be issued ordinary share capital of CryptoLogic (the “Offer”) at a price of US$2.535 per CryptoLogic Share (the “Offer Price”).

I am writing to you, on behalf of the CryptoLogic Board, to explain the background to the Offer and the reasons why the CryptoLogic Directors, who have been so advised by Deloitte Corporate Finance, consider the terms of the Offer to be fair and reasonable and unanimously recommend that you accept the Offer. In providing advice to the CryptoLogic Board, Deloitte Corporate Finance has taken into account the commercial assessments of the CryptoLogic Board. Details of the Offer and how to accept it are set out in the letter from the Chairman of Amaya in Part 2 of this Offer Document.

2.	The Offer

The formal Offer is contained in the letter from the Chairman of Amaya set out in Part 2 of this Offer Document and is subject to the conditions and further terms set out in Part 3 of this Offer Document and, in respect of CryptoLogic Shares held in certificated form, in the Form of Acceptance. The Offer is being made by Amaya on the following basis:

for each CryptoLogic Share	US$2.535 (£1.606*) (C$2.543**) in cash

*	Based on a currency exchange rate of US$1.5784 to £1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of this Offer Document).
**	Based on a currency exchange rate of US$0.9967 to C$1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of this Offer Document).

The Offer values the issued share capital of CryptoLogic, including CryptoLogic Shares issuable upon the exercise of CryptoLogic Options, at US$35,817,144 (£22,692,058 and C$35,935,732, based on the Bloomberg Rates set forth above).

The Offer Price represents a premium of approximately:

•	55 per cent. to the closing price of US$1.64 per CryptoLogic Share on NASDAQ on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement; and

•	59 per cent. to the volume weighted average closing price of approximately US$1.59 per CryptoLogic Share on NASDAQ for the 20 days prior to the date of the Possible Offer Announcement.

The Offer Price represents a premium of 56 per cent. and 105 per cent. to the closing price per CryptoLogic Share on the TSX and the London Stock Exchange, respectively, on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement using exchange rates of US$0.9642 to C$1.00 and US$1.5486 to £1.00.

3.	Background to and reasons for recommending the Offer

The enactment in the United States of the Unlawful Internet Gaming Enforcement Act in late 2006, which effectively banned online gaming in the United States by making it illegal to process the related financial transactions, had a very significant negative impact on CryptoLogic’s revenue. While CryptoLogic sought to grow its business internationally, by Q1 2010 it had incurred eight continuous quarters of significant operating losses and negative cash flows. On 15 July 2010, CryptoLogic issued a trading update, announcing that Q2 2010 revenue was expected to show a decline over Q1 2010 revenue and that costs were to be greater than expected, resulting in a Q2 2010 loss higher than that of Q1 2010.

On 12 August 2010, CryptoLogic announced that David Gavagan, CryptoLogic’s Chairman, was to assume the role of interim Chief Executive Officer and that Huw Spiers would assume the role of Chief Financial Officer. Having determined that a material reduction in expenses was necessary in order to preserve cash and give CryptoLogic sufficient time to focus on increasing revenues, CryptoLogic also announced that it would be implementing a further restructuring plan to lower significantly the cost base, including a reduction in workforce by the end of Q4 2010, and that it had commenced implementation of measures advised by external industry consultants to improve its hosted casino product offering. Since that time, the CryptoLogic Board has focused on stabilising CryptoLogic’s operations through careful management of its cost base, delivering further efficiencies and improving revenue and operational performance.

David Baazov, Amaya’s President and CEO, met with David Gavagan and Ian Price, CryptoLogic’s Group Head of Business Development, on 12 January 2011 in London Heathrow airport to discuss joint commercial opportunities. During that meeting, Mr. Baazov suggested a potential acquisition of CryptoLogic (the “Proposed Transaction”) and a potential price range of US$2.00 to US$2.45 per ordinary share of CryptoLogic.

On 20 January 2011, David Baazov sent a letter of interest to David Gavagan indicating that the Amaya Board had authorised Amaya’s senior management to pursue discussions regarding the Proposed Transaction and to negotiate the terms of the Proposed Transaction, subject to the completion of due diligence and further input from the Amaya Board. To engage formally in such negotiations and diligence efforts, Mr. Baazov indicated that Amaya was interested in entering into a non-binding letter of intent with CryptoLogic and would prepare and deliver a draft of the letter to the CryptoLogic Board.

On 21 January 2011, David Gavagan delivered a response to David Baazov’s letter on behalf of CryptoLogic, indicating that the Proposed Transaction had been discussed with the CryptoLogic Board and that, further to Amaya’s proposal, the CryptoLogic Board planned to seek professional advice in respect of the matters raised in Mr. Baazov’s letter.

On 21 February 2011, CryptoLogic appointed Deloitte Corporate Finance to act as its independent financial adviser to assist it with a strategic review encompassing a range of options available to CryptoLogic from continuing as an independent entity through to the sale of part or all of its business, as well as to provide advice with respect to any potential transaction. As part of the scope of its services, Deloitte Corporate Finance also agreed to advise the CryptoLogic Board in connection with any offer for CryptoLogic as required by Rule 3 of the Code.

Discussions concerning confidentiality and standstill matters ensued between Amaya and CryptoLogic and, on 8 March 2011, they entered into a confidentiality agreement in connection with the Proposed Transaction, which included a standstill provision.

Following 8 March 2011, CryptoLogic and Deloitte Corporate Finance continued to: (a) consider a number of options available to CryptoLogic, as part of its strategic review; (b) prepare a preliminary information package summarising information on CryptoLogic’s business and operations; and (c) assess and engage in discussions with other potential bidders for CryptoLogic or parts thereof.

Subsequent to the filing of a Schedule 13G/A with the SEC by Thousand Hills Limited on 18 March 2011, in which Thousand Hills Limited disclosed acquisitions of ordinary shares of CryptoLogic resulting in the beneficial ownership of more than 10 per cent. of the then-outstanding ordinary shares of CryptoLogic, Amaya expressed a desire to CryptoLogic for the removal of the standstill restrictions agreed to in its confidentiality agreement with CryptoLogic.

On 25 March 2011, CryptoLogic announced that: (a) its strategic review was at an early stage and it would consider a number of strategic options, including the possibility of an offer being made for CryptoLogic or a disposal of part of the business; and (b) Deloitte Corporate Finance had been appointed to assist therewith. Following a telephone discussion between David Baazov and David Gavagan and at the request of Amaya, the parties terminated their confidentiality agreement on 25 March 2011.

In connection with CryptoLogic’s strategic review, in total, 36 parties contacted or were contacted by Deloitte Corporate Finance, of which 18 parties signed confidentiality agreements and were provided with a preliminary information package summarising information on CryptoLogic’s business and operations. All parties that received a preliminary information package were invited to submit an indicative offer for all or part of the ordinary shares of CryptoLogic.

On 1 April 2011, Amaya filed a Public Opening Position Disclosure, on Form 8.3 on the Regulatory Information Service (“RIS”), disclosing that it had acquired approximately 3.2 per cent. of then-outstanding ordinary shares of CryptoLogic. Between 5 April 2011 and 10 May 2011, Amaya filed a series of Public Dealing Disclosures, on Form 8.3 on the RIS, disclosing that it had acquired additional ordinary shares of CryptoLogic, ultimately holding approximately 7.52 per cent. of then-outstanding ordinary shares of CryptoLogic.

Amaya filed a Schedule 13D with the SEC on 15 April 2011, disclosing that it held approximately 5.05 per cent. of then-outstanding ordinary shares of CryptoLogic and that it had acquired ordinary shares of CryptoLogic in order to facilitate a possible strategic transaction with CryptoLogic. A Schedule 13D/A was subsequently filed by Amaya on 6 May 2011, in which Amaya disclosed that it had acquired additional ordinary shares of CryptoLogic and that it held approximately 7.44 per cent. of then-outstanding ordinary shares of CryptoLogic.

At the end of May 2011, Amaya contacted CryptoLogic to resume discussions with respect to the Proposed Transaction. On 27 May 2011, CryptoLogic sent to Amaya a new confidentiality agreement signed by CryptoLogic in connection with the Proposed Transaction. On 7 July 2011, Amaya returned a signed copy of such new confidentiality agreement dated 6 July 2011 to CryptoLogic.

On 8 July 2011, Deloitte Corporate Finance provided Amaya with a preliminary information package summarising information on CryptoLogic’s business and operations, indicating that in the event Amaya was interested in pursuing the Proposed Transaction at that time, Amaya should deliver an indicative offer by 26 August 2011.

On 12 August 2011, supplemental updates to the preliminary information package were sent to Amaya by Deloitte Corporate Finance.

Amaya submitted a non-binding acquisition proposal to Deloitte Corporate Finance on 26 August 2011, which included an offer in the price range of US$2.00 to US$2.15 per ordinary share of CryptoLogic, subject to confirmatory due diligence. Amaya’s non-binding acquisition proposal was one of four expressions of interest received by CryptoLogic. Such expressions of interest were considered by the CryptoLogic Board at a meeting held on 26 August 2011. The two parties, one of which was Amaya, which submitted the expressions of interest considered most attractive by the CryptoLogic Board, were invited to meet with the senior management of CryptoLogic to discuss its business in more detail with the intention of seeking improved expressions of interest.

On 13 September 2011, additional supplemental updates to the preliminary information package were sent to Amaya by Deloitte Corporate Finance.

Senior management of CryptoLogic made a presentation to David Baazov and Daniel Sebag, Amaya’s Chief Financial Officer, on 27 September 2011, which included its analysis and response to Amaya’s expression of interest.

At a meeting of the CryptoLogic Board held on 7 November 2011, the CryptoLogic Board concluded that none of the expressions of interest delivered to date was at a level capable of being recommended by the CryptoLogic Board to CryptoLogic Shareholders and Deloitte Corporate Finance was requested to continue discussions with the interested parties with a view to increasing the level of indicative offers.

At a meeting on 23 November 2011 in London Heathrow airport between David Baazov, David Gavagan, Huw Spiers and Ian Price, proposed pricing of US$2.35 per ordinary share of CryptoLogic was discussed.

Following receipt of revised expressions of interest, a further meeting of the CryptoLogic Board was held on 24 November 2011. At such meeting, the CryptoLogic Board resolved that discussions with Amaya should continue in order to explore whether an offer for the entire issued share capital of CryptoLogic might be forthcoming.

During a telephone call on 24 November 2011, between David Baazov and David Gavagan, pricing of US$2.35 to US$2.385 per ordinary share of CryptoLogic was discussed.

Following receipt of Amaya’s revised non-binding acquisition proposal on 5 December 2011, the CryptoLogic Board held a meeting on 6 December 2011 at which it reviewed such proposal and directed Deloitte Corporate Finance to seek further amendments thereto.

The CryptoLogic Board reconvened on 12 December 2011 to review an updated non-binding acquisition proposal received on 12 December 2011 from Amaya and directed Deloitte Corporate Finance to seek further amendments thereto.

During a telephone call on 14 December 2011 between David Baazov and David Gavagan, a price range of US$2.50 to US$2.535 per ordinary share of CryptoLogic was discussed.

The CryptoLogic Board reconvened on the evening of 14 December 2011 to review another updated non-binding acquisition proposal received earlier that day from Amaya and directed Deloitte Corporate Finance to seek final amendments thereto.

On the morning of 15 December 2011, the CryptoLogic Board held a meeting to review an updated non-binding acquisition proposal and approve a related press release in order to comply with Rule 2.4 of Code.

On 15 December 2011, CryptoLogic announced a possible offer by Amaya for CryptoLogic at a value of US$2.50 per CryptoLogic Share, in cash, which was subject to, inter alia, completion of confirmatory due diligence, the unanimous recommendation by the CryptoLogic Board and confirmation by Amaya that it has sufficient funds to complete such offer (the “Possible Offer Announcement”).

Between 15 December 2011 and 31 January 2012: (a) CryptoLogic and Amaya, together with their legal and financial advisers, negotiated the Announcement that set out the terms of the Proposed Transaction, including a revised price (to the price per CryptoLogic Share set out in the Possible Offer Announcement) of US$2.535 per CryptoLogic Share and the terms and conditions to the Offer; (b) Amaya secured access to equity financing for the Offer, through a private placement of special warrants in the amount of C$28,750,000, consisting of a bought deal offering of C$25,000,000 which closed on 18 January 2012 and the related over-allotment option of C$3,750,000 which Canaccord Genuity Corp., on behalf of the underwriters, exercised on 31 January 2012, the proceeds of which are being held in escrow subject to the satisfaction or waiver of all conditions to the Offer prior to 5.00 p.m. Toronto time on 30 April 2012 or, with the consent of Canaccord Genuity Corp., 30 May 2012; and (c) Amaya secured bridge financing from Diocles Capital Inc. in the amount of up to C$5,500,000, which bridge financing will be secured by a moveable hypothec over the assets of Amaya and bear interest at an annual rate of 12 per cent. from the time of its drawdown to its repayment date, expected within 30 days of its drawdown.

On 31 January 2012, the CryptoLogic Board met to consider the Proposed Transaction and the draft Announcement, to receive the financial advice of Deloitte Corporate Finance and the legal advice from its legal advisers and to consider other factors relevant to the Proposed Transaction. Deloitte Corporate Finance spoke to the CryptoLogic Board in respect of the Proposed Transaction and advised the CryptoLogic Board that based on information available as of 31 January 2012, Deloitte Corporate Finance believed it would be able to render the advice, as required by Rule 3 of the Code with respect to the Offer. After further discussion, the CryptoLogic Board, among others, unanimously resolved and determined that the Offer, subject to agreement with Amaya in respect of the terms and conditions set out in the Announcement and Deloitte Corporate Finance providing its advice, as required by Rule 3 of the Code with respect to the Offer: (a) is in the best interests of CryptoLogic and, having been so advised by Deloitte Corporate Finance, is fair and reasonable; and (b) be recommended to CryptoLogic Shareholders as fair and reasonable and in the best interests of CryptoLogic once the Offer is formally made via the Offer Document. The CryptoLogic Board also unanimously resolved that a committee of the CryptoLogic Board, consisting of David Gavagan and Thomas Byrne, be appointed with full authority to do all such things as might seem to the committee to be necessary or expedient in connection with the Proposed Transaction, including approving the formal Announcement.

On 2 February 2012, Deloitte Corporate Finance delivered a consent letter to the CryptoLogic Board, consenting to the inclusion of its name and references thereto in the form and context in which they appear in the Announcement.

The Announcement, which sets out the terms and conditions of the Offer and the support of the CryptoLogic Board, was issued on 2 February 2012.

On 17 February 2012, Deloitte Corporate Finance delivered a consent letter to the CryptoLogic Board, consenting to the inclusion of its name and references thereto in the form and context in which they appear in the Offer Document.

The CryptoLogic Board considers that, as a result of the actions undertaken since August 2010, CryptoLogic is well-positioned to deliver growth. However, the CryptoLogic Board also recognises that the current economic and gaming industry outlook remains uncertain and equity markets continue to exhibit considerable volatility. In addition, following a lengthy strategic review process, assisted by Deloitte Corporate Finance, only four expressions of interest were received for the CryptoLogic Shares or parts of CryptoLogic. It is against this background that the CryptoLogic Board has considered the Offer.

In forming a view on the terms of the Offer, the CryptoLogic Board has considered:

•	the expressions of interest received through the strategic review process;

•

the fact that the Offer provides CryptoLogic Shareholders with the opportunity to realise the whole of their investment in cash at a value, representing a premium of approximately 55 per cent. to the closing price of the CryptoLogic Shares on NASDAQ on 14 December 2011 being the last Business Day prior to the Possible Offer Announcement, which they might not otherwise obtain in the short-to-medium term;

•	the current economic outlook, including the volatility of the equity markets and the share price performance of the CryptoLogic Shares;

•	the risks inherent in implementing CryptoLogic’s strategy;

•	the continued uncertainty in relation to the worldwide regulatory environment for companies such as CryptoLogic that operate in the gaming industry; and

•	the competitive threat from larger participants in the gaming sector.

On the basis of the factors outlined above, and the advice of Deloitte Corporate Finance, the CryptoLogic Board considers the terms of the Offer to be fair and reasonable and unanimously recommends that CryptoLogic Shareholders accept the Offer. In providing advice to the CryptoLogic Board, Deloitte Corporate Finance has taken into account the commercial assessments of the CryptoLogic Board.

4.	Current trading and prospects

For the nine months ended 30 September 2011, CryptoLogic reported total revenues of US$20.2 million, income before income taxes of US$1.3 million and net assets of US$18.7 million. Since that time, CryptoLogic has continued to trade in line with the CryptoLogic Directors’ expectations.

In December 2011, CryptoLogic received notification from tax authorities that the tax audits for 2006 and 2007 had been completed with no significant errors and no requirement to reassess the tax filings for those years. CryptoLogic had previously recorded accruals against potential tax liabilities in respect of those years. The CryptoLogic Board believes that those accruals are no longer required and are reviewing the appropriate accounting treatment with CryptoLogic’s auditors and tax advisers. A release of these accruals would lead to a benefit to the consolidated statement of comprehensive income of CryptoLogic of up to US$3,700,000 in the year ended 31 December 2011, without any further cash benefit.

On 4 January 2012, CryptoLogic announced that it had acquired, for nominal consideration, the Maltese online gaming licenses for InterCasino from OIGE, a long-standing customer of CryptoLogic’s fully hosted online casino platform. The transfer of the licenses was cleared by the Maltese Lotteries & Gaming Authority. On 8 February 2012, CryptoLogic announced that it had signed a multi-year licensing agreement to provide a portfolio of CryptoLogic’s games to the Société du jeu virtuel du Québec, the online gaming division of the provincial state lottery corporation Loto-Québec, known as Espacejeux.

As set out above, the CryptoLogic Directors consider that there is continued uncertainty in relation to the worldwide regulatory environment for companies such as CryptoLogic that operate in the gaming industry and that CryptoLogic continues to face a competitive threat from larger participants in the gaming sector.

Your attention is drawn to the financial information in respect of the CryptoLogic Group incorporated by reference into this Offer Document as set out in Part 5.

5.	Undertakings to accept the Offer

Amaya has received undertakings to accept or procure the acceptance of the Offer in respect of a total of 2,059,580 CryptoLogic Shares, representing, in aggregate, approximately 14.90 per cent. of CryptoLogic’s issued share capital at the date of this Offer Document. These undertakings include irrevocable undertakings given by the CryptoLogic Directors, who beneficially own CryptoLogic Shares representing in aggregate 11,000 CryptoLogic Shares (approximately 0.08 per cent. of the issued share capital of CryptoLogic at the date of this Offer Document).

Further details of these irrevocable undertakings to accept the Offer are set out in paragraph 3 of Part 6 of this Offer Document.

6.	Management, employees and locations

As disclosed in paragraph 13 of the letter from the Chairman of Amaya in Part 2 of this Offer Document, “the Amaya Board attaches great importance to the skills, experience and industry knowledge of the existing management and employees of CryptoLogic. The Amaya Board confirms that, upon the Offer becoming or being declared wholly unconditional, the existing contractual and statutory employment rights, including in relation to pensions, of all CryptoLogic employees will continue to be fully safeguarded.”

The CryptoLogic Board notes Amaya’s comments that it will seek to derive cost synergies where appropriate and that operational synergies may be achieved through some headcount reductions in support functions of the enlarged group.

The CryptoLogic Board further notes Amaya’s comments that it may seek to consolidate operations in jurisdictions where Amaya and CryptoLogic each have offices including Malta, Canada and Singapore.

Based on discussions with Amaya to date, the CryptoLogic Board considers that implementation of the Offer may lead to a reduction in CryptoLogic’s current headcount, especially in areas relating to CryptoLogic’s listed status in the United Kingdom, the United States and Canada. In addition, the CryptoLogic Board has considered that Amaya may seek to rationalise offices in jurisdictions where there is overlap between the two businesses.

The CryptoLogic Board has considered the effects of implementation of the Offer on all the Company’s interests and Amaya’s stated plans for the businesses, as well as the likely repercussions on employment and locations of the Company’s business and believes that these are in the long-term interests of the business within the enlarged group.

In accordance with the requirements of Rule 2.12 of the Code, CryptoLogic has made available to employees a copy of the Possible Offer Announcement and the Announcement and has informed employees of the right of employee representatives under Rule 25.9 of the Code to require that a separate opinion of the employee representatives on the effects of the Offer on employment be appended of this Offer Document. As at the date of publication of this Offer Document, no such opinion has been provided. If and to the extent that CryptoLogic is provided with such an opinion after the date of publication of this Offer Document, CryptoLogic will publish that opinion in accordance with the requirements of Rule 25.9 of the Code.

7.	CryptoLogic Stock Option Scheme

The Offer extends to all CryptoLogic Shares which are unconditionally allotted or issued to satisfy the exercise of options granted or the vesting of awards under the CryptoLogic Stock Option Scheme on or before the date on which the Offer closes (or such earlier date as Amaya may, subject to the Code, decide).

Amaya intends to make appropriate proposals to holders of CryptoLogic Options which have been granted under the CryptoLogic Stock Option Scheme in due course.

8.	Exchangeable Shares

The Offer is made only for CryptoLogic Shares, and is not made for any Exchangeable Shares. The Offer extends to all CryptoLogic Shares unconditionally issued on the date of the Offer, together with any and all CryptoLogic Shares which are unconditionally issued pursuant to the exchange (retraction) of Exchangeable Shares at or prior to the Record Date.

Amaya, CryptoLogic and CEC have made arrangements with Equity Financial Trust Company, the Canadian transfer agent of CryptoLogic and CEC, such that Exchangeable Shareholders wishing to participate in the Offer may provide: (i) a notice of conditional exchange (retraction) to CEC in respect of their Exchangeable Shares; and (ii) anticipatory instructions to tender, to the Offer, any CryptoLogic Shares issued upon such conditional exchange (retraction) of Exchangeable Shares. The conditional exchange (retraction) of Exchangeable Shares will be effective only upon the Offer becoming wholly unconditional. In the event that the Offer does not become wholly unconditional, any notice of conditional exchange (retraction) will be deemed null and void and Exchangeable Shares will be returned to the holder thereof. Notwithstanding the foregoing, Exchangeable Shareholders remain free to unconditionally exchange their Exchangeable Shares for CryptoLogic Shares at any time and tender such CryptoLogic Shares to the Offer.

Where the Offer is declared wholly unconditional and subject to applicable law and regulation, Amaya has stated that it anticipates that the CEC Board would require the mandatory exchange (redemption) of all outstanding Exchangeable Shares for CryptoLogic Shares pursuant to the provisions attaching to the Exchangeable Shares. Any CryptoLogic Shares issued as a result of such exchange could also be tendered to the Offer during the Subsequent Acceptance Period or, to the extent not so tendered, acquired by Amaya as part of any compulsory acquisition procedure referred to below.

9.	Cancellation of Listings and Trading

Your attention is drawn to paragraph 9 of the letter from the Chairman of Amaya in Part 2 of this Offer Document in relation to Amaya’s intentions with regard to de-listing and cancellation of trading in CryptoLogic Shares if the Offer is declared wholly unconditional.

Such cancellation and de-listing would significantly reduce the liquidity and marketability of any CryptoLogic Shares in respect of which the Offer has not been accepted at that time.

10.	Compulsory acquisition of CryptoLogic Shares

Your attention is drawn to paragraph 10 of the letter from the Chairman of Amaya in Part 2 of this Offer Document which sets out Amaya’s intention to pursue a compulsory acquisition procedure to enable Amaya or an affiliate of Amaya to acquire all CryptoLogic Shares not tendered under the Offer.

11.	Taxation

Your attention is drawn to the section header “Taxation” in paragraph 14 of the letter from the Chairman of Amaya in Part 2 of this Offer Document. If you are in any doubt about your own tax position or if you are subject to taxation in any jurisdiction other than Canada, the United Kingdom or the United States you should consult an appropriately qualified independent professional adviser immediately.

12.	Timing

The Offer is initially open for acceptance until 3.00 p.m. (London time) (10.00 a.m. Toronto time) on 28 March 2012, which is the earliest date on which the Offer may close for acceptance. Accordingly, you should return your Form of Acceptance (along with your share certificate(s) or other documents of title) or make an Electronic Acceptance, as appropriate, by such time.

Please refer to Section B of Part 3 of this Offer Document for certain terms of the Offer, including the circumstances in which Amaya may extend the Offer.

13.	Action to be taken to accept the Offer

Your attention is drawn to paragraphs 15 and 24 of the letter from the Chairman of Amaya in Part 2 of this Offer Document, the whole of Part 3 of this Offer Document and, in respect of CryptoLogic Shares held in certificated form, to the accompanying Form of Acceptance, which together contain the full terms and conditions of the Offer and, in particular, set out the procedure for acceptance of the Offer.

Your decision as to whether to accept the Offer will depend upon your individual circumstances. If you are in any doubt as to the action you should take, you should seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser authorised under the Financial Services and Market Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

14.	Further information

Your attention is drawn to the letter from the Chairman of Amaya in Part 2 of this Offer Document, to the whole of Part 3 of this Offer Document and (if your CryptoLogic Shares are held in certificated form) to the accompanying Form of Acceptance. Part 3 of this Offer Document and the Form of Acceptance contain material information which may not be summarised elsewhere in this Offer Document.

15.	Recommendation

The CryptoLogic Board, which has been so advised by Deloitte Corporate Finance, considers the terms of the Offer to be fair and reasonable. In providing advice to the CryptoLogic Board, Deloitte Corporate Finance has taken into account the commercial assessments of the CryptoLogic Board.

Accordingly, the CryptoLogic Board unanimously recommends that CryptoLogic Shareholders accept the Offer, as those CryptoLogic Directors who hold an interest in CryptoLogic Shares have irrevocably undertaken to do (or procure to be done) in respect of their own beneficial holdings of CryptoLogic Shares which amount to 11,000 CryptoLogic Shares in aggregate (representing 0.08 per cent. of the issued share capital of CryptoLogic at the date of this Offer Document).

Yours faithfully

David Gavagan

Chairman and Interim CEO

for and on behalf of

CryptoLogic Limited

PART 2

LETTER FROM CHAIRMAN OF AMAYA TO CRYPTOLOGIC SHAREHOLDERS

7600 Trans-Canada Highway

Pointe-Claire

Quebec, Canada

H9R 1C8

Incorporated in Quebec with number 1162017413

17 February 2012

To: CryptoLogic Shareholders and, for information only, to CryptoLogic Exchange Corporation Exchangeable Shareholders and CryptoLogic Option Holders

Dear Sir or Madam,

Recommended Cash Offer by Amaya Gaming Group Inc. for CryptoLogic Limited

1.	Introduction

On 2 February 2012, the boards of Amaya and CryptoLogic announced the terms of a recommended all cash Offer to be made by Amaya to acquire the entire issued and to be issued ordinary share capital of CryptoLogic (the “Offer”) to the extent that such is not already owned by Amaya.

Your attention is drawn to the letter of recommendation from David Gavagan, the Chairman and Interim CEO of CryptoLogic, in Part 1 of this Offer Document, which sets out the reasons why the CryptoLogic Board, which has been so advised by Deloitte Corporate Finance, considers the terms of the Offer to be fair and reasonable and why the CryptoLogic Board unanimously recommends that CryptoLogic Shareholders accept the Offer in respect of all their CryptoLogic Shares. In providing advice to the CryptoLogic Board, Deloitte Corporate Finance has taken into account the commercial assessments of the CryptoLogic Board.

This letter contains the formal Offer by Amaya. It should be read in conjunction with the rest of this Offer Document (which contains financial information on Amaya and CryptoLogic and certain additional information) and the Form of Acceptance.

Unless otherwise defined in this Offer Document, capitalised terms used but not defined have the meanings set out in Part 7. Any reference to the “issued share capital of CryptoLogic” assumes the exchange of all of the outstanding Exchangeable Shares, in accordance with their terms, for CryptoLogic Shares.

The procedure for acceptance of the Offer is set out in paragraph 15 below.

2.	Summary of the Offer

Amaya hereby offers to acquire, on the terms and subject to the conditions set out in this Offer Document, the Form of Acceptance (in respect of CryptoLogic Shares held in certificated form), and on such further terms that may be required to comply with the provisions of the law of Guernsey, the Code, Canadian securities laws and United States securities laws, all of the issued and to be issued CryptoLogic Shares on the following basis:

for each CryptoLogic Share	US$2.535 (£1.606*) (C$2.543**) in cash

*	Based on a currency exchange rate of US$1.5784 to £1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of this Offer Document).
**	Based on a currency exchange rate of US$0.9967 to C$1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 (the last Business Day prior to the date of this Offer Document).

The Offer values the issued share capital of CryptoLogic, including CryptoLogic Shares issuable upon the exercise of CryptoLogic Options, at approximately US$35,817,144 (£22,692,058 and C$35,935,732, based on the Bloomberg Rates set forth above).

The Offer Price represents a premium of approximately:

•	55 per cent. to the closing price of US$1.64 per CryptoLogic Share on NASDAQ on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement; and

•	59 per cent. to the volume weighted average closing price of approximately US$1.59 per CryptoLogic Share on NASDAQ for the 20 days prior to the date of the Possible Offer Announcement.

The Offer Price represents a premium of 56 per cent. and 105 per cent. to the closing price per CryptoLogic Share on the TSX and the London Stock Exchange, respectively, on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement using exchange rates of US$0.9642 to C$1.00 and US$1.5486 to £1.00 as of such date.

The Offer extends, subject to its terms and conditions, to all the CryptoLogic Shares which are unconditionally issued on the date on which the Offer is made and to such further CryptoLogic Shares (if any) which are unconditionally issued at or prior to the Record Date. The Offer is not being made in respect of the 971,629 CryptoLogic Shares already held by Amaya (the “Amaya Shares”), representing approximately 7.03 per cent. of the issued share capital of CryptoLogic at the date of this Offer Document.

The Offer is made only for CryptoLogic Shares and is not made for any CryptoLogic Options, Exchangeable Shares or other rights to be issued such shares. Any holder of such CryptoLogic Options or other rights to be issued CryptoLogic Shares who wishes to participate in the Offer must exercise the CryptoLogic Options or other rights to be issued CryptoLogic Shares. In respect of Exchangeable Shares, working alongside Amaya, CryptoLogic and CEC have made arrangements with Equity Financial Trust Company, the Canadian transfer agent of CryptoLogic and CEC, to allow Exchangeable Shareholders to provide: (i) a notice of conditional exchange (retraction) to CEC in respect of their Exchangeable Shares; and (ii) anticipatory instructions to tender any CryptoLogic Shares issued upon the conditional exchange (retraction) of the Exchangeable Shares to the Offer. A conditional exchange (retraction) of Exchangeable Shares will be effective only upon the Offer becoming wholly unconditional. Notwithstanding the foregoing, Exchangeable Shareholders remain free to unconditionally exchange their Exchangeable Shares for CryptoLogic Shares at any time and tender such CryptoLogic Shares to the Offer. For more detailed information, refer to paragraph 16 of Part 2.

The CryptoLogic Shares which are subject to the Offer will be acquired by Amaya on the basis that: (i) the disposing party has the right to dispose thereof; (ii) the disposing party will do all it reasonably can to give the title it purports to give; (iii) they are whole; (iv) they are fully paid and (v) they are free from all Encumbrances and any other third party rights and/or interests of any nature whatsoever and together with all rights now or hereafter attaching or accruing to them including, the right to receive in full and retain all dividends and other distributions (if any) announced, declared, made or paid on or after the date of the Announcement (being 2 February 2012). The Conditions and further terms of the Offer are set out in Part 3 of this Offer Document and in the accompanying Form of Acceptance.

CryptoLogic Shareholders may receive their consideration in US$, C$ or in £. Unless a CryptoLogic Shareholder specifically elects to receive C$ or £, the CryptoLogic Shareholder will receive consideration in US$. If a CryptoLogic Shareholder elects to receive C$ or £, the amount payable to such CryptoLogic Shareholder will be calculated by reference to the applicable Bloomberg Rate at 5.00 p.m. (London time) on the date that is the latest reasonably practicable date for fixing such rate prior to the relevant payment date. CryptoLogic Shareholders who hold their shares electronically in CDS, DTC or CREST should note that these systems will not accommodate payment in all currencies. Any CryptoLogic Shareholder who holds CryptoLogic Shares through a participant of CDS or DTC and who wishes to receive payment in £ should immediately call the participant through which they hold their CryptoLogic Shares to withdraw their shares from the applicable system. Any CryptoLogic Shareholder who holds CryptoLogic Shares through CREST and who wishes to receive C$ should note that settlement of the Offer Price will be effected by cheque rather than through CREST. No commission will be charged for using this facility. Paragraph 19 of this Part 2 contains further details of this facility.

3.	Undertakings to Accept the Offer

Amaya has received irrevocable undertakings to accept the Offer from certain CryptoLogic Shareholders outside the United States, in respect of a total of 2,059,580 CryptoLogic Shares, representing, in aggregate, approximately 14.90 per cent. of the issued share capital of CryptoLogic at the date of this Offer Document. The CryptoLogic Shares subject to an undertaking will be purchased in the Offer and, consequently, count towards satisfying the minimum acceptance condition under the Code. Acceptance of the Offer in respect of CryptoLogic Shares that are the subject of such undertakings will represent tenders subject to both the terms and conditions of the Offer and the Code. Such CryptoLogic Shareholders will receive their consideration at the same time as the other CryptoLogic Shareholders that accept the Offer during the Initial Acceptance Period and will not receive any consideration other than that offered pursuant to the Offer.

Further details of these irrevocable undertakings are set out in paragraphs (a) and (b) below.

(a)	Directors’ Irrevocable Undertakings

Each CryptoLogic Director who beneficially owns CryptoLogic Shares has irrevocably undertaken to accept (or procure acceptance of) the Offer in respect of his entire beneficial holdings, as set out below, representing, in aggregate, 11,000 CryptoLogic Shares and approximately 0.08 per cent. of the issued share capital of CryptoLogic at 16 February 2012 (the last Business Day prior to the date of this Offer Document). These irrevocable undertakings were entered into on 1 February 2012. The terms of these irrevocable undertakings will continue to be binding in the event that a higher competing offer is made for CryptoLogic and will only cease to be binding in the event that the Offer lapses or is withdrawn.

Director	Number of CryptoLogic Shares	Percentage of the issued share capital of CryptoLogic	Number of CryptoLogic Options
Thomas Byrne	8,000	0.06	Nil
David Gavagan	3,000	0.02	Nil

(b)	Other Undertakings

Undertakings have been received from certain CryptoLogic Shareholders (other than CryptoLogic Directors) to accept (or procure the acceptance of) the Offer in respect of their beneficial holdings of CryptoLogic Shares, as set out below, representing, in aggregate, 2,048,580 CryptoLogic Shares and approximately 14.82 per cent. of the issued share capital of CryptoLogic at 16 February 2012 (the last Business Day prior to the date of this Offer Document). All of these undertakings were entered into on 1 February 2012. The terms of these undertakings will not continue to be binding in the event that certain higher competing offers are made for CryptoLogic. In the case of Jemekk Capital Management Inc. and Birkenshaw & Company Ltd., such competing offer must be at least 10 per cent. over the cash consideration under the Offer and must be unanimously recommended by the CryptoLogic Board. In the case of K2 & Associates Investment Management Inc. (“K2”), such competing offer must be, in the reasonable opinion of K2, an improvement on the value of the consideration under the Offer. In each case, Amaya will have an opportunity to match such competing offer, within 5 Business Days thereof, and if it does so match, the undertaking will remain in force.

CryptoLogic Shareholder	Number of CryptoLogic Shares	Percentage of the issued share capital of CryptoLogic
Jemekk Capital Management Inc.	177,285	1.28
Birkenshaw & Company Ltd.	775,937	5.61
K2 & Associates Investment Management Inc.	1,095,358	7.93

In addition, K2 has undertaken (on the same terms as in respect of its beneficial holding of CryptoLogic Shares) to participate in (or procure the participation in) the Offer in respect of its beneficial holding of CryptoLogic Shares which will be issued upon the exchange of its holding of 10,600 Exchangeable Shares, representing, in aggregate, approximately 0.08 per cent. of the issued share capital of CryptoLogic as at 16 February 2012 (the last Business Day before the date of this Offer Document).

Acceptance of the Offer in respect of CryptoLogic Shares that are the subject of such undertakings will represent tenders subject to both the terms and conditions of the Offer and the Code. Such CryptoLogic Shareholders will receive their consideration at the same time as the other CryptoLogic Shareholders that accept the Offer during the Initial Acceptance Period and will not receive any consideration other than that offered pursuant to the Offer.

4.	Background to and Reasons for the Offer

(a)	Background to the Offer

One of the key mandates of the Amaya Board is to continually investigate opportunities to enhance value for the shareholders of Amaya, including identifying, pursuing and implementing strategic transactions with other significant industry participants.

David Baazov, Amaya’s President and CEO, met with David Gavagan, CryptoLogic’s Chairman and interim Chief Executive Officer, and Ian Price, CryptoLogic’s Group Head of Business Development, on 12 January 2011 in London Heathrow airport to discuss joint commercial opportunities. During that meeting, Mr. Baazov suggested a potential acquisition of CryptoLogic (the “Proposed Transaction”) and a potential price range of US$2.00 to US$2.45 per ordinary share of CryptoLogic.

Following this initial meeting, the Proposed Transaction was presented to the Amaya Board during a meeting held on 19 January 2011. The presentation included potential strategic advantages of the Proposed Transaction, the nature and extent of the discussion held between the senior management of Amaya and CryptoLogic and the benefits of continuing discussions. Following this presentation, the Amaya Board authorised senior management to continue to investigate and pursue the Proposed Transaction.

On 20 January 2011, David Baazov sent a letter of interest to David Gavagan indicating that the Amaya Board had authorised Amaya’s senior management to pursue discussions regarding the Proposed Transaction and to negotiate the terms of the Proposed Transaction, subject to the completion of due diligence and further input from the Amaya Board. To engage formally in such negotiations and diligence efforts, Mr. Baazov indicated that Amaya was interested in entering into a non-binding letter of intent with CryptoLogic and would prepare and deliver a draft of the letter to the CryptoLogic Board.

On 21 January, 2011, David Gavagan delivered a response to David Baazov’s letter on behalf of CryptoLogic, indicating that the Proposed Transaction had been discussed with the CryptoLogic Board and that the CryptoLogic Board planned to seek professional advice in respect of the matters raised in Mr. Baazov’s letter.

Discussions concerning confidentiality and standstill matters ensued between Amaya and CryptoLogic and, on 8 March, 2011, they entered into a confidentiality agreement in connection with the Proposed Transaction, which included a standstill provision. On 8 March, 2011, Amaya engaged Canaccord Genuity to act as its financial adviser in connection with the Proposed Transaction. Issues emerged causing Amaya to reconsider the benefit of continuing negotiations with respect to the Proposed Transaction at that time, including, among others, concerns with CryptoLogic’s corporate structure and its multiple stock-exchange listings, other strategic transactions being pursued by Amaya concurrently with the Proposed Transaction and the restrictive nature of the standstill provision in its confidentiality agreement with CryptoLogic. Subsequent to the filing of a Schedule 13G/A with the SEC by Thousand Hills Limited on 18 March 2011, in which Thousand Hills Limited disclosed acquisitions of ordinary shares of CryptoLogic resulting in the beneficial ownership of more than 10 per cent. of then-outstanding ordinary shares of CryptoLogic, Amaya expressed a desire to CryptoLogic for the removal of the standstill restrictions agreed to in its confidentiality agreement with CryptoLogic. Further, on 25 March 2011, CryptoLogic announced that: (a) its strategic review was at an early stage and it would consider a number of strategic options, including the possibility of an offer being made for CryptoLogic or a disposal of part of the business; and (b) Deloitte Corporate Finance had been appointed to assist therewith. In light of the foregoing, following a telephone discussion between David Baazov and David Gavagan and at the request of Amaya, the parties terminated their confidentiality agreement on 25 March 2011.

Following the termination of the confidentiality agreement between Amaya and CryptoLogic, Amaya decided to move its focus away from CryptoLogic while it was under strategic review. Although at that point, Amaya deemed CryptoLogic a secondary alternative as an acquisition target, Amaya decided to strategically position itself to assess the impact of CryptoLogic’s disclosed strategic review and, despite its decision to discontinue negotiations with CryptoLogic at that time, Amaya continued to view a relationship with CryptoLogic as advantageous to its growth strategy and so Amaya began to acquire ordinary shares of CryptoLogic on the open market during the period beginning at the end of March 2011 and ending at the start of May 2011.

On 1 April 2011, Amaya filed a Public Opening Position Disclosure, on Form 8.3 on the Regulatory Information Service (“RIS”), disclosing that it had acquired approximately 3.2 per cent. of then-outstanding ordinary shares of CryptoLogic. Between 5 April 2011 and 10 May 2011, Amaya filed a series of Public Dealing Disclosures, on Form 8.3 on the RIS, disclosing that it had acquired additional ordinary shares of CryptoLogic, ultimately holding approximately 7.52 per cent. of then-outstanding ordinary shares of CryptoLogic.

For purposes of complying with US disclosure obligations, Amaya filed a Schedule 13D with the SEC on 15 April 2011, disclosing that it held approximately 5.05 per cent. of then-outstanding ordinary shares of CryptoLogic and that it had acquired ordinary shares of CryptoLogic in order to facilitate a possible strategic transaction with CryptoLogic. A Schedule 13D/A was subsequently filed by Amaya on 6 May 2011, in which Amaya disclosed that it had acquired additional ordinary shares of CryptoLogic and that it held approximately 7.44 per cent. of then-outstanding ordinary shares of CryptoLogic.

Amaya continued to monitor the business and affairs of CryptoLogic, including its financial performance and the status of its discussions with other possible strategic partners, as both a CryptoLogic Shareholder and an interested possible strategic partner of CryptoLogic.

Prompted by market conditions, Amaya determined that resuming discussions with CryptoLogic on the Proposed Transaction would be of benefit to Amaya shareholders. At the end of May 2011, Amaya contacted CryptoLogic to resume discussions with respect to the Proposed Transaction. On 27 May 2011, CryptoLogic sent to Amaya a new confidentiality agreement signed by CryptoLogic in connection with the Proposed Transaction, as more fully described in paragraph 8 of Part 2 of this Offer Document. On 7 July 2011, Amaya returned a signed copy of such new confidentiality agreement dated 6 July 2011 to CryptoLogic.

On 8 July 2011, Deloitte Corporate Finance, as financial adviser to CryptoLogic, provided Amaya with a preliminary information package summarising information on CryptoLogic’s business and operations, indicating that in the event Amaya was interested in pursuing the Proposed Transaction at that time, Amaya should deliver an indicative offer by 26 August 2011.

On 12 August 2011, supplemental updates to the preliminary information package were sent to Amaya by Deloitte Corporate Finance.

Consequently, Amaya submitted a non-binding acquisition proposal to Deloitte Corporate Finance on 26 August 2011, which included an offer in the price range of US$2.00 to US$2.15 per ordinary share of CryptoLogic, subject to confirmatory due diligence.

On 13 September 2011, additional supplemental updates to the preliminary information package were sent to Amaya by Deloitte Corporate Finance.

Following a presentation from CryptoLogic’s senior management to David Baazov and Daniel Sebag, Amaya’s Chief Financial Officer, on 27 September 2011, which included its analysis and response to Amaya’s acquisition proposal, Amaya senior management discussed the valuation methodologies used in both its acquisition proposal and CryptoLogic’s management presentation and decided to formally revise its offer to US$2.35 per ordinary share of CryptoLogic.

At a meeting on 23 November 2011 in London Heathrow airport between David Baazov, David Gavagan, Huw Spiers, CryptoLogic’s Chief Financial Officer, and Ian Price, proposed pricing of US$2.35 per ordinary share of CryptoLogic was discussed.

During a telephone call on 24 November 2011, between David Baazov and David Gavagan, pricing of US$2.35 to US$2.385 per ordinary share of CryptoLogic was discussed.

Amaya provided CryptoLogic a revised non-binding acquisition proposal on 5 December 2011 and was subsequently contacted by Deloitte Corporate Finance, which requested that Amaya make further amendments thereto.

Amaya provided CryptoLogic with an updated non-binding acquisition proposal on 12 December 2011 and was again contacted by Deloitte Corporate Finance, which requested that Amaya make further amendments thereto.

During a telephone call on 14 December 2011 between David Baazov and David Gavagan, a price range of US$2.50 to US$2.535 per ordinary share of CryptoLogic was discussed.

The Amaya Board reconvened on December 14, 2011 and Mr. Baazov presented the terms of an updated non-binding acquisition proposal to the Amaya Directors and informed them that the CryptoLogic Board indicated it would support a possible cash offer for all the issued and outstanding share capital of CryptoLogic at a price of US$2.50 per ordinary share of CryptoLogic, valuing CryptoLogic at approximately $34,500,000 (with a possible increase to US$2.535). The Amaya Directors resolved to authorise senior management to execute the updated non-binding acquisition proposal on the terms presented to it and move forward with the acquisition of CryptoLogic at the revised offer price of US$2.50 per ordinary share of CryptoLogic.

On 15 December 2011, each of Amaya and CryptoLogic announced a possible offer by Amaya for CryptoLogic at a value of US$2.50 per CryptoLogic Share, in cash, which was subject to, inter alia, completion of confirmatory due diligence, the unanimous recommendation by the CryptoLogic Board and confirmation by Amaya that it has sufficient funds to complete such offer (the “Possible Offer Announcement”).

Between 15 December 2011 and 31 January 2012: (a) Amaya and CryptoLogic, together with their legal and financial advisers, negotiated the Announcement that set out the terms of the Proposed Transaction, including a revised price (to the price per CryptoLogic Share set out in the Possible Offer Announcement) of US$2.535 per CryptoLogic Share and the terms and conditions to the Offer; (b) Amaya secured access to equity financing for the Offer, through a private placement of special warrants in the amount of C$28,750,000, consisting of a bought deal offering of C$25,000,000 which closed on 18 January 2012 and the related over-allotment option of C$3,750,000 which Canaccord Genuity Corp., on behalf of the underwriters, exercised on 31 January 2012, the proceeds of which are being held in escrow subject to the satisfaction or waiver of all conditions to the Offer prior to 5.00 p.m. Toronto time on 30 April 2012 or, with the consent of Canaccord Genuity Corp., 30 May 2012; and (c) Amaya secured bridge financing from Diocles Capital Inc. in the amount of up to C$5,500,000, which bridge financing will be secured by a moveable hypothec over the assets of Amaya and bear interest at an annual rate of 12 per cent. from the time of its drawdown to its repayment date, expected within 30 days of its drawdown.

The Announcement, which sets out the terms and conditions of the Offer and the support of the CryptoLogic Board, was issued on 2 February 2012.

(b)	Reasons for the Offer

Amaya’s strategy is to expand its capabilities, through organic investment and, where necessary, acquisition, to create a compelling solution for its customers.

Amaya is familiar with CryptoLogic’s business and has monitored its progress over the past few years with interest. The Amaya Directors believe there is a strong strategic fit between Amaya and CryptoLogic and that CryptoLogic would be well placed to serve and expand its customer base as part of the Amaya Group. In particular, the Amaya Directors’ believe that:

•	CryptoLogic’s software and services offerings will provide an immediate complement to Amaya’s gaming entertainment solutions platform;

•	the acquisition will provide immediate access to CryptoLogic’s high quality European client base; and

•

there are potential meaningful cost synergies (further details of which can be found in paragraph 13 of this Part 2) from combining two public company infrastructures into one, as well as leveraging best practices.

CryptoLogic’s international capabilities, existing customer relationships, together with the breadth and scale of Amaya’s business, provide a strong platform to maximize the potential of CryptoLogic’s business. The Amaya Directors believe that being part of the Amaya Group will enable CryptoLogic to better capitalise on opportunities in the market, while the Offer allows CryptoLogic Shareholders to realise a large cash premium to the share price prior to the Possible Offer Announcement.

5.	Information on Amaya

Amaya is a publicly traded company incorporated in the Canadian province of Quebec governed by the Business Corporations Act (Quebec) with number 1162017413 and listed on the TSX Venture Exchange under the symbol “AYA”.

Amaya holds 971,629 CryptoLogic Shares representing approximately 7.03 per cent. of the issued share capital of CryptoLogic at the date of this Offer Document (the “Amaya Shares”).

The Amaya Group is engaged in the design, development, manufacture, distribution and sale of technology-based gaming solutions for the regulated gaming industry worldwide. Amaya Group’s objective is to become the leading commercial provider of technology-based gaming solutions to the regulated gaming industry, by delivering market leading solutions and services, with a steadfast commitment to the highest levels of integrity, responsibility and growth. Amaya’s primary products, Diversified Gaming Solutions, provide services and systems to casino and gaming industry operators as well hospitality industry participants. These solutions include the Insync Platform and the Amaya Game Library, the PokerMate™® product line and the Mosino hospitality entertainment gaming platform. Additionally, the Amaya Group provides a fully range of customisable lottery software solutions, technologies and data communication services to government sponsored and privately operated online, instant, SMS and traditional lotteries in regulated and controlled gaming jurisdictions.

The Amaya Group’s solutions are designed to improve gaming operator profitability, productivity and security while providing players with popular and cutting-edge gaming entertainment content and maximising their playing experience, and as such, its diversified gaming solutions are continuing to gain significant traction and interest from an increasing number of gaming operators, governments and participants in the hospitality industry. The lottery gaming systems are experiencing significant growth that is stimulating demand from various governments and licensed lottery operators. Amaya continues to develop gaming solutions and services for the markets it currently serves as well as to address new domestic and international opportunities and is leveraging its online-gaming platform and content to expand its foot-print in the global online gaming market. Amaya’s management believes it is at the forefront of an emerging market and incremental investments in research and development, marketing and infrastructure will support its growing initiatives.

Further information on Amaya is set out in Part 4 of this Offer Document.

6.	Information on CryptoLogic

To Amaya’s knowledge based on publicly available information, CryptoLogic was founded in 1995 and is a developer and supplier of internet gaming software. Through its subsidiary companies WagerLogic and Gaming Portals Limited, CryptoLogic provides software licensing for its Internet gaming software, e-cash systems, support, customer support and marketing support services and other services to third-party gaming operators and licensees.

CryptoLogic launched its first licensee, InterCasino, in 1996. Since that time, CryptoLogic has agreed deals with several other online casino and online poker rooms and as part of its commitment to safe and responsible gambling, it prohibits its licensees from taking any wagers from US residents and restricts registration and game play from residents of prohibited jurisdictions generally.

In January 2012, CryptoLogic acquired, for nominal consideration, the Maltese online gaming licenses for InterCasino from OIGE, a long-standing customer of the CryptoLogic fully hosted online casino platform.

CryptoLogic listed on the TSX (CRY) in 1998 and on NASDAQ (CRYP) in 2000. In 2003, CryptoLogic Shares began trading on the London Stock Exchange (CRP).

In its audited results for the year ended 31 December 2010, CryptoLogic reported revenues of US$26.0 million (FY2009: US$39.8 million) and loss before minority interest of US$21.9 million (FY2009: loss US$38.5 million). As at 31 December 2010, CryptoLogic’s net assets were US$16.8 million (FY2009: US$36.8 million).

7.	Financing the Offer

The cash consideration payable by Amaya under the terms of the Offer will be funded through a combination of cash on hand and equity and debt financing.

Further to the Possible Offer Announcement, and as announced separately on 15 December 2011 and 10 January 2012, Amaya has secured access to equity financing for the Offer, through a private placement of special warrants in the amount of C$28,750,000, consisting of a bought deal offering of C$25,000,000 which closed on 18 January 2012 and the proceeds of which are being held in escrow subject to the satisfaction or waiver of all conditions to the Offer prior to 5.00 p.m. Toronto time on 30 April 2012 or, with the consent of Canaccord Genuity, 30 May 2012. The underwriters of the bought deal offering were also granted an over-allotment option of C$3,750,000 which Canaccord Genuity, on behalf of the underwriters, exercised on 31 January 2012 to acquire additional special warrants, the proceeds of which are also being held in escrow subject to the satisfaction or waiver of all conditions to the Offer prior to 5.00 p.m. Toronto time on 30 April 2012 or, with the consent of Canaccord Genuity, 30 May 2012.

Amaya has entered into a bridge loan agreement dated 30 January 2012, with Diocles Capital Inc. (“Diocles”) to provide up to C$5,500,000, which bridge financing will be secured by a moveable hypothec over the assets of Amaya and bear interest at an annual rate of 12 per cent. from the time of its drawdown to its repayment date, expected within 30 days of its drawdown.

Amaya’s available cash, the proceeds of the special warrants offering described above and the secured bridge financing from Diocles, provide sufficient funding for the Offer.

Full acceptance of the Offer would result in consideration of US$33,354,065 being payable to the CryptoLogic Shareholders (excluding Amaya) and CryptoLogic Option Holders.

For further information, see paragraph 6 of Part 6.

8.	Offer-Related Arrangements

The following contract is disclosed as an Offer-related arrangement for the purposes of Rule 21.2 of the Code: pursuant to a non-disclosure agreement of 6 July 2011, Amaya has undertaken to keep confidential certain information provided by CryptoLogic to it and its advisers for the purposes of its evaluation and consideration of the proposed Offer and agreed certain restrictions in relation to solicitation of certain of CryptoLogic’s key employees for a period of 12 months from the date of the agreement.

9.	Cancellation of Listings and Trading and Re-Registration

Following the Offer becoming or being declared wholly unconditional and subject to any applicable requirements of the Listing Rules, the rules of the TSX and the rules of NASDAQ and the SEC, Amaya intends to procure that CryptoLogic applies to each of:

(a)	the UK Listing Authority for the cancellation of listing of CryptoLogic Shares on the Official List;

(b)	the London Stock Exchange for the cancellation of admission to trading of CryptoLogic Shares on the Main Market;

(c)	the TSX for the delisting of CryptoLogic Shares from such exchange; and

(d)	the SEC for the delisting of the CryptoLogic Shares from NASDAQ.

Subject to satisfaction of the applicable requirements of the Listing Rules, the rules of the TSX and the rules of NASDAQ and the SEC, Amaya will notify CryptoLogic Shareholders of the anticipated date of such cancellations in due course.

In addition, if the number of CryptoLogic Shareholders falls below 300 holders of record on a worldwide basis or below 300 beneficial holders in the United States, Amaya intends to procure that CryptoLogic files a Form 15F with the SEC to request that its reporting obligations under the US Exchange Act are terminated. Termination of registration of CryptoLogic Shares under the US Exchange Act would substantially reduce the information required to be furnished by CryptoLogic to holders of CryptoLogic Shares and to the SEC and would make certain provisions of the US Exchange Act, such as the requirements of Rule 13e–3 thereunder with respect to “going private” transactions, no longer applicable to CryptoLogic.

If permitted by applicable law, subsequent to the completion of the Offer, Amaya intends to cause CryptoLogic to cease to be a reporting issuer or the equivalent under applicable Canadian securities laws of each province of Canada where CryptoLogic is currently a reporting issuer. The effect of these actions will be that CryptoLogic will no longer be required to publicly file or provide to security holders financial information or timely disclosure with respect to its affairs in Canada.

The rules and regulations of the TSX and the Listing Rules establish certain criteria which, if not met, could lead to the delisting of the CryptoLogic Shares from the TSX and cancellation of listing of CryptoLogic Shares on the Official List. Among such criteria are the number of CryptoLogic Shareholders, the number of CryptoLogic Shares publicly held and the aggregate market value of the CryptoLogic Shares publicly held. Depending on the number of the CryptoLogic Shareholders depositing and the number of CryptoLogic Shares purchased pursuant to the Offer, it is possible that CryptoLogic Shares would fail to meet the criteria for continued listing on such exchanges.

Such cancellations will significantly reduce the liquidity and marketability of any CryptoLogic Shares which have not been acquired by Amaya under the Offer and their value may be affected as a consequence and could also result in adverse tax consequences to Canadian Resident Holders as further described in sub-paragraph 14(a) of this Part 2. Any remaining CryptoLogic Shareholders would become minority shareholders in a majority controlled unlisted company and may be unable to sell their CryptoLogic Shares and there can be no certainty that any dividends or other distributions would be made by CryptoLogic or that CryptoLogic Shareholders would again be offered an opportunity of selling their shares on terms which are equivalent to or no less advantageous than those available under the Offer.

10.	Acquisition of CryptoLogic Shares not Acquired as a Result of the Offer and Mandatory Exchange of Exchangeable Shares

If Amaya declares the Offer wholly unconditional and takes up and pays for CryptoLogic Shares tendered under the Offer and, subject to the applicable threshold described below being met, Amaya’s current intention is that it will pursue a compulsory acquisition to enable Amaya or an affiliate of Amaya to acquire all CryptoLogic Shares not tendered under the Offer. Amaya could avail itself of either the right to compulsory acquisition set forth in Companies Law (Guernsey) or of the right to compulsory acquisition set forth in the CryptoLogic Memorandum and Articles.

There is no assurance that a compulsory acquisition will be completed on the terms described herein or at all, in particular if Amaya, subsequent to the Offer, holds less than the applicable threshold as described below.

The foregoing is a summary only of the right of compulsory acquisition which may become available to Amaya and is qualified in its entirety by the relevant provisions of Companies Law (Guernsey) or of the CryptoLogic Memorandum and Articles, as applicable. These rights of compulsory acquisition are complex and CryptoLogic Shareholders who wish to be better informed about the applicable provisions should consult their legal advisers.

(a)	Mandatory Exchange of the Exchangeable Shares

The provisions attaching to the Exchangeable Shares provide that, upon the occurrence of a CryptoLogic Control Transaction, if the CEC Board determines in good faith in its sole discretion that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such CryptoLogic Control Transaction and that the exchange (redemption) of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such CryptoLogic Control Transaction in accordance with its terms, the CEC Board may exchange (redeem) all of the then outstanding Exchangeable Shares for CryptoLogic Shares at a date as they may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares as the CEC Board may determine to be reasonably practicable in such circumstances.

Where the Offer is declared wholly unconditional and subject to applicable law and regulation, Amaya anticipates that the CEC Board would require the mandatory exchange (redemption) of all outstanding Exchangeable Shares for CryptoLogic Shares pursuant to the provisions attaching to the Exchangeable Shares. Any CryptoLogic Shares issued as a result of such exchange not otherwise acquired pursuant to the Offer in the Subsequent Acceptance Period could then be acquired as part of the compulsory acquisition described below.

(b)	Compulsory Acquisition Under Companies Law (Guernsey)

Under Part XVIII of the Companies Law (Guernsey) if, at the end of a four month period after the date of making an offer, the holders of 90 per cent. in value of the shares affected (excluding any shares held as treasury shares) have accepted such offer, the offeror has a further 2 month period during which it can give a notice (a “Notice to Acquire”) to any shareholder who has not accepted the Offer (a “Dissenting Shareholder”). The Notice to Acquire must specify that the offeror wishes (and is making a binding offer) to acquire their shares on the same terms on which the shares were transferred to the offeror under the initial offer. The Dissenting Shareholders have one month from the date of the Notice to Acquire to apply to Court for the cancellation of the Notice to Acquire (the “Court Cancellation Period”). Unless, prior to the end of the Court Cancellation Period, the Court has cancelled the Notice to Acquire or granted an order preventing the offeror enforcing the Notice to Acquire, the offeror must at that time: (a) send a copy of the Notice to Acquire to the target company; and (b) pay or transfer to the target company the consideration required under the Notice to Acquire in respect of all of the shares of each of the Dissenting Shareholders. On receipt of the Notice to Acquire and the consideration, the target company must register the offeror as holder of those shares. Any sums received by the target company must be paid into a separate bank account, held by the target company in trust for the Dissenting Shareholders.

(c)	Compulsory Acquisition Under the CryptoLogic Memorandum and Articles

Under Section 46 of the CryptoLogic Memorandum and Articles if an offeror has acquired or contracted to acquire the shares carrying at least nine-tenths of the votes generally exercisable at a general meeting of CryptoLogic, the offeror may by written notice to CryptoLogic require CryptoLogic to serve notices (each a “Compulsory Acquisition Notice”) on the holders of shares to which the offer relates who have not accepted such offer (“Minority Shareholders”) requiring them to sell such shares at the same price per share offered to any person by the offeror. CryptoLogic must serve the Compulsory Acquisition Notice forthwith and, for a period of 28 days from the service of such notice, the Minority Shareholders shall not be entitled to transfer their shares to anyone except the offeror. The offeror must complete the purchase of all shares in respect of which a Compulsory Acquisition Notice has been given at the same time and no later than the 28th day from the date that the Compulsory Acquisition Notice was served. If a Minority Shareholder has not transferred his shares by the 28th day from the date on which the Compulsory Acquisition Notice was served, the CryptoLogic Board may authorise any person to execute and deliver on such Minority Shareholder’s behalf any necessary transfer in favour of the offeror and, provided that CryptoLogic has received the consideration to be paid by the offeror in respect of such shares, the directors shall cause the name of the offeror to be entered in the register of members of CryptoLogic as holder of the relevant shares. CryptoLogic shall hold the consideration in trust for the Minority Shareholder.

(d)	General

The timing and details of any compulsory acquisition will necessarily depend on a variety of factors, including the number of CryptoLogic Shares acquired under the Offer. Although Amaya currently intends to propose a compulsory acquisition on the same terms as the Offer, it is possible that, as a result of various factors, including the number of CryptoLogic Shares acquired under the Offer, delays in Amaya’s ability to effect such a transaction and information hereafter obtained by Amaya, such a transaction may not be so proposed or may be delayed or abandoned. Amaya expressly reserves the right to propose other means of acquiring, directly or indirectly CryptoLogic Shares. Such alternatives could include, to the extent permitted by applicable law, purchasing additional CryptoLogic Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, as applicable, or acquiring the assets of CryptoLogic or any member of the CryptoLogic Group by way of an arrangement, amalgamation, reorganisation, redemption, asset sale or other transaction with Amaya and/or one or more of its affiliates. Subject to applicable law, any additional purchases of CryptoLogic Shares could be at a price greater than, equal to or less than the price to be paid for CryptoLogic Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Amaya may take no action to acquire additional CryptoLogic Shares or may sell or otherwise dispose of any or all CryptoLogic Shares acquired under the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Amaya, which may vary from the terms and the price paid for CryptoLogic Shares under the Offer.

11.	CryptoLogic Stock Option Scheme

The Offer is made only for CryptoLogic Shares (excluding the Amaya Shares) and is not made for any options granted under the CryptoLogic Stock Option Scheme.

The Offer will extend to all CryptoLogic Shares unconditionally issued on the date of the Offer, together with any and all CryptoLogic Shares which are unconditionally issued pursuant to the exercise of CryptoLogic Options at or prior to the Record Date.

In accordance with Rule 15 of the Code, appropriate proposals will be made to CryptoLogic Option Holders in due course.

12.	Exchangeable Shares

The Offer is made only for CryptoLogic Shares (excluding the Amaya Shares) and is not made for any Exchangeable Shares.

The Offer will extend to all CryptoLogic Shares unconditionally issued on the date of the Offer, together with any and all CryptoLogic Shares which are unconditionally issued pursuant to the exchange (retraction) of Exchangeable Shares at or prior to the Record Date.

Amaya, CryptoLogic and CEC have made arrangements with Equity Financial Trust Company, the Canadian transfer agent of CryptoLogic and CEC, such that Exchangeable Shareholders wishing to participate in the Offer may provide: (i) a notice of conditional exchange (retraction) to CEC in respect of their Exchangeable Shares; and (ii) anticipatory instructions to tender, to the Offer, any CryptoLogic Shares issued upon such conditional exchange (retraction) of Exchangeable Shares. A conditional exchange (retraction) of Exchangeable Shares will be effective only upon the Offer becoming wholly unconditional. In the event that the Offer does not become wholly unconditional, any notice of conditional exchange (retraction) will be deemed null and void and Exchangeable Shares will be returned to the holder thereof. Notwithstanding the foregoing, Exchangeable Shareholders remain free to unconditionally exchange their Exchangeable Shares for CryptoLogic Shares at any time and tender such CryptoLogic Shares to the Offer. For further information, see paragraph 16 of this Part 2.

The Offer Price represents a premium of approximately 72 per cent. to the closing price per Exchangeable Share on the TSX on 14 December 2011, being the last Business Day prior to the date of the Possible Offer Announcement using an exchange rate of US$0.9642 to C$1.00 as of such date.

Where the Offer is declared wholly unconditional and subject to applicable law and regulation, Amaya anticipates that the CEC Board would require the mandatory exchange (redemption) of all outstanding Exchangeable Shares for CryptoLogic Shares pursuant to the provisions attaching to the Exchangeable Shares. Any CryptoLogic Shares issued as a result of such exchange could also be tendered to the Offer during the Subsequent Acceptance Period or, to the extent not so tendered, acquired by Amaya as part of any compulsory acquisition procedure referred to above. For more information see paragraph 10(a) of this Part 2.

13.	Directors, Management and Employees, Place of Business and Fixed Assets

The Amaya Board attaches great importance to the skills, experience and industry knowledge of the existing management and employees of CryptoLogic. The Amaya Board confirms that, upon the Offer becoming or being declared wholly unconditional, the existing contractual and statutory employment rights, including in relation to pensions, of all CryptoLogic employees will continue to be fully safeguarded.

The Amaya Board believes that synergies exist between Amaya and CryptoLogic which, once realised, should enable them to be more competitive through a combination of size, the combination of two public company infrastructures into one, and the opportunity to leverage best practices and economies of scale.

Following the Offer becoming wholly unconditional, Amaya will seek to integrate the respective businesses and derive any available cost synergies, where appropriate. This process of integration may (subject to any applicable consultation process) result in a reduction of aggregate headcount and locations when the businesses are combined. Amaya will seek to maintain an appropriately sized employee base in order to execute its growth plans whilst seeking to avoid unnecessary overlap with its existing activities. Amaya will execute the appropriate cost reduction and investment programmes, and may redeploy the fixed assets of CryptoLogic, in order to both grow and leverage synergies of the combined business.

Amaya expects operational synergies to be achieved through some headcount reductions in support functions of the enlarged group, but does not expect this to impact the client service and operational effectiveness of the business. There is some overlap in product offering and customer focus between Amaya’s Chartwell Technology subsidiary and CryptoLogic, and Amaya has stated that it may seek to rationalise activities in these areas to avoid unnecessary overlap. Amaya may seek to consolidate operations in jurisdictions where Amaya and CryptoLogic each have offices, including Malta, Canada and Singapore , although there are no current plans to change the locations of Amaya’s or CryptoLogic’s places of business.

14.	Taxation

(a)	Canada

Certain Canadian Federal Income Tax Considerations

In the opinion of McCarthy Tétrault LLP, the following summary describes the principal Canadian federal income tax considerations generally applicable to a CryptoLogic Shareholder who disposes of CryptoLogic Shares pursuant to the Offer and who, for the purposes of the Tax Act, and at all relevant times, (i) holds the CryptoLogic Shares as capital property and (ii) is not affiliated with CryptoLogic or Amaya and deals at arm’s length with each of them. Generally, the CryptoLogic Shares will constitute capital property to a CryptoLogic Shareholder unless the holder holds such CryptoLogic Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is not applicable to a holder of Exchangeable Shares that are exchanged for CryptoLogic Shares prior to or in connection with the Offer. The Canadian federal income tax considerations applicable to the holders of Exchangeable Shares are generally described in the “Notice of Special Meeting of Holders of Common Shares of CryptoLogic Inc. and Management Information Circular” dated 23 April 2007.

This summary is not applicable to a CryptoLogic Shareholder (i) that is a “financial institution” (as defined in the Tax Act for the purposes of the “mark-to-market” rules), (ii) that is a “specified financial institution” (as defined in the Tax Act), (iii) an interest in which is a “tax shelter investment” for purposes of the Tax Act, (iv) that has elected under section 261 of the Tax Act to report its Canadian tax results in a currency other than the Canadian currency, or (v) in respect of which CryptoLogic is a foreign affiliate. All such CryptoLogic Shareholders should consult their own tax advisers.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current administrative practices and assessing policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative practices or assessing policies of the CRA, nor does it take into account or consider any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular CryptoLogic Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, CryptoLogic Shareholders are urged to consult their own tax advisers having regard to their own particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Shareholders Resident in Canada

The following portion of this summary is generally applicable to a CryptoLogic Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty is, or is deemed to be, resident in Canada (a “Resident Holder”).

CryptoLogic Shares Disposed of Pursuant to the Offer

A Resident Holder who disposes of CryptoLogic Shares pursuant to the Offer will realise a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the CryptoLogic Shares exceed (or are less than) the aggregate of the adjusted cost base of the CryptoLogic Shares to the Resident Holder immediately before the disposition and any reasonable costs of disposition.

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realised in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realised in a taxation year from taxable capital gains realised in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realised in such year to the extent and under the circumstances described in the Tax Act.

Capital gains realised by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisers in this regard.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3 per cent. on certain investment income including taxable capital gains.

Compulsory Acquisition and Alternative Acquisition Transaction

As described in paragraphs 10(a) and 10(b) of this Part 2, Amaya may, in certain circumstances, acquire CryptoLogic Shares not deposited under the Offer pursuant to a compulsory acquisition carried out under Part XVIII of the Companies Law (Guernsey) or Section 46 of the CryptoLogic Memorandum and Articles (in either case a “Compulsory Acquisition”). The tax consequences to a Resident Holder who disposes of CryptoLogic Shares pursuant to a Compulsory Acquisition will be the same as described above under “CryptoLogic Shares Disposed of Pursuant to the Offer”.

In addition, as mentioned in paragraphs 10(c) and 10(b) of this Part 2, Amaya reserves the right to propose other means of acquiring, directly or indirectly, CryptoLogic Shares, including, to the extent permitted by applicable law, purchasing additional CryptoLogic Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, as applicable, or acquiring the assets of CryptoLogic or any member of the CryptoLogic Group by way of an arrangement, amalgamation, reorganisation, redemption, asset sale or other transaction with Amaya and/or one or more of its affiliates (an “Alternative Acquisition Transaction”). The tax consequences of an Alternative Acquisition Transaction to a Resident Holder will depend upon the exact manner in which such Alternative Acquisition Transaction is carried out. Resident Holders should consult their own tax advisers for advice with respect to the tax consequences to them of disposing of CryptoLogic Shares pursuant to an Alternative Acquisition Transaction.

Qualified Investment - Delisting of CryptoLogic Shares in Connection with the Offer

As described in paragraph 9 of this Part 2, the CryptoLogic Shares may cease to be listed on the TSX and/or the London Stock Exchange in connection with the Offer and may not be listed on the TSX or the London Stock Exchange at the time of their disposition by a Resident Holder pursuant to a Compulsory Acquisition or a Alternative Acquisition Transaction. Resident Holders are cautioned that the CryptoLogic Shares may cease to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts if the CryptoLogic Shares cease to be listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX and the London Stock Exchange). Resident Holders should consult their own tax advisers in this regard.

Shareholders Not Resident in Canada

The following portion of this summary is generally applicable to a CryptoLogic Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, CryptoLogic Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition of CryptoLogic Shares Pursuant to the Offer or a Compulsory Acquisition

A Non-Resident Holder who disposes of CryptoLogic Shares under the Offer or a Compulsory Acquisition will realise a capital gain or a capital loss generally calculated in the manner described above under “Shareholders Resident in Canada — CryptoLogic Shares Disposed of Pursuant to the Offer”. A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realised on the disposition of CryptoLogic Shares pursuant to the Offer or Compulsory Acquisition unless the CryptoLogic Shares constitute “taxable Canadian property” that is not “treaty-protected property” to the Non-Resident Holder at the time of disposition by the Non-Resident Holder.

Generally, a CryptoLogic Share will not constitute taxable Canadian property to a Non-Resident Holder at a particular time, provided that (i) such CryptoLogic Share is listed on a designated stock exchange (which currently includes the TSX and the London Stock Exchange) at that time, (ii) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with such persons have not owned 25 per cent. or more of the shares of any class or series of CryptoLogic at any time during the 60-month period immediately preceding that time, and (iii) the CryptoLogic Share is not otherwise deemed to be taxable Canadian property for purposes of the Tax Act. See “Delisting of CryptoLogic Shares in Connection with the Offer” below, in the case where the CryptoLogic Shares are delisted prior to a Compulsory Acquisition.

A CryptoLogic Share will be treaty-protected property to a Non-Resident Holder if, under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident, the Non-Resident Holder is exempt from tax under Part I of the Tax Act on the gain realised on the disposition of the CryptoLogic Share.

In the event that CryptoLogic Shares constitute taxable Canadian property and not treaty-protected property to a particular Non-Resident Holder, the tax consequences as described above under “Shareholders Resident in Canada — CryptoLogic Shares Disposed of Pursuant to the Offer” will generally apply. Non-Resident Holders whose CryptoLogic Shares constitute taxable Canadian property should consult with their own tax advisers.

Disposition of CryptoLogic Shares Pursuant to an Alternative Acquisition Transaction

As described in paragraphs 10(c) and 10(b) of this Part 2, Amaya reserves the right to propose other means of acquiring, directly or indirectly, CryptoLogic Shares, including, to the extent permitted by applicable law, purchasing additional CryptoLogic Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, as applicable, or acquiring the assets of CryptoLogic or any member of the CryptoLogic Group by way of an arrangement, amalgamation, reorganisation, redemption, asset sale or other transaction with Amaya and/or one or more of its affiliates. The tax consequences of an Alternative Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Alternative Acquisition Transaction is carried out. See “Delisting of CryptoLogic Shares in Connection with the Offer” below, in the case where the CryptoLogic

Shares are delisted prior to a Compulsory Acquisition. Non-Resident Holders should consult their own tax advisers with respect to the potential income tax consequences to them of having their CryptoLogic Shares acquired pursuant to an Alternative Acquisition Transaction.

Delisting of CryptoLogic Shares in Connection with the Offer

As described in paragraph 9 of this Part 2, the CryptoLogic Shares may cease to be listed on the TSX and/or the London Stock Exchange as a result of the Offer and may not be listed on the TSX or the London Stock Exchange at the time of their disposition by a Non-Resident Holder pursuant to a Compulsory Acquisition or a Alternative Acquisition Transaction. Generally, a CryptoLogic Share that is not listed on a designated stock exchange will not constitute “taxable Canadian property” to a Non-Resident Holder at a particular time, unless at any time during the 60-month period immediately preceding the particular time, more than 50 per cent. of the fair market value of the CryptoLogic Share was derived directly or indirectly from real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law purposes, rights in, any such properties, whether or not the property exists. Notwithstanding the foregoing, a Corporation Share may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act. Non-Resident Holders whose CryptoLogic Shares constitute taxable Canadian property should consult with their own tax advisers regarding any resulting Canadian reporting requirements and with respect to the potential income tax consequences to them of not disposing of their CryptoLogic Shares pursuant to the Offer.

(b)	United Kingdom

(i)	General

The following paragraphs, which are intended as a general guide only, are based on current legislation and on the current published practice of HMRC at the date of this Offer Document (both of which are subject to change, sometimes with retrospective effect) and summarise certain limited aspects of the UK taxation treatment of accepting the Offer.

They relate only to the position of individual CryptoLogic Shareholders who are resident, ordinarily resident and domiciled in the United Kingdom for UK tax purposes and to corporate CryptoLogic Shareholders which are resident in the United Kingdom for UK tax purposes (or, CryptoLogic Shareholders who although neither resident nor ordinarily resident in the United Kingdom, carry on a trade, profession or vocation through a branch or agency (in the case of individuals) or permanent establishment (in the case of corporate entities) in the United Kingdom for the purposes of which they have used, held or acquired their CryptoLogic Shares), who hold their CryptoLogic Shares as an investment and who are absolute beneficial owners of their CryptoLogic Shares (“UK Holders”).

The statements may not apply to certain classes of UK Holders, such as brokers, dealers in securities, persons connected with CryptoLogic, shareholders who benefit from special exemptions from UK taxation, persons regarded as having obtained their CryptoLogic Shares by reason of employment or persons who are or will be officers or employees of CryptoLogic, Amaya or related companies. This section is not intended to be, and should not be construed to be, legal or taxation advice to any particular UK Holder nor does it purport to describe all of the tax considerations which may be relevant to any particular UK Holder.

(ii)	UK taxation of chargeable gains

The receipt by a UK Holder of cash consideration under the Offer will constitute a disposal of the relevant CryptoLogic Shares for the purposes of UK taxation of chargeable gains, and may give rise to a taxable gain.

The amount of the actual gain chargeable to UK taxation will depend on the specific circumstances of the relevant UK Holder concerned (including the UK Holder’s base cost in his or her holding in the CryptoLogic Shares). Any chargeable gain for a corporate UK Resident Holder, if not exempt from UK taxation, may be reduced by indexation allowance and allowable capital losses available. Any chargeable gain for a non-corporate UK Holder may be reduced by allowable capital losses available and annual capital gains tax exemptions and any other reliefs which may apply.

UK Holders who accept the Offer will receive their consideration in US$ unless they elect to receive C$ or £. A UK Holder who receives C$ or US$ in consideration for the relevant CryptoLogic Shares will generally be required to bring into account for UK tax purposes as a profit or loss (as the case may be) the difference between: (a) the sterling value of the C$ (or US$, as the case may be) on the date on which that UK Holder disposes of the relevant CryptoLogic Shares; and (b) the sterling value of the C$ (or US$) on the date on which that UK Holder disposes of the C$ (or US$).

The current rate of tax or capital gains for individuals is 18 per cent. (for basic rate taxpayers) or 28 per cent. (for higher and additional rate taxpayers).

(iii)	Other UK direct tax matters.

Special UK tax provisions may apply to UK Holders who have acquired or acquire their CryptoLogic Shares under the CryptoLogic Stock Option Scheme, including provisions imposing a charge to UK income tax and national insurance contributions.

(iv)	UK Stamp duty and SDRT

No UK stamp duty or SDRT will be payable by CryptoLogic Shareholders upon acceptance of the Offer.

(c)	United States

Material US Federal Income Tax Considerations

The following discussion summarises the material US federal income tax consequences of the disposition of CryptoLogic Shares tendered under the Offer. It applies only to US Holders (as defined below) that dispose of CryptoLogic Shares pursuant to the Offer and hold the CryptoLogic Shares as capital assets (generally, property held for investment purposes). This discussion does not address all the US federal income tax considerations that may be relevant to US Holders in light of their particular circumstances or to holders subject to special rules, including brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations (including private foundations), insurance companies, banks, thrifts and other financial institutions, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that hold an interest in an entity that holds CryptoLogic Shares, persons that own, or have owned, directly, indirectly or constructively 10 per cent. or more (by vote or value) of CryptoLogic Shares for US federal income tax purposes, persons holding CryptoLogic Shares as part of a hedging transaction, wash sale, straddle, conversion transaction or other integrated transaction for US federal income tax purposes, persons entering into a “constructive sale” with respect to CryptoLogic Shares for US federal income tax purposes, persons that have a functional currency for US federal income tax purposes other than the US dollar, certain former citizens or long-term residents of the United States, or entities classified as partnerships for US federal income tax purposes. Furthermore, it does not address any aspect of any non-US, state, local or estate or gift taxation.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Revenue Code”), administrative pronouncements, judicial decisions and final, temporary and proposed US Treasury regulations, in each case as in effect on the date hereof, and any of which are subject to change (possibly on a retroactive basis), or differing interpretations, so as to result in US federal income tax consequences different from those discussed herein.

US Holders should consult their tax advisers regarding the application of the US federal income tax, estate and gift, and alternative minimum tax laws, as well as any consequences arising under the laws of any non-US, state and local tax jurisdiction.

For purposes of this discussion, a “US Holder” is a beneficial owner of CryptoLogic Shares that, for US federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, or (iv) a trust, if the trust validly elects to be treated as a US person for US federal income tax purposes, or if (A) a court within the United States is able to exercise primary supervision over its administration and (B) one or more US persons have the authority to control all of the substantial decisions of such trust.

If a partnership, or any other entity or arrangement that is treated as a partnership for US federal tax income tax purposes, holds CryptoLogic Shares, the US federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partnerships that hold CryptoLogic Shares and partners in such partnerships should consult their tax advisers as to the particular US federal income tax consequences of disposing of CryptoLogic Shares.

Receipt of Cash in Exchange for CryptoLogic Shares

The exchange of CryptoLogic Shares for cash consideration pursuant to the Offer will be a taxable transaction for US federal income tax purposes. Accordingly, a US Holder that exchanges its CryptoLogic Shares pursuant to the Offer will recognize gain or loss in an amount equal to the difference, if any, between (a) amount of cash received in the Offer and (b) the US Holder’s adjusted tax basis in the CryptoLogic Shares exchanged therefor. US Holders of CryptoLogic Shares must calculate gain or loss separately for each block of CryptoLogic Shares exchanged (that is, CryptoLogic Shares acquired at the same cost in a single transaction). US Holders that elect to receive Canadian dollars or pounds sterling pursuant to the Offer as an alternative to receiving consideration in US$ should consult their tax advisers regarding the tax consequences to them of such election.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, gain or loss on the disposition of CryptoLogic Shares will be capital gain or loss and will be long-term capital gain or loss if the US Holder held the CryptoLogic Shares for more than one year. Long-term capital gains recognized by US Holders that are not corporations generally are eligible for reduced rates of US federal income taxation. The deductibility of capital losses by individuals and corporations is subject to limitations under the Revenue Code.

A US Holder’s adjusted tax basis in a CryptoLogic Share generally will equal the amount paid therefor. In the case of a CryptoLogic Share purchased for foreign currency, the cost of such

CryptoLogic Share to a US Holder will be the US dollar value of the foreign currency purchase price on the date of purchase. In the case of a CryptoLogic Share that is traded on an established securities market, a cash basis US Holder (and, if it so elects, an accrual basis US Holder) determines the US dollar value of the cost of such CryptoLogic Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Passive Foreign Investment Company Rules

CryptoLogic has stated in its 20-F for the fiscal year ended 31 December 2010, dated 25 March 2011, that it believes that it was not a PFIC for its taxable year ending 31 December 2010. However, because PFIC status is determined annually and depends upon the composition of a company’s income and assets from time to time, there can be no assurance that CryptoLogic will not be considered a PFIC for any taxable year.

If CryptoLogic is treated as a PFIC for any taxable year during which a US Holder holds CryptoLogic Shares, certain adverse consequences could apply to the US Holder. Specifically, gain recognized by a US Holder on the disposition of its CryptoLogic Share pursuant to the Offer would be allocated ratably over the US Holder’s holding period for the CryptoLogic Shares. The amounts allocated to the taxable year of the exchange and to any year before CryptoLogic was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a US Holder that held CryptoLogic Shares during any year in which CryptoLogic were a PFIC, even if CryptoLogic were not a PFIC in the year in which the US Holder disposed of the CryptoLogic Shares pursuant to the Offer. US Holders should consult their tax advisers regarding the tax consequences that would arise if CryptoLogic were treated as a PFIC for any year, any applicable information reporting requirements and the availability of any elections that may help mitigate the tax consequences to a US Holder if CryptoLogic were a PFIC.

US Federal Backup Withholding Tax

Payments made to holders of CryptoLogic Shares pursuant to the Offer may be subject to US federal backup withholding (currently imposed at a rate of 28 per cent.), unless the holder (i) is a corporation, or other exempt recipient or (ii) provides a taxpayer identification number on an Internal Revenue Service Form W-9 and otherwise complies with the backup withholding rules. Any amounts withheld under backup withholding rules will be allowed as a credit against the US Holder’s US federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

All CryptoLogic Shareholders, particularly those who are in doubt as to their tax position or who are subject to taxation in any jurisdiction other than the United Kingdom, the United States or Canada, should consult their own professional advisers.

15.	Procedure for Acceptance of the Offer

This section should be read in conjunction with Section B, Section C and Section D of Part 3 and, in respect of certificated shareholders, the instructions in the accompanying Form of Acceptance, which form part of the terms of the Offer.

CryptoLogic Shareholders holding CryptoLogic Shares in certificated form may only accept the Offer in respect of such shares by completing and returning the Form of Acceptance along with the relevant share certificate(s) in accordance with the instructions set out in paragraph 15(a) below.

CryptoLogic Shareholders in CREST may only accept the Offer in respect of such shares by TTE instruction in accordance with the procedures set out in paragraph 15(b) below.

CryptoLogic Shareholders whose CryptoLogic Shares are held through a participant of CDS may accept the Offer by following the procedures for a Book-Entry Transfer as described in paragraph 15(c) below. The Receiving Agent has established an account with CDS for the purpose of the Offer. Participants of CDS may cause CDS to make a Book-Entry Transfer of CryptoLogic Shares held through such participant to the Receiving Agent in accordance with the CDS procedures for such transfer. Delivery of CryptoLogic Shares by means of a Book-Entry Transfer will constitute a valid acceptance of the Offer.

CryptoLogic Shareholders whose CryptoLogic Shares are held through a participant of DTC may accept the Offer by following the procedures for a Book-Entry Transfer as described in paragraph 15(d) below. The Receiving Agent has established an account with DTC for the purpose of the Offer. Participants of DTC may cause DTC to make a Book-Entry Transfer of CryptoLogic Shares held through such participant to the Receiving Agent’s account in accordance with the DTC procedures for such transfer. Delivery of CryptoLogic Shares by means of a Book-Entry Transfer will constitute a valid acceptance of the Offer.

CryptoLogic Shareholders whose CryptoLogic Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in accepting the Offer.

(a)	CryptoLogic Shares in certificated form

(i)	To accept the Offer

•

To accept the Offer in respect of CryptoLogic Shares in certificated form you must complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. You should complete separate Forms of Acceptance for CryptoLogic Shares held in certificated form with different registrations. Additional Forms of Acceptance can be obtained by contacting:

•

if you are a CryptoLogic Shareholder located in Canada or the United States: Equity Financial Trust Company (as Receiving Agent), Attn: Corporate Actions, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

•

if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom or if you are an Overseas Shareholder: Capita Registrars (as Escrow Agent), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU; or

•	by calling the applicable helpline (see paragraph 15(e) below).

•	To accept the Offer for ALL of your CryptoLogic Shares in certificated form, you must complete Box 1, and, if appropriate, Boxes 2 and/or 5, and you must sign Box 3 on the Form of Acceptance.

•

To accept the Offer for some but not all of your CryptoLogic Shares in certificated form, you must insert in Box 1 the total number of CryptoLogic Shares in respect of which you wish to accept the Offer and you must sign Box 3 on the Form of Acceptance.

In all cases, if you are an individual, you must sign Box 3 on the Form of Acceptance in the presence of an independent witness who must also sign in accordance with the instructions printed on it. Any holder of CryptoLogic Shares which is a company must execute Box 3 of the Form of Acceptance in accordance with the instructions printed on it.

If you have not completed Box 1, or if you have inserted a number in Box 1 greater than your holding of CryptoLogic Shares, but have signed Box 3 of the Form of Acceptance, you will be deemed to have accepted the Offer in respect of your entire registered holding of certificated CryptoLogic Shares.

Amaya and the Receiving Agent accept no liability for any completed Form of Acceptance which does not comply with the Conditions set out in this Offer Document, the Form of Acceptance or any other materials accompanying this Offer Document.

You must complete Box 2A if you wish to receive the consideration due in £ or Box 2B if you wish to receive the consideration in C$ or if you are entitled (as set out in the Form of Acceptance) by completing Box 2C. If you do not complete Box 2A or Box 2B (or Box 2C, if applicable), you will be deemed to have elected to receive your consideration in US$.

(ii)	Return of Form of Acceptance

To accept the Offer in respect of CryptoLogic Shares in certificated form, all completed Forms of Acceptance, together (subject to the paragraph below) with your share certificate(s) and/or other document(s) of title for such CryptoLogic Shares, should be returned by post or by hand (during normal business hours) either to:

•

if you are a CryptoLogic Shareholder located in Canada or the United States: Equity Financial Trust Company (acting as Receiving Agent), Attn: Corporate Action, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

•

if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom or if you are an Overseas Shareholder: Capita Registrars (acting as Escrow Agent), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU;

in each case as soon as possible but in any event so as to be received by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. No acknowledgement of receipt of documents will be given. The method of delivery is at your option and risk. It is recommended that delivery be made by hand to the Receiving Agent or Escrow Agent (as applicable) and that a receipt be obtained or, if mailed, that registered mail with return receipt requested, be used and that proper insurance be obtained. It is also recommended that any mailing be made sufficiently in advance to permit delivery to the Receiving Agent or Escrow Agent (as applicable) prior to the expiry time.

Any Form of Acceptance received in an envelope post-marked in any Restricted Jurisdiction or otherwise appearing to Amaya or its agents to have been sent from any Restricted Jurisdiction may be rejected as an invalid acceptance of the Offer. For further information for CryptoLogic Shareholders resident overseas, see paragraph 15(a)(v) of this Part 2.

(iii)	Share certificates lost or not readily available

If your CryptoLogic Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are lost or not readily available, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to either:

•

if you are a CryptoLogic Shareholder located in Canada or the United States: Equity Financial Trust Company (in its capacity as registrar and transfer agent for the CryptoLogic Shares in Canada), Attn: Investor Services 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

•

if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom or if you are an Overseas Shareholder: Capita Registrars (in its capacity as registrar and transfer agent for the CryptoLogic Shares in Guernsey and the United Kingdom), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU;

for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to either Equity Financial Trust Company or Capita Registrars (as applicable) as set out above.

(iv)	Validity of acceptances

Without prejudice to Section C of Part 3, Amaya reserves the right (subject to the terms of the Offer and the Code) to treat as valid in whole or in part any acceptance of the Offer in relation to CryptoLogic Shares in certificated form which is not entirely in order or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no consideration under the Offer will be paid until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Amaya have been received.

(v)	Overseas Shareholders

The attention of CryptoLogic Shareholders in certificated form and who are citizens or residents of or subject to jurisdictions outside the United Kingdom, Guernsey, Canada or the United States is drawn to paragraph 5 of Section B and paragraph 1(b)(iii) of Section C of Part 3 and to the relevant provisions of the Form of Acceptance.

The Offer is not being made directly or indirectly in or into any Restricted Jurisdiction. Any acceptance of the Offer by acceptors who are unable to give the warranty set out in paragraph 1(b)(iii) of Section C of Part 3 is liable to be disregarded.

(b)	CryptoLogic Shares in CREST

If your CryptoLogic Shares are in CREST, to accept the Offer you should take (or procure the taking of) the action set out below to transfer the CryptoLogic Shares in respect of which you wish to accept the Offer to the appropriate escrow balance(s), specifying the Escrow Agent (in its capacity as a CREST Participant under the Escrow Agent’s participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles by no later than 3.00 p.m. London time on 28 March 2012. Note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational). You should therefore ensure you time the input of any TTE instructions accordingly.

The input and settlement of a TTE instruction in accordance with this paragraph 15(b) will (subject to satisfying the requirements set out in Section B of Part 3) constitute an acceptance of the Offer in respect of the number of CryptoLogic Shares so transferred to escrow.

If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Only your CREST Sponsor will be able to send the TTE instruction(s) to Euroclear in relation to your CryptoLogic Shares.

After settlement of a TTE instruction, you will not be able to access the CryptoLogic Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared wholly unconditional, the Escrow Agent will transfer the CryptoLogic Shares concerned to itself in accordance with paragraph 1(b)(v) of Section D of Part 3.

You are recommended to refer to the CREST manual published by Euroclear for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST Sponsor) to enable a TTE instruction relating to your CryptoLogic Shares to settle prior to 3.00 p.m. London time on 28 March 2012. In this regard you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

(i)	To accept the Offer

To accept the Offer in respect of CryptoLogic Shares held in CREST, you should send (or if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) to Euroclear a TTE instruction in relation to such shares.

A TTE instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•	the ISIN number for the CryptoLogic Shares. This is GG00B1W7FC20;

•	the number of CryptoLogic Shares in uncertificated form in respect of which you wish to accept the Offer (i.e. the number of CryptoLogic Shares to be transferred to escrow).

•	your participant ID;

•	your member account ID;

•	the participant ID of the Escrow Agent. This is RA10;

•

the member account ID of the Escrow Agent for the Offer where consideration in the form of US$ is elected, which is AMACRY01, or the member account ID of the Escrow Agent for the Offer where consideration in the form of £ is elected, which is AMACRY02, or the member account ID of the Escrow Agent for the Offer where consideration in the form of C$ is elected, which is AMACRY03;

•	the intended settlement date. This should be as soon as possible and in any event by no later than 3.00 p.m. (London time) on 28 March 2012;

•	the corporate action number for the Offer. This is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

•	input with a standard delivery instruction priority of 80; and

•	the contact name and number in the shared note field.

(ii)	Validity of acceptances

A Form of Acceptance which is received in respect of CryptoLogic Shares held in CREST will be treated as an invalid acceptance and will be disregarded. CryptoLogic Shareholders in CREST who wish to accept the Offer should note that a TTE instruction will only be a valid acceptance of the Offer as at the relevant closing or unconditional date if it has settled on or before that date. Amaya reserves the right to treat a TTE instruction which settles after 3.00 p.m. (London time) on 28 March 2012 (or such later date to which the Offer may be extended) but before the relevant closing or unconditional date of the Offer as a valid acceptance of the Offer.

(iii)	Overseas shareholders

The attention of CryptoLogic Shareholders holding CryptoLogic Shares in CREST and who are citizens or residents of or subject to jurisdictions outside the United Kingdom, Guernsey, Canada or the United States is drawn to paragraph 5 of Section B and paragraph 1(b)(iii) of Section D of Part 3. The Offer is not being made directly or indirectly in or into a Restricted Jurisdiction. Any acceptance of the Offer by acceptors who are unable to give the warranty set out in paragraph 1(b)(iii) of Section D of Part 3 is liable to be disregarded.

(iv)	Withdrawal from or tender of CryptoLogic Shares in CREST

Normal CREST procedures (including timings) apply in relation to any CryptoLogic Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of CryptoLogic Shares or otherwise). CryptoLogic Shareholders who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time) on 28 March 2012.

(c)	CryptoLogic Shares through a participant of CDS

CryptoLogic Shareholders who have an account maintained by a participant in CDS may accept the Offer by following the procedures for a Book-Entry Transfer established by CDS, provided that a Book-Entry Confirmation of a CryptoLogic Shareholder’s CryptoLogic Shares into the Receiving Agent’s account at CDS, through CDSX, is received by no later than 3.00 p.m. London time, (10.00 a.m. Toronto time), on 28 March 2012. Any financial institution that is a participant in CDS may cause CDS to make a Book-Entry Transfer of a CryptoLogic Shareholder’s CryptoLogic Shares into the Receiving Agent’s account in accordance with the CDS procedures for such transfer. Delivery of CryptoLogic Shares to the Receiving Agent by means of a Book-Entry Transfer will constitute a valid tender under the Offer.

CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant of CDS should contact their broker, investment dealer, bank, trust company or other nominee with respect to the tender of their CryptoLogic Shares under the Offer. CDS will be issuing instructions to its participants as to the method of tendering such shares under the Offer.

CryptoLogic Shareholders who, through their respective CDS participants, utilise CDS to accept the Offer through a Book-Entry Transfer of their holdings into the Receiving Agent’s account with CDS shall be deemed to have completed and submitted a Form of Acceptance (and to have given the warranties set out in paragraph 1(b)(iii) of Section C of Part 3 of this Offer Document) and to be bound by the terms thereof and therefore such book-entry instructions received by the Receiving Agent are considered a valid tender in accordance with the terms of the Offer.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that CDS’s Book-Entry Transfer system will only accommodate payment in US$ or C$ and will require CryptoLogic Shareholders tendering their CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment in US$ or C$. CryptoLogic Shares held through a participant in CDS who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from CDS, obtain from Equity Financial Trust Company (as registrar and transfer agent of the CryptoLogic Shares), a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer (see paragraph 15(a) of this Part 2 above).

(d)	CryptoLogic Shares held in DTC

If CryptoLogic Shares are held through a participant of DTC, to accept the Offer CryptoLogic Shareholders may follow the procedures for a Book-Entry Transfer of such CryptoLogic Shares through DTC’s ATOP procedures by transmitting your acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Receiving Agent’s account at DTC and send an Agent’s Message to the Receiving Agent. The Agent’s Message must be received by the Receiving Agent by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. The Receiving Agent has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a Book-Entry Transfer of a holder’s CryptoLogic Shares into the Receiving Agent’s account in accordance with the DTC procedures for such transfer. Delivery of the Agent’s Message by DTC will constitute a valid tender under the Offer.

CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant of DTC should contact their broker, investment dealer, bank, trust company or other nominee with respect to the tender of their CryptoLogic Shares under the Offer.

CryptoLogic Shareholders who, through their respective DTC participants, utilise DTC to accept the Offer through a Book-Entry Transfer of their holdings into the Receiving Agent’s account with DTC shall be deemed to have completed and submitted a Form of Acceptance (and to have given the warranties set out in paragraph 1(b)(iii) of Section C of Part 3 of this Offer Document) and to be bound by the terms thereof and therefore such Agent’s Message received by the Receiving Agent is considered a valid tender in accordance with the terms of the Offer.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that DTC’s Book-Entry Transfer system will only accommodate payment in US$ or C$ and will require CryptoLogic Shareholders tendering CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment either in US$ or C$. CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant in DTC who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from DTC, obtain from Equity Financial Trust Company (as registrar and transfer agent of the CryptoLogic Shares in Canada) a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer (see paragraph 15(a) of Part 2 and Section C of Part 3 of this Offer Document).

(e)	General

Amaya will make an appropriate announcement if any of the details contained in paragraph 15(a), 15(b), 15(c) or 15(d) above alter in any material respect for any reason.

If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

You are reminded that, if you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.

Participants of CDS in Canada or the DTC in the United States should contact such depository, as applicable, to obtain instructions as to the method of depositing CryptoLogic Shares under the terms of the Offer.

16.	Special Procedure for Exchangeable Shareholders

The Offer is made only for CryptoLogic Shares and not for any CryptoLogic Options, Exchangeable Shares or any other rights to acquire CryptoLogic Shares. Amaya, CryptoLogic and CEC have made arrangements with Equity Financial Trust Company, as Canadian transfer agent of CryptoLogic and CEC, to allow Exchangeable Shareholders to provide: (i) a notice of conditional exchange (retraction) to CEC in respect of their Exchangeable Shares; and (ii) anticipatory instructions to tender any CryptoLogic Shares issued upon the conditional exchange (retraction) of the Exchangeable Shares to the Offer. A conditional exchange (retraction) of Exchangeable Shares will be effective only upon the Offer becoming wholly unconditional.

(a)	Exchangeable Shares in Certificated Form

Exchangeable Shareholders who hold their Exchangeable Shares in certificated form who, subject to the Offer becoming wholly unconditional, wish to participate in the Offer with respect to their underlying CryptoLogic Shares may do so by depositing the following documents with Equity Financial Trust Company by no later than 3.00 p.m. London time, (10.00 a.m. Toronto time), on 28 March 2012:

(a)	an executed copy of the Notice of Conditional Retraction provided to Exchangeable Shareholders;

(b)	certificate(s) representing the Exchangeable Shares they wish to exchange (retract) for CryptoLogic Shares in order to tender the underlying CryptoLogic Shares to the Offer;

(c)	an executed copy of the Form of Acceptance provided to Exchangeable Shareholders; and

(d)	any other relevant documents required by the rules set out in the Notice of Conditional Retraction and Form of Acceptance.

Delivery of certificated Exchangeable Shares to Equity Financial Trust Company in the manner set forth above will constitute (1) valid Notice of Conditional Retraction to CEC; and (2) valid tender under the Offer of the underlying CryptoLogic Shares to be issued upon the Offer being declared wholly unconditional.

If your Exchangeable Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are lost or not readily available, the Notice of Conditional Retraction and Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Equity Financial Trust Company, as registrar and transfer agent for the Exchangeable Shares, Attn: Investor Services, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1 for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Equity Financial Trust Company.

Alternatively, Exchangeable Shareholders remain free to provide an unconditional notice of retraction in respect of their Exchangeable Shares at any time and tender the resulting CryptoLogic Shares to the Offer. Any such exercise must be sufficiently in advance to assure the Exchangeable Shareholders that they will have CryptoLogic Share certificate(s) available for tender by no later than 3.00 p.m. London time, (10.00 a.m. Toronto time), on 28 March 2012.

(b)	Exchangeable Shares Through a Participant in CDS

Exchangeable Shareholders who have an account maintained by a participant in CDS may provide a notice of conditional retraction in respect of their Exchangeable Shares and participate in the Offer with respect to the CryptoLogic Shares underlying such Exchangeable Shares by following the procedures for a Book-Entry Transfer established by CDS, provided that a Book-Entry Confirmation of an Exchangeable Shareholder’s Exchangeable Shares into Equity Financial Trust Company’s account at CDS, through CDSX, is received by no later than 3.00 p.m. London time, (10.00 a.m. Toronto time), on 28 March 2012. For these purposes, Equity Financial Trust Company has established an account at CDS allowing Exchangeable Shareholders to provide a Notice of Conditional Retraction to CEC in respect of their Exchangeable Shares and, subsequently, tendering the CryptoLogic Shares underlying such Exchangeable Shares to the Offer. Any financial institution that is a participant in CDS may cause CDS to make a Book-Entry Transfer of an Exchangeable Shareholder’s Exchangeable Shares into Equity Financial Trust Company’s account in accordance with the CDS procedures for such transfer. Subject to the Offer becoming wholly unconditional, delivery of Exchangeable Shares to Equity Financial Trust Company by means of a Book-Entry Transfer will constitute the: (1) provision of a valid notice of conditional exchange (retraction) to CEC in respect of Exchangeable Shares; and (2) valid tender under the Offer of the CryptoLogic Shares underlying such Exchangeable Shares.

Exchangeable Shareholders who hold their Exchangeable Shares through a participant of CDS should contact their broker, investment dealer, bank, trust company or other nominee with respect to the provision of a Notice of Conditional Retraction to CEC in respect of their Exchangeable Shares and the subsequent tender of the CryptoLogic Shares underlying such Exchangeable Shares to the Offer. CDS will be issuing instructions to its participants as to the method of depositing such shares for providing a Notice of Conditional Retraction to CEC in respect of Exchangeable Shares and tendering the CryptoLogic Shares underlying such Exchangeable Shares to the Offer.

Exchangeable Shareholders who, through their respective CDS participants, utilise CDS to provide a Notice of Conditional Retraction to CEC in respect of their Exchangeable Shares and, subsequently in respect of the CryptoLogic Shares underlying such Exchangeable Shares, accept the Offer through a Book-Entry Transfer of their holdings into Equity Financial Trust Company’s account with CDS shall be deemed to have completed and submitted both the Notice of Conditional Retraction and Form of Acceptance (and to have given the warranties set out in paragraph 1(b)(iii) of Section C of Part 3 of this Offer Document with respect to their underlying CryptoLogic Shares as at the time of the tender) and to be bound by the terms thereof and therefore such book-entry instructions received by Equity Financial Trust Company are considered a valid tender in accordance with the terms of the Offer.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that CDS’s Book-Entry Transfer system will only accommodate payment in US$ and C$ and will require that persons tendering CryptoLogic

Shares under the Offer through such Book-Entry Transfer do so on the basis that they elect to receive payment in US$ or C$. Therefore, Exchangeable Shareholders who hold their Exchangeable Shares through a participant in CDS who wish to receive payment for the CryptoLogic Shares underlying such Exchangeable Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from CDS, obtain from Equity Financial Trust Company (as registrar and transfer agent of the Exchangeable Shares), a certificate representing such shares, and then follow the procedures applicable to Exchangeable Shares held in certificated form (see paragraph 16(a) above).

17.	Settlement

Subject to the Offer becoming or being declared wholly unconditional (except as provided in paragraph 5 of Section B of Part 3 in the case of certain Overseas Shareholders), and provided that the Book-Entry Confirmation, Agent’s Message, TTE instruction, Form of Acceptance, share certificate(s) and/or other documents of title are in order, settlement of the consideration to which any CryptoLogic Shareholder (or the first-named shareholder in the case of joint holders) is entitled under the Offer will be effected:

(i)	in the case of acceptances received during the Initial Acceptance Period, complete in all respects, by the date on which the Offer becomes or is declared wholly unconditional as soon as practicable but, in any event, no later than, within 3 Business Days of the later of such date; or

(ii)	in the case of acceptances of the Offer received during the Subsequent Acceptance Period, complete in all respects after the date on which the Offer becomes or is declared wholly unconditional but while it remains open for acceptance, as soon as practicable but, in any event, no later than within 3 Business Days of such receipt, in the following manner:

(a)	CryptoLogic Shares in certificated form (that is, not in CREST or with CDS or DTC)

Where an acceptance relates to CryptoLogic Shares in certificated form, settlement of any cash due under the Offer will be dispatched by first-class post (or by such other method as may be approved by the Panel) to, and at the risk of, the accepting CryptoLogic Shareholder or relevant appointed agent(s) (but not into any Restricted Jurisdiction). All such cash payments will be made by cheque drawn on a branch of a Canadian clearing bank (except in respect of US$ and £ payments to holders of certificated CryptoLogic Shares held in the UK register which will be made by cheque drawn on a branch of a clearing bank in the United Kingdom). In the case of joint CryptoLogic Shareholders, relevant cheques will be dispatched to the joint holder whose name appears first in the register of members or register of shareholders, as applicable.

Where only a portion of the CryptoLogic Shares held by a CryptoLogic Shareholder has been acquired by Amaya, new share certificate(s) representing the balance of that CryptoLogic Shareholder’s holding of CryptoLogic Shares will be sent by post to the relevant CryptoLogic Shareholder as soon as possible following the date on which the Offer becomes or is declared wholly unconditional.

(b)	CryptoLogic Shares held in CREST

Where an acceptance relates to CryptoLogic Shares in CREST, the cash consideration to which the accepting CryptoLogic Shareholder is entitled will be paid by means of a

CREST Payment in favour of the accepting CryptoLogic Shareholder’s payment bank in respect of the cash consideration due, in accordance with CREST Payment arrangements.

However, Amaya reserves the right to settle all or any part of the cash consideration referred to in this paragraph 17(b) for all or any accepting CryptoLogic Shareholder(s) in the manner referred to in paragraph 17(a) above, if, for any reason, it wishes to do so.

Where only a portion of the CryptoLogic Shares held by a CryptoLogic Shareholder has been acquired by Amaya, the Escrow Agent will, as soon as possible following the date on which the Offer becomes or is declared wholly unconditional, instruct Euroclear to transfer the relevant CryptoLogic Shares held in escrow to the relevant CryptoLogic Shareholder (or where such CryptoLogic Shareholder is not a CREST member, to their CREST Sponsor).

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that the CREST system will only accommodate payment in US$ or £. CryptoLogic Shareholders who hold their CryptoLogic Shares in CREST and who elect to receive payment for their CryptoLogic Shares in C$ will receive settlement of any cash due under the Offer by cheque drawn on a branch of a Canadian clearing bank in the same manner and upon the same terms as if they held certificated CryptoLogic Shares on the Canadian register (see paragraph 17(a) of this Part 2).

(c)	CryptoLogic Shares held through a participant in CDS or DTC

Where an acceptance relates to CryptoLogic Shares held through a participant in CDS or DTC and tendered under the respective Book-Entry Transfer system, the cash consideration to which the accepting CryptoLogic Shareholder is entitled will be paid through such system in accordance with the procedures of CDS or DTC, as applicable.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that CDS’s and DTC’s Book-Entry Transfer systems will only accommodate payment in US$ and C$ and will require CryptoLogic Shareholders tendering CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment in US$ or C$. CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant in CDS or DTC who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from CDS or DTC, as applicable, obtain from Equity Financial Trust Company, as registrar and transfer agent in Canada of the CryptoLogic Shares, a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer (see paragraph 15(a) of Part 2 and Section C of Part 3 of this Offer Document).

In no circumstances will interest be paid by Amaya, CryptoLogic, the Receiving Agent or the Escrow Agent.

However, subject to the rules of CDS and DTC regarding transfers of funds, Amaya reserves the right to settle all or any part of the cash consideration referred to in this paragraph 17(c) for all or any accepting CryptoLogic Shareholder(s) in the manner referred to in paragraph 17(a) above, if, for any reason, it wishes to do so.

(d)	General

If the Offer does not become or is not declared wholly unconditional:

(i)	in the case of CryptoLogic Shares (or Exchangeable Shares) held in certificated form, the Form of Acceptance (or Notice of Conditional Retraction and Form of Acceptance) and the relevant share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside a Restricted Jurisdiction) is indicated in Box 5 on the Form of Acceptance, or, if none is set out, to the first-named holder at his or her registered address (provided that no such documents will be sent to an addressee in a Restricted Jurisdiction);

(ii)	in the case of CryptoLogic Shares held in CREST, the Escrow Agent will immediately, after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing of the Offer), give TTE instructions to Euroclear to transfer all CryptoLogic Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the CryptoLogic Shareholders concerned; and

(iii)	in the case of a holder’s CryptoLogic Shares (or Exchangeable Shares) held through a participant in CDS or DTC, as applicable, and tendered under the respective Book-Entry Transfer system, the Receiving Agent will, as soon as practicable after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing of the Offer), arrange for such CryptoLogic Shares (or Exchangeable Shares) to be returned to such tendering holder by crediting the securities position of the ledger account maintained by such participant in CDS or DTC, as applicable, in the amount of such CryptoLogic Shares (or Exchangeable Shares).

All communications, notices, certificates, documents of title and remittances sent by, to, or from CryptoLogic Shareholders or their appointed agents will be sent at the risk of the relevant CryptoLogic Shareholder.

18.	Acceptance Conditions and Withdrawal Rights

Due to the conflicting takeover regulatory regimes of Canada and the United States, on the one hand, and the United Kingdom on the other, with the consent of the Panel, the following structure for the Offer has been agreed:

(a)	valid acceptances received by Amaya prior to the satisfaction or waiver of all other Conditions, shall be deemed not to have been received for the purposes of determining if the acceptance condition (as defined in Section B of Part 3 of this Offer Document) has been satisfied, until such time as Amaya declares that the Offer has become wholly unconditional and that it will take-up the CryptoLogic Shares tendered;

(b)	Amaya has undertaken not to declare that the acceptance condition (as defined in Section B of Part 3 of this Offer Document) has been satisfied, until such time that it also declares that all other Conditions have been satisfied or waived, and that the Offer is wholly unconditional and that it will take-up the CryptoLogic Shares tendered. In no circumstances will Amaya declare that the Offer is wholly unconditional prior to the time and date on which the Initial Acceptance Period is otherwise stated to expire;

(c)	settlement of the consideration due to CryptoLogic Shareholders who have validly accepted the Offer on the date on which Amaya declares the Offer wholly unconditional, will be effected as soon as practicable but, in any event, within 3 Business Days of Amaya’s declaration that the Offer is wholly unconditional and that it will take up the CryptoLogic Shares tendered (see paragraph 17 of this Part 2 for further details on settlement of the Offer); and

(d)	CryptoLogic Shareholders will have the right to withdraw their acceptance of the Offer (in addition to the withdrawal rights described in paragraph 3 of Section B of Part 3 of this Offer Document) at any time until Amaya declares that the Offer is wholly unconditional and that it will take up the CryptoLogic Shares tendered (that is, any time during the Initial Acceptance Period).

19.	Currency of cash consideration

CryptoLogic Shareholders are entitled under the Offer to receive the cash consideration in US$, C$ or £. Unless a CryptoLogic Shareholder elects to receive C$ or £, the CryptoLogic Shareholder will receive consideration in US$.

If you wish to receive your cash consideration in £ or C$ instead of US$, you should complete Box 2A or Box 2B (as applicable) or, if applicable, complete Box 2C on the Form of Acceptance, if you hold your CryptoLogic Shares in certificated form, or if your CryptoLogic Shares are in CREST or are held by a participant in CDS, you should follow the procedures set out in paragraphs 15(b) or 15(c) of this Part 2, as may be applicable.

CryptoLogic Shareholders who elect to receive their consideration in £ or C$, will receive an amount in £ or C$ equal to US$2.535 per share multiplied by the applicable Bloomberg Rate at 5.00 p.m. (London time) on the latest reasonably practicable date for fixing such rate prior to the relevant payment date. No commission will be charged for using this facility.

CryptoLogic Shareholders should be aware that the Bloomberg Rate used to determine any £ or Canadian dollar consideration payable to them (as described above) may differ from the exchange rate for conversion of US$ to C$ or £ at the time that the election is made by the CryptoLogic Shareholder, or the time at which the consideration is received. In all cases, fluctuations in the US$/£ or US$/C$ exchange rate are at the risk of accepting CryptoLogic Shareholders who are treated as having elected to received their consideration in C$ or £. Amaya and its advisers and agents shall not have any responsibility with respect to any such fluctuations in the US$/£ or US$/C$ exchange rate.

20.	Overseas Shareholders

Unless otherwise determined by Amaya or required by the Code, and permitted by applicable law and regulation, the Offer is not being, and will not be, made available, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of any Restricted Jurisdiction. This document does not constitute an offer in any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or otherwise from or within a Restricted Jurisdiction. Accordingly, unless otherwise determined by Amaya, copies of this Offer Document, the Form of Acceptance and any accompanying document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, in whole or in part, in, into or from any Restricted Jurisdiction, and persons receiving this Offer Document, the Form of Acceptance and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction. Accordingly, any accepting CryptoLogic Shareholder who is unable to give the representations and warranties set out in paragraph 1(b)(iii) of Section C or 1(b)(iii) of Section D, as may be applicable, may be deemed not to have accepted the Offer.

The availability of the Offer to CryptoLogic Shareholders who are not resident in the United Kingdom, Guernsey, Canada or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not citizens of or resident in the United Kingdom, Guernsey, Canada or the United States should inform themselves of, and observe, any applicable requirements and the attention of such persons is drawn to paragraph 5 of Section B of Part 3 and to the relevant provisions of the Form of Acceptance.

Accordingly, any accepting CryptoLogic Shareholder who is unable to give the representations and warranties set out in paragraph 1(b)(iii) of Section C, or 1(b)(iii) of Section D of Part 3, as may be applicable, may be deemed not to have accepted the Offer.

21.	Information Agent

Boudicca Proxy Consultants has been retained as the Information Agent for the Offer. The Information Agent may contact CryptoLogic Shareholders by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to CryptoLogic Shareholders.

The Information Agent will receive reasonable and customary compensation from Amaya for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection therewith.

22.	Receiving Agent and Escrow Agent

Equity Financial Trust Company has been retained as Receiving Agent and Capita has been retained as Escrow Agent for the Offer. The Receiving Agent and the Escrow Agent may, subject to the applicable law, contact the CryptoLogic Shareholders by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to CryptoLogic Shareholders.

The Receiving Agent and the Escrow Agent will receive reasonable and customary compensation from Amaya for their services in connection with the Offer, will be reimbursed for certain out-of- pocket expenses, and may be indemnified against certain liabilities and expenses in connection therewith.

Except as expressly set forth in this Offer Document, no broker, dealer, bank or trust company shall be deemed to be an agent of Amaya, the Receiving Agent or the Escrow Agent for the purposes of the Offer.

23.	General/Further Information

The sources and bases of certain financial information contained in this Offer Document are set out in paragraph 12 of Part 6 and definitions of certain expressions used in this Offer Document are contained in Part 7.

Your attention is drawn to the further information contained in this Offer Document and to the accompanying Form of Acceptance.

24.	Action to be taken to accept the Offer

A.	If you hold your CryptoLogic Shares, or any of them, in certificated form, (that is, not in CREST or with CDS or DTC), to accept the Offer in respect of those CryptoLogic Shares you should complete the accompanying Form of Acceptance in accordance with the instructions printed thereon. The completed Form of Acceptance, together with your share certificate(s) and/or other document(s) of title should be returned as soon as possible and in any event so as to be received by post or by hand (during normal business hours only) either:

•

if you are a CryptoLogic Shareholder located in Canada or the United States: by Equity Financial Trust Company (acting as Receiving Agent) Attn: Corporate Actions, 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

•

if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom or if you are an Overseas Shareholder: by Capita Registrars (acting as Escrow Agent), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU,

by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

Further details on the procedures for acceptance of the Offer if you hold any of your CryptoLogic Shares in certificated form are set out in paragraph 15(a) of Part 2 of this Offer Document, Section C of Part 3 of this Offer Document and in the accompanying Form of Acceptance.

B.	If you hold your CryptoLogic Shares, or any of them, in CREST, to accept the Offer in respect of those CryptoLogic Shares you should read paragraph 15(b) of Part 2 of this Offer Document and follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

Further details on the procedures for acceptance of the Offer if you hold any of your CryptoLogic Shares in CREST are set out in paragraph 15(b) of Part 2 of this Offer Document and in Section D of Part 3 of this Offer Document. If you hold your CryptoLogic Shares as a CREST sponsored member, you should refer acceptance of the Offer to your CREST Sponsor as only your CREST Sponsor will be able to send the necessary TTE instruction to Euroclear.

C.	If you hold your CryptoLogic Shares, or any of them, through a participant of CDS, to accept the Offer you should follow the procedures for a Book-Entry Transfer of such CryptoLogic Shares through CDS’s on-line tendering system pursuant to which Book-Entry Transfers may be effected (that is, CDSX) into the Receiving Agent’s account at CDS, which must be received as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. Any financial institution that is a participant in CDS may cause CDS to make a Book-Entry Transfer of a holders’ CryptoLogic Shares into the Receiving Agent’s account in accordance with the CDS procedures for such transfer. Delivery of CryptoLogic Shares through using the CDS Book-Entry Transfer system will constitute a valid tender under the Offer. Accordingly, the Form of Acceptance need not be completed by a CryptoLogic Shareholder tendering through CDSX.

Further details on the procedures for acceptance of the Offer by means of a Book-Entry Transfer are described in paragraph 15(c) of Part 2 and Section C of Part 3 of this Offer Document.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that CDS’s Book-Entry Transfer system will only accommodate payment in US$ or C$ and will require CryptoLogic Shareholders tendering CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment in US$ or C$. CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant in CDS who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from CDS, obtain from Equity Financial Trust Company (as registrar and transfer agent of the CryptoLogic Shares in Canada), a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer.

D.	If you hold your CryptoLogic Shares, or any of them, through a participant of DTC, to accept the Offer you should follow the procedures for a Book-Entry Transfer of such CryptoLogic Shares through DTC’s ATOP by transmitting your acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Receiving Agent’s account at DTC and send an Agent’s Message to the Receiving Agent. The Agent’s Message must be received by the Receiving Agent as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. The Receiving Agent has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a Book-Entry Transfer of a holder’s CryptoLogic Shares into the Receiving Agent’s account in accordance with the DTC procedures for such transfer. Delivery of the Agent’s Message by DTC will constitute a valid tender under the Offer. Accordingly, the Form of Acceptance need not be completed by a CryptoLogic Shareholder tendering through ATOP.

Further details on the procedures for acceptance of the Offer by means of a Book-Entry Transfer are described in paragraph 15(c) of Part 2 and Section C of Part 3 of this Offer Document.

Although the Offer provides CryptoLogic Shareholders with the opportunity to elect to be paid for such shares in US$, C$ or £, Amaya understands that DTC’s Book-Entry Transfer system will only accommodate payment in US$ or C$ and will require CryptoLogic Shareholders tendering CryptoLogic Shares under the Offer through such Book-Entry Transfer to do so on the basis that they elect to receive payment either in US$ or C$. CryptoLogic Shareholders who hold their CryptoLogic Shares through a participant in DTC who wish to receive payment for their CryptoLogic Shares in £ under the Offer should immediately contact such participant in order to withdraw such shares from DTC, obtain from Equity Financial Trust Company (as registrar and transfer agent of the CryptoLogic Shares in Canada), a certificate representing such shares, and then tender such shares in certificated form in accordance with the procedures applicable to CryptoLogic Shares held in certificated form under the Offer (see paragraph 15(a) of Part 2 and Section C of Part 3 of this Offer Document).

E.	If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

25.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of CryptoLogic with, in addition to any other rights they may have at law, one or more rights of rescission or price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to them. However, such rights must be exercised within prescribed time limits. CryptoLogic Shareholders should refer to the applicable provisions of the securities legislation of your province or territory for particulars of those rights or consult with a lawyer.

Yours faithfully,

David Baazov

Chairman, President and Chief Executive Officer

for and on behalf of

Amaya Gaming Group Inc.

PART 3

CONDITIONS, FURTHER TERMS OF THE OFFER, FORM OF ACCEPTANCE AND

ELECTRONIC ACCEPTANCES

SECTION A: CONDITIONS TO THE OFFER

The Offer will be subject to the following conditions and (in respect of certificated CryptoLogic Shares) the terms set out in the Form of Acceptance and to the Listing Rules and the Code:

1.	valid acceptances being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. London Time (10.00 a.m. Toronto time) on 28 March 2012 (or such later time(s) and/or date(s) as Amaya may, subject to the rules of the Code, Canadian securities laws and US securities laws, determine) in respect of more than 50 per cent. in value of the issued share capital of CryptoLogic and more than 50 per cent. of the voting rights attached to the issued share capital of CryptoLogic and normally exercisable at general meetings of CryptoLogic, including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any CryptoLogic Shares which may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances (whether pursuant to the exercise of outstanding conversion, option or subscription rights or otherwise), and for this purpose:

(i)	CryptoLogic Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue; and

(ii)	valid acceptances shall be deemed to have been received in respect of CryptoLogic Shares which (if Part 28 of the Companies Act applied to the Offer) would be treated for the purposes of Part 28 of the Companies Act as having been acquired or contracted to be acquired by Amaya by virtue of acceptances of the Offer;

2.	all material notifications, filings or applications which are necessary in connection with the Offer having been made and all necessary waiting periods (including any extensions thereof) in connection with the Offer under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all necessary statutory and regulatory obligations in any jurisdiction having been complied with in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, CryptoLogic or any other member of the Wider CryptoLogic Group by any member of the Wider Amaya Group in each case where the absence of such notification, filing or application would have a material adverse effect on the Wider Amaya Group or the Wider CryptoLogic Group, in each case taken as a whole, and all Authorisations necessary in respect of the Offer having been obtained on terms and in a form satisfactory to Amaya (acting reasonably) from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider CryptoLogic Group has entered into contractual arrangements and all such Authorisations necessary to carry on the business of any member of the Wider CryptoLogic Group in any jurisdiction (where such business is material in the context of the Wider CryptoLogic Group taken as a whole) remaining in full force and effect at the time at which the Offer becomes or has been declared wholly unconditional and no notice of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations having been made where, in each case, absence of such Authorisation would have a material adverse effect on the Wider CryptoLogic Group taken as a whole;

3.	no Antitrust Regulator or Third Party having taken, instituted, implemented or threatened any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same), in each case which would or might reasonably be expected to (in each case to an extent which is material in the context of the Wider CryptoLogic Group, or Wider Amaya Group, as the case may be, when taken as a whole):

(i)	require, prevent or delay the divestiture by any member of the Wider Amaya Group or by any member of the Wider CryptoLogic Group of all or any material part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(ii)	save as required pursuant to the terms of the Offer, require any member of the Wider Amaya Group or the Wider CryptoLogic Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in, or any asset of, any member of the Wider CryptoLogic Group, owned by any Third Party (other than in connection with the implementation of the Offer);

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Amaya Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of CryptoLogic Shares or other securities in CryptoLogic or on the ability of any member of the Wider CryptoLogic Group or any member of the Wider Amaya Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider CryptoLogic Group;

(iv)	otherwise adversely affect in any material respect any or all of the business, assets or profits or prospects of any member of the Wider CryptoLogic Group;

(v)	result in any member of the Wider CryptoLogic Group or any member of the Wider Amaya Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vi)	make the Offer, its implementation or the acquisition or proposed acquisition of a significant number of CryptoLogic Shares or other securities in, or control or management of, CryptoLogic by any member of the Wider Amaya Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly materially prevent or prohibit, restrict, restrain or delay to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere with or require material amendment of the Offer or the acquisition or proposed acquisition of a significant number of CryptoLogic Shares or other securities in, or control or management of, CryptoLogic by any member of the Wider Amaya Group;

(vii)	require, prevent or delay a divestiture by any member of the Wider Amaya Group of any shares or other securities (or the equivalent) in any member of the Wider CryptoLogic Group or any member of the Wider Amaya Group; or

(viii)	impose any material limitation on the ability of any member of the Wider Amaya Group to integrate all or any part of its business with all or any part of the business of any other member of the Wider CryptoLogic Group or of any member of the Wider CryptoLogic Group to integrate all or any part of its business with all or any part of the business of any other member of the Wider Amaya Group, and all applicable waiting and other time periods (including any extensions thereof) during which any such Antitrust Regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any applicable jurisdiction in respect of the Offer or the acquisition or proposed acquisition of a significant number of CryptoLogic Shares or otherwise intervene having expired, lapsed or been terminated;

4.	except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider CryptoLogic Group is a party or by or to which any such member or any of its assets is or may be bound or subject which, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Amaya Group of any CryptoLogic Shares or other securities (or the equivalent) in CryptoLogic or because of a change in the control or management of CryptoLogic would or might reasonably be expected to result in, in each case to an extent which is material in the context of the Wider CryptoLogic Group taken as a whole:

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider CryptoLogic Group being or becoming repayable, or being capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider CryptoLogic Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Wider CryptoLogic Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iv)	any liability of any member of the Wider CryptoLogic Group to make any severance, termination, bonus or other payment to any of its directors, or other officers;

(v)	the rights, liabilities, obligations, interests or business of any member of the Wider CryptoLogic Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider CryptoLogic Group in or with any other person or body or firm or company being terminated (or a termination right arising in favour of a party other than any member of the Wider CryptoLogic Group), or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(vi)	any member of the Wider CryptoLogic Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)	the value of, or the financial or trading position or prospects of, any member of the Wider CryptoLogic Group being prejudiced or adversely affected; or

(viii)	the creation of any liability (actual or contingent) by any member of the Wider CryptoLogic Group other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider CryptoLogic Group is a party or by or to which any such member or any of its assets are bound, or subject, would or might reasonably be expected to result, in each case to an extent which is material in the context of the Wider CryptoLogic Group taken as a whole, in any of the events or circumstances as are referred to in Conditions 4(i) to (iv);

5.	except as Disclosed, no member of the Wider CryptoLogic Group having since 31 December 2010:

(i)	issued or agreed to issue or authorised or announced its intention to authorise the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised the transfer or sale of CryptoLogic Shares out of treasury (except, in each case, where relevant, as between CryptoLogic and wholly-owned subsidiaries of CryptoLogic or between the wholly-owned subsidiaries of CryptoLogic and except for the issue or transfer out of treasury of CryptoLogic Shares in connection with an exchange of Exchangeable Shares or on the exercise of employee share options or vesting of employee share awards in the ordinary course under the CryptoLogic Stock Option Scheme);

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of CryptoLogic to CryptoLogic or any of its wholly-owned subsidiaries;

(iii)	other than pursuant to the Offer (and except for transactions between CryptoLogic and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of CryptoLogic and transactions in the ordinary course of business) implemented, effected or authorised, or announced its intention to implement, effect or authorise any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital in any undertaking or undertakings;

(iv)	except for transactions in the ordinary course of business or between members of the Wider CryptoLogic Group, disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised or announced any intention to do so;

(v)	issued, authorised or announced an intention to authorise, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness (other than in the ordinary course of business) except as between CryptoLogic and any of its wholly-owned subsidiaries or between such subsidiaries, in each case which is material in the context of the Wider CryptoLogic Group taken as a whole;

(vi)	entered into or varied or authorised or announced its intention to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which is or which involves or is reasonably likely to involve an obligation of a nature or magnitude in each case which is material in the context of the Wider CryptoLogic Group taken as a whole;

(vii)	entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Wider CryptoLogic Group in each case which is material in the context of the Wider CryptoLogic Group taken as a whole;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider CryptoLogic Group in each case which is material in the context of the Wider CryptoLogic Group taken as a whole;

(ix)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital (other than pursuant to the implementation of the Offer) and except for transactions between members of the Wider CryptoLogic Group;

(x)	(other than in the ordinary course of business or in respect of claims between CryptoLogic and any wholly-owned subsidiaries of CryptoLogic) waived, compromised or settled any claim which is material in the context of the Wider CryptoLogic Group taken as a whole;

(xi)	made any alteration to its memorandum or articles of association, incorporation or other constitutional documents;

(xii)	except in relation to changes made or agreed as a result of, or arising from, changes to legislation, made or agreed or consented to any change in any material respect to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependents or to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made;

(xiii)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors (other than in the ordinary course of business) with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business, in each case which is material in the context of the Wider CryptoLogic Group taken as a whole;

(xiv)	taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened in writing against it in relation to a moratorium of any indebtedness, désastre, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues, had a preliminary vesting order made over any of its assets, or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed in each case which is material in the context of the Wider CryptoLogic Group taken as a whole;

(xv)	(except as between CryptoLogic and its wholly-owned subsidiaries) made, authorised, proposed or announced an intention to propose any change in its loan capital;

(xvi)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities otherwise than in the ordinary course of business; or

(xvii)	entered into any legally binding agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 5 but only such transactions, matters or events that are material in the context of the Wider CryptoLogic Group if so indicated;

6.	except as Disclosed, since 31 December 2010:

(i)	no adverse change having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider CryptoLogic Group which is material in the context of the Wider CryptoLogic Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Wider CryptoLogic Group or to which any member of the Wider CryptoLogic Group is or may become a party (whether as claimant, defendant or otherwise), which might reasonably be expected to have a material adverse effect on the Wider CryptoLogic Group taken as a whole;

(iii)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider CryptoLogic Group having been threatened in writing, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider CryptoLogic Group, in each case which might reasonably be expected to have a material adverse effect on the Wider CryptoLogic Group taken as a whole;

(iv)	no contingent or other liability in respect of any member of the Wider CryptoLogic Group having arisen, or increased other than in the ordinary course of business which is reasonably likely to materially and adversely affect the Wider CryptoLogic Group taken as a whole; and

(v)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider CryptoLogic Group which is necessary for the proper carrying on of its business in the manner carried on as at the date of the Announcement and the withdrawal, cancellation, termination or modification of which is reasonably likely to materially and adversely affect the Wider CryptoLogic Group taken as a whole;

7.	except as Disclosed, Amaya not having discovered:

(i)	that any financial, business or other information concerning the Wider CryptoLogic Group publicly announced prior to the date of the Announcement or disclosed at any time to any member of the Wider Amaya Group by or on behalf of any member of the Wider CryptoLogic Group prior to the date of the Announcement is misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, in each case to an extent which is material in the context of the Wider CryptoLogic Group taken as a whole;

(ii)	that any member of the Wider CryptoLogic Group is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise and which is material in the context of the Wider CryptoLogic Group taken as a whole;

(iii)	that any past or present member of the Wider CryptoLogic Group has not complied in any material respect with all applicable legislation, regulations, notice or other requirements of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider CryptoLogic Group, which in any case is material in the context of the Wider CryptoLogic Group as a whole;

(iv)	that there has been a material disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human health which (whether or not giving rise to non-compliance with any law or regulation), would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider CryptoLogic Group (in any case to an extent which is material in the context of the Wider CryptoLogic Group taken as a whole); or

(v)	that there is or is reasonably likely to be any material obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider CryptoLogic Group (or on its behalf) or in which any such member previously had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, which in any case is material in the context of the Wider CryptoLogic Group as a whole.

SECTION B : FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer.

Except where the context requires otherwise, any reference in Section B, Section C and Section D of this Part 3 and in the Form of Acceptance:

(a)	to the “Offer” includes any revision, variation, renewal or extension thereof;

(b)	to the “Offer becoming unconditional” means the Offer being or becoming or being declared wholly unconditional;

(c)	to the “acceptance condition” means the condition as to acceptances set out in paragraph 1 of Section A of this Part 3 and references to the Offer becoming unconditional as to acceptances will be construed accordingly; and

(d)	to any person “acting in concert with Amaya” will mean any such person acting in concert with Amaya for the purposes of the Offer;

(e)	“Day 39” shall mean 2 April 2012;

(f)	“Day 46” shall mean 9 April 2012; and

(g)	“Day 60” shall mean 23 April 2012.

1.	Acceptance period and conditions

(a)	The Offer is initially open for acceptance until 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. Amaya reserves the right (but will not be obliged, other than as required by the Panel and the OSC and in accordance with the US Exchange Act, as applicable) at any time and from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 2 of this Section B of Part 3 and give oral or written notice of such extension to the Receiving Agent and Escrow Agent. If the Offer has not become unconditional by Day 46, Amaya may extend the Initial Acceptance Period to a later date. There can be no assurance, however, that Amaya will, in such circumstances, extend the Offer and, if no such extension is made, the Offer will lapse on Day 46 and no CryptoLogic Shares will be purchased pursuant to the Offer. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the Panel) following the date of despatching written notice of the revision to CryptoLogic Shareholders. Except with the consent of the Panel, no revision of the Offer may be made after Day 46, or, if later, the date that is 14 calendar days before the last date on which the Offer can become unconditional.

(b)

The Offer, whether revised or not, is not (except with the consent of the Panel) capable of becoming unconditional after midnight London time (7.00 p.m. Toronto time) on Day 60 (or any other time and/or date beyond which Amaya has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement), nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional. If the Offer has not become unconditional at such time (taking account of any prescribed extension of the Offer), the Offer will lapse in the absence of a competing bid (unless the Panel agrees otherwise). If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and Amaya and CryptoLogic Shareholders will cease to be bound by prior acceptances. Amaya reserves the right, with the permission of the Panel, to extend the Offer to any later time(s) and/or date(s). Except with the consent of the Panel, Amaya may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of CryptoLogic Shares made after 3.00 p.m. London time (10.00 a.m. Toronto time) on Day 60 (or any earlier time(s) and/or date(s) beyond which Amaya has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as Amaya, with the permission of the Panel, may determine. If the latest time at which the Offer may become unconditional is extended beyond midnight London time (7.00 p.m. Toronto time) on Day 60, acceptances received or purchases of CryptoLogic Shares made in respect of which relevant documents are received by the Receiving Agent or the Escrow Agent (as applicable) after 3.00 p.m. London time (10.00 a.m. Toronto time) on Day 60 may (except where the Code otherwise permits) only be taken into account by Amaya with the permission of the Panel.

(c)	If the Offer becomes unconditional (which would not occur prior to the expiry of the Initial Acceptance Period), it will remain open for acceptance for the Subsequent Acceptance Period which shall be not less than 14 calendar days from the expiry of the Initial Acceptance Period. If the Offer has become unconditional and it is stated by or on behalf of Amaya that the Offer will remain open until further notice, then not less than 14 calendar days’ notice in writing will be given to CryptoLogic Shareholders who have not accepted the Offer prior to the Closing of the Offer.

(d)	If a competitive situation arises after a “no extension” statement and/or “no increase” statement (as referred to in the Code) has been made by or on behalf of Amaya in connection with the Offer, Amaya may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), withdraw such statement and be free to extend or revise the Offer if it complies with the requirements of the Code, applicable Canadian securities laws and the US Exchange Act and, in particular:

(i)	that it announces such withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible and in any event within 4 Business Days of the announcement of the competing offer or other competitive situation and notifies CryptoLogic Shareholders to that effect in writing or, in the case of CryptoLogic Shareholders with registered addresses outside the United Kingdom or whom Amaya knows to be custodians, nominees, or trustees holding CryptoLogic Shares for such persons, by announcement in the United Kingdom, Canada and the United States, at the earliest practicable opportunity; and

(ii)	any CryptoLogic Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with paragraph 3(b) below.

Amaya may choose not to be bound by a “no increase” and/or “no extension” statement if, having reserved the right to do so at the time such statement was made (or otherwise with the consent of the Panel), such statement(s) would otherwise prevent the publication of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the CryptoLogic Board, or in other circumstances permitted by the Panel. If CryptoLogic publishes material new information of the kind referred to in Rule 31.9 of the Code after Day 39, Amaya may, with the consent of the Panel, choose not to be bound by a “no increase” and/or a “no extension” statement if it specifically reserved the right to do so at the time such statement was made (or otherwise with the consent of the Panel), provided that Amaya:

(iii)	gives notice to this effect as soon as possible and, in any event, within 4 Business Days after the date of such announcement by CryptoLogic; and

(iv)	notifies CryptoLogic Shareholders in writing at the earliest opportunity to this effect.

(e)	If a competitive situation arises (as determined by the Panel) and is continuing on the Business Day preceding Day 60, Amaya will enable CryptoLogic Shareholders who hold their CryptoLogic Shares in uncertificated form who have not already validly accepted the Offer but who have previously accepted the competing offer, to accept the Offer by a special form of acceptance to take effect on Day 60. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that:

(i)	it is received by the Receiving Agent or the Escrow Agent on or before Day 60;

(ii)	the relevant CryptoLogic Shareholder shall have applied to withdraw his acceptance of the competing offer although the CryptoLogic Shares to which such withdrawal relates shall not have been released from escrow before Day 60 by the escrow agent to the competing offer; and

(iii)	the CryptoLogic Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in the letter from Amaya contained in Part 2 of this Offer Document on or before Day 60, but an undertaking is given that they will be so transferred as soon as possible thereafter.

CryptoLogic Shareholders wishing to use such forms of acceptance should apply by telephone to the Receiving Agent (Equity Financial Trust Company) at 416-361-0152 or 1-866-393-4891 between 8.30 a.m. and 5.00 p.m. (Toronto time) (if you hold your CryptoLogic Shares in certificated form and you are located in Canada or the United States or if you hold your CryptoLogic Shares through a participant in CDS or DTC) or the Escrow Agent (Capita Registrars), at 0871 664 0321 or, if telephoning from outside the UK, at +44 20 8639 3399 between 9.00 a.m. and 5.00 p.m. (London time) (if you hold your CryptoLogic Shares in certificated form and you are located in Guernsey or the United Kingdom, if you hold your CryptoLogic Shares in CREST or if you are an Overseas Shareholder) on the third Business Day preceding Day 60 in order that such forms can be despatched. Notwithstanding the right to use such special form of acceptance, CryptoLogic Shareholders who hold their CryptoLogic Shares in uncertificated form may not use a Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the Offer in respect of such shares.

(f)	For the purposes of determining at any particular time whether the acceptance condition has been satisfied, Amaya will not be bound (unless otherwise required by the Panel) to take into account any CryptoLogic Shares save those carrying voting rights which have been unconditionally allotted or issued or which arise as the result of the exercise of conversion rights before such determination takes place in respect of which written notice containing relevant details of the allotment, issue or conversion, has been received before that time by Amaya, the Receiving Agent or the Escrow Agent on behalf of Amaya from CryptoLogic or its agents at the address specified in paragraph 3(e) below. Notification by email, telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice for this purpose.

2.	Announcements

(a)	Without prejudice to paragraph 3(a) below, by 8.00 a.m. (London time) in the United Kingdom, and 3.00 a.m. (Toronto time) in Canada and the United States, on the Business Day (the “relevant day”) next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended (as the case may be), or such later time(s) or date(s) as the Panel may agree, Amaya will make an appropriate announcement in the United Kingdom (and inform a Regulatory Information Service), Canada and the United States of the position. Such announcement will also state (unless otherwise permitted by the Panel):

(i)	the total number of CryptoLogic Shares: (A) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from person(s) acting or deemed to be acting in concert with Amaya for the purposes of the Offer); and (B) which were the subject of an irrevocable commitment or a letter of intent procured by Amaya or any person acting in concert with them;

(ii)	details of any relevant securities in which Amaya or any person acting in concert with it has an interest or in respect of which he has a right to subscribe, in each case specifying the nature of the interests or rights concerned. Similar details of any short positions over CryptoLogic relevant securities will also be stated;

(iii)	details of any relevant securities in respect of which Amaya or any person acting in concert with it has an outstanding irrevocable commitment or letter of intent;

(iv)	details of any relevant securities which Amaya or any person acting in concert with it has borrowed or lent, save for any borrowed shares which have been either on lent or sold; and

(v)	if such announcement declares that the Offer is wholly unconditional and that the CryptoLogic Shares validly tendered at that time under the Offer will be taken up, that Amaya will settle the consideration for the CryptoLogic Shares already tendered under the Offer within 3 Business Days;

and will specify the percentages of each class of CryptoLogic relevant securities represented by these figures. The announcement will include a statement of the total number of CryptoLogic Shares which Amaya may count towards the satisfaction of the acceptance condition and the percentage of CryptoLogic Shares represented by this figure. For purposes of this paragraph 2(a), the terms “acting in concert”, “relevant securities” and “short position” will have the meaning given to such terms in paragraph 3 of Part 6 of this Offer Document.

(b)	In calculating the number of CryptoLogic Shares or rights over CryptoLogic Shares represented by acceptances and/or purchases, Amaya may only include acceptances and purchases if they could be counted towards fulfilling the acceptance condition under Notes 4, 5 and 6 on Rule 10 of the Code, unless the Panel agrees otherwise. Subject to this, Amaya may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title and/or not accompanied by the relevant TTE instruction or which are subject to verification.

(c)	Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made by Amaya at any time up to, and will be announced not later than 8.00 a.m. (London time) in the United Kingdom and 3.00 a.m. (Toronto time) in Canada and the United States, on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will also state the next expiry time and date (unless the Offer is wholly unconditional, in which case, a statement may instead be made that the Offer will remain open until further notice).

(d)	In this Part 3, references to the making of an announcement or the giving of notice by or on behalf of Amaya include the release of an announcement by public relations consultants or by Canaccord Genuity, in each case on behalf of Amaya, to the press and the delivery by hand or telephone, email, telex or facsimile transmission or other electronic transmission of an announcement via a Regulatory Information Service. An announcement made otherwise than via a Regulatory Information Service will be notified simultaneously (unless the Panel otherwise agrees) via a Regulatory Information Service. A copy of each announcement made will be made available on Amaya’s website at www.amayagaming.com/cryptologic.

(e)	Without limiting the manner in which Amaya may choose to make any public announcement and subject to Amaya’s obligations under applicable law, Amaya will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release via a Regulatory Information Service and otherwise in accordance with Canadian and US requirements.

3.	Rights of withdrawal

(a)	If Amaya, having announced the Offer to be unconditional, fails by 3.30 p.m. London time (10.30 a.m. Toronto time), on the relevant day (as defined in paragraph 2(a) of this Section B of Part 3) (or such later time(s) or date(s) as the Panel and the OSC (as applicable) may agree) to comply with any of the other relevant requirements relating to the Offer specified in paragraph 2(a) above, an accepting certificated CryptoLogic Shareholder may (unless the Panel and the OSC (as applicable) otherwise agree) immediately thereafter withdraw his acceptance of the Offer in the manner referred to in paragraph 3(e) below (or, in the case of CryptoLogic Shares in CREST, withdrawals can be effected in the manner set out in paragraph 3(f) below). Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than 8 calendar days after the relevant day by Amaya confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 calendar days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

(b)	If a “no extension” and/or a “no increase” statement has been withdrawn in accordance with paragraph 1(d) above, any CryptoLogic Shareholder who has accepted the Offer after the date of such statement (but before publication of the notice of such withdrawal) may withdraw his acceptance thereafter in the manner referred to in paragraph 3(e) below (or, in the case of CryptoLogic Shares in CREST, withdrawals can be effected in the manner set out in paragraph 3(f) below) for a period of 8 calendar days after the date on which the notice of the withdrawal is published to CryptoLogic Shareholders.

(c)	A CryptoLogic Shareholder is entitled to withdraw his acceptance of the Offer in the manner set out in paragraph 3(e) below (or, in the case of CryptoLogic Shares in CREST, withdrawals can be effected in the manner set out in paragraph 3(f) below):

(i)	at any time during the Initial Acceptance Period (that is, until Amaya declares that the Offer is wholly unconditional and that it will take-up the CryptoLogic Shares tendered);

(ii)	if the settlement of the consideration for the CryptoLogic Shares has not been effected by Amaya within three Business Days after they have been tendered and taken up;

(iii)	at any time before the expiration of ten calendar days from the date upon which either:

(A)	a notice of change relating to a change which has occurred in the information contained in this Offer Document, as amended from time to time, that would reasonably be expected to affect the decision of a CryptoLogic Shareholder to accept or reject the Offer (other than a change that is not within the control of Amaya or a member of the Amaya Group), in the event that such change occurs before the date on which Amaya declares the Offer wholly unconditional and that it will take up the CryptoLogic Shares tendered, or after such time but before the expiry of all rights of withdrawal in respect of the Offer; or

(B)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the CryptoLogic Shares where the Offer Period is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such tendered CryptoLogic Shares have not been taken up by Amaya at the date of the notice.

The ten calendar day period referenced above in sub-paragraph 3(c)(iii) may be extended to ten US Business Days where required by applicable US securities laws. For further information, see paragraph 4(f) of Section B of Part 3 of this Offer Document.

(d)	Except as provided by this paragraph 3, all acceptances of, and elections under, the Offer shall be irrevocable.

(e)	To be effective, a written notice of withdrawal must be received on a timely basis either:

•

if you are a CryptoLogic Shareholder located in Canada or the United States or if you hold your CryptoLogic Shares through a participant in CDS or DTC: by Equity Financial Trust Company (as Receiving Agent) at Attn: Corporate Actions 200 University Avenue, Suite 400, Toronto, Ontario, Canada M5H 4H1; or

•

if you are a CryptoLogic Shareholder located in Guernsey or the United Kingdom, if you hold your CryptoLogic Shares in CREST or if you are an Overseas Shareholder: by Capita Registrars (as Escrow Agent), Attn: Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, United Kingdom BR3 4TU;

and must specify the name of the person who has made the relevant acceptance, the number of CryptoLogic Shares in respect of which acceptance is withdrawn and (if share certificates have been delivered) the name of the registered holder of the relevant CryptoLogic Shares, if different from the name of the person who made the relevant acceptance. CryptoLogic Shares in respect of which acceptance has been withdrawn may subsequently be tendered to the Offer in accordance with the acceptance procedures contained herein whilst the Offer remains open for acceptance. The withdrawal will take effect upon receipt by the Receiving Agent or the Escrow Agent (as applicable) at the address provided above of the properly completed notice of withdrawal.

If CryptoLogic Shares have been tendered pursuant to the procedures for Book-Entry Transfer set out in sub-paragraph 15(c) or 15(d) of Part 2 of this Offer Document, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn CryptoLogic Shares and otherwise comply with the procedures of CDS or DTC, respectively.

CryptoLogic Shareholders who wish to withdraw CryptoLogic Shares under the Offer and who hold such shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such CryptoLogic Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of CryptoLogic Shares under the Offer.

In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting CryptoLogic Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment reasonably satisfactory to Amaya is produced with the notice). E-mail or telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice for this purpose. Notice which is post-marked in, or otherwise appears to Amaya or its agents to have been sent from a Restricted Jurisdiction may be treated as invalid.

(f)	In the case of CryptoLogic Shares held in CREST, if withdrawals are permitted pursuant to paragraphs 3(a), 3(b) or 3(c) above, an accepting CryptoLogic Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

•	the ISIN number for the CryptoLogic Shares. This is GG00B1W7FC20;

•	the number of CryptoLogic Shares to be withdrawn;

•	participant ID of the accepting CryptoLogic Shareholder;

•	the member account ID of the accepting CryptoLogic Shareholder;

•

the member account ID of the Escrow Agent for the Offer where consideration in the form of US$ is elected, which is AMACRY01, or the member account ID of the Escrow Agent for the Offer where consideration in the form of £ is elected, which is AMACRY02, or the member account ID of the Escrow Agent for the Offer where consideration in the form of C$ is elected, which is AMACRY03; and the Escrow Agent’s participant ID, which is RA10;

•	the CREST transaction ID of the Electronic Acceptance to be withdrawn, to be inserted at the beginning of the shared note field;

•	input with a standard delivery instruction priority of 80;

•	the corporate action number for the Offer; and

•	the intended settlement date for the withdrawal.

Any such withdrawal will be conditional upon the Escrow Agent verifying that the withdrawal request is validly made. Accordingly, the Escrow Agent will on behalf of Amaya reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(g)	The CryptoLogic Shares in respect of which acceptances have been validly and properly withdrawn in accordance with this paragraph 3 may subsequently be re-tendered to the Offer by following one of the procedures described in paragraph 15 of the letter from Amaya set out in Part 2 of this Offer Document, at any time while the Offer remains open for acceptance.

(h)	All questions as to the validity (including time of receipt) of any notice of withdrawal or other withdrawal procedure will be determined by Amaya whose determination (except as required by the Panel) will be final and binding. None of Amaya, Canaccord Genuity, the Receiving Agent or the Escrow Agent or its agents or other persons will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or other withdrawal procedure or incur any liability for failure to give such notice.

4.	Revised Offer

(a)

Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised, either in its terms or conditions or in the value or nature of the consideration offered or otherwise and whether or not the basic terms of the Offer (in that original or any previously revised form(s)) are revised (and Amaya reserves the right to make any revision), and any such revised Offer represents on the date on which the revision is announced (on such basis as Canaccord Genuity may consider appropriate) an improvement or no diminution in the value of the revised Offer compared with the consideration or terms previously offered or in the overall value received and/or retained by a CryptoLogic Shareholder (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4(d), 4(e) and 5 below, be made available to CryptoLogic Shareholders who have accepted the Offer in its original or previously revised form(s) and not validly withdrawn such acceptances (“Previous Acceptor”). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) will, subject to paragraphs 4(d), 4(e) and 5 below and Section C and Section D of this Part 3, be treated as an acceptance of the Offer as so revised and will also constitute an authority to and appointment of any director of Amaya or any of their respective agents as his attorney and/or agent to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make on his behalf such elections for and/or accept such alternative forms of consideration in such proportions as such attorney and/or agent in his absolute discretion thinks fit, and to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance and/or election, the attorney and/or agent will take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b)	Subject to paragraphs 4(d) and (e) below, the authorities, powers of attorney and agencies conferred by this paragraph 4 and any acceptance of any revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

(c)	Amaya reserves the right (subject to paragraph 4(a) above) to treat an executed Form of Acceptance, TTE instruction or Book-Entry Transfer relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or making of the Offer in any revised form as a valid acceptance (and, where applicable, a valid election for the alternative forms of consideration) in respect of the revised Offer and such acceptance will constitute an authority in the terms of paragraph 4(a) and/or 4(b) above (as the case may be) mutatis mutandis on behalf of the relevant CryptoLogic Shareholder.

(d)	The deemed acceptances and/or elections referred to in this paragraph 4 shall not apply and the authorities and the powers of attorney conferred by this paragraph shall not be exercised by any director of Amaya or any of their respective agents if, as a result thereof, the Previous Acceptor would (on such basis as Canaccord Genuity may consider appropriate) thereby receive and/or retain (as appropriate) less in aggregate consideration under the revised Offer than he would have received and/or retained (as appropriate) in aggregate as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf unless the Previous Acceptor has previously agreed otherwise in writing.

(e)	The deemed acceptances and/or elections referred to in this paragraph 4 will not apply and the authorities and the powers of attorney conferred by this paragraph 4 will be ineffective to the extent that a Previous Acceptor:

(i)	in respect of CryptoLogic Shares in certificated form, lodges with the Receiving Agent or the Escrow Agent, within 14 calendar days of the publication of the document containing the revised Offer, a Form of Acceptance or other relevant form issued by or on behalf of Amaya in which the relevant CryptoLogic Shareholder validly elects to receive the consideration receivable by him under such revised Offer in some other manner than as set out in the Form of Acceptance or other such relevant form; or

(ii)	in respect of CryptoLogic Shares in CREST, sends (or, if a CREST Sponsored Member, procures that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA instruction must, in order for it to be valid and to settle, include the following details:

•	the number of CryptoLogic Shares in respect of which the changed election is made;

•	the ISIN number for CryptoLogic Shares. This is GG00B1W7FC20;

•	the member account ID of the Previous Acceptor, together with his participant ID;

•

the member account ID of the Escrow Agent for the Offer where consideration in the form of US$ is elected, which is AMACRY01, or the member account ID of the Escrow Agent for the Offer where consideration in the form of £ is elected, which is AMACRY02, or the member account ID of the Escrow Agent for the offer where consideration in the form of C$ is elected, which is AMACRY03; and the Escrow Agent’s participant ID, which is RA10;

•	the CREST transaction ID of the Electronic Acceptance in respect of which the election is to be changed to be inserted at the beginning of the shared note field;

•	input with a standard delivery instruction priority of 80;

•	the intended settlement date for the changed election; and

•	the corporate action number for the Offer. This is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

and, in order that the desired change of election can be effected, it must include the member account ID of the Escrow Agent relevant to the new election.

Any such change of election will be conditional upon the Escrow Agent verifying that the request is validly made. Accordingly, the Escrow Agent will on behalf of Amaya reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(iii)	In respect of CryptoLogic Shares held through a participant of CDS or DTC (such as a broker, investment dealer, bank, trust company or other nominee) that have been tendered pursuant to the applicable procedures for Book-Entry Transfers, the beneficial holders of such CryptoLogic Shares should immediately contact such participant with respect to the applicability of the matters discussed in this paragraph 4(e) of Section B to such CryptoLogic Shares; participants of CDS and DTC should contact such depository in this regard.

(f)	If Amaya makes a material change in the terms of the Offer or it waives a material Condition prior to the end of the Initial Acceptance Period, Amaya will make appropriate disclosure and extend the Initial Acceptance Period to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the US Exchange Act. The minimum period of such extension following such material changes, other than a change in the consideration offered, percentage of securities sought or changes to a soliciting dealer’s fee, will depend on the facts and circumstances then existing, including the materiality of the changes, but generally will be no less than five US Business Days. With respect to a change in consideration offered, percentage of securities sought or changes to a soliciting dealer’s fee, a minimum of ten US Business Days is required under applicable US securities laws to allow for adequate dissemination to CryptoLogic Shareholders.

5.	Overseas shareholders

(a)	The making of the Offer in jurisdictions outside the United Kingdom, Guernsey, Canada and the United States or to Overseas Shareholders may be affected by the laws of the relevant jurisdictions. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements of such jurisdictions. No person receiving a copy of this Offer Document and/or a Form of Acceptance in any jurisdiction other than the United Kingdom, Guernsey, Canada or the United States may treat the same as constituting an invitation or offer to him nor should he in any event use such Form of Acceptance if, in the relevant jurisdiction, such an invitation or offer cannot lawfully be made to him or such Form of Acceptance cannot lawfully be used without contravention of any relevant registration or other legal requirements. In such circumstances this Offer Document and/or any Form of Acceptance are sent for information only. It is the responsibility of any such Overseas Shareholders receiving a copy of this Offer Document and/or the accompanying Form of Acceptance and wishing to accept the Offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed, and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or duties or payments by whomsoever payable and each of Amaya and any person acting on their behalf shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes or duties or other requisite payments as Amaya or any person acting on their behalf may be required to pay in respect of Amaya insofar as it relates to such Overseas Shareholder. If you are an Overseas Shareholder and you are in any doubt about your position, you should consult your independent professional adviser.

(b)

In particular, the Offer is not being made, directly or indirectly, in or into a Restricted Jurisdiction, or by use of the mails of or by any means or instrumentality (including, without limitation, telephone, telex, facsimile, email or other electronic transmission) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within such Restricted Jurisdiction (unless otherwise determined by Amaya) and the Offer cannot be accepted by any such use, means or instrumentality or otherwise from any Restricted Jurisdiction. Accordingly, unless otherwise determined by Amaya and permitted by applicable law and regulation, copies of this Offer Document, the Form of Acceptance and any related documents are not being and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction or to CryptoLogic Shareholders with registered addresses in a Restricted Jurisdiction or to persons whom Amaya knows to be custodians, trustees or nominees holding CryptoLogic Shares for persons with registered addresses in a Restricted Jurisdiction. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not forward, distribute, send or mail them in, into or from a Restricted Jurisdiction or use any such means, instrumentalities or facilities in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the mails of a Restricted Jurisdiction or any such means, instrumentalities or facilities for any purpose directly or indirectly related to acceptance of the Offer or any related election. All CryptoLogic Shareholders (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this Offer Document and/or the Form of Acceptance, should read the further details in this regard which are contained in this paragraph 5 of this Section B and in Section C and Section D of Part 3 before taking any action. Envelopes containing the Form of Acceptance, evidence of title or other documents relating to the acceptance of the Offer must not be postmarked in a Restricted Jurisdiction or otherwise despatched from a Restricted Jurisdiction and all acceptors must provide addresses outside such Restricted Jurisdictions for the receipt of the consideration to which they are entitled under the Offer or for the return of the Form of Acceptance and any CryptoLogic Share certificate(s) (in relation to CryptoLogic Shares in certificated form) and/or other document(s) of title or otherwise for returned documents.

(c)	Subject as provided below, a CryptoLogic Shareholder may be deemed not to have accepted the Offer if:

(i)	he puts “NO” in Box 4 of the Form of Acceptance and thereby does not make the representations and warranties set out in 1(b)(iii) of Section C of this Part 3; or

(ii)	he completes Box 5 of the Form of Acceptance with an address in a Restricted Jurisdiction or has a registered address in a Restricted Jurisdiction and in either case he does not insert in Box 5 of the Form of Acceptance the name and address of a person or agent outside of a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer, or returned documents, to be sent, subject to the provisions of this paragraph 5 and applicable laws; or

(iii)	he inserts in Box 5 of the Form of Acceptance the name and address of a person or agent in a Restricted Jurisdiction; or

(iv)	a Form of Acceptance received from him is received in an envelope postmarked in, or that otherwise appears to Amaya or its agents to have been sent from, a Restricted Jurisdiction; or

(v)	he makes a Restricted Escrow Transfer pursuant to (and as defined in) paragraph 5(d) below unless he also makes a related Restricted ESA instruction (as defined in paragraph 5(d) below) which is accepted by the Escrow Agent, and Amaya reserves the right, in its sole discretion, to investigate, in relation to any acceptance (including, to avoid doubt, any acceptance by a CryptoLogic Shareholder whose shares are held through a participant in CDS or DTC), whether the representations and warranties set out in paragraph 1(b)(iii) of Section C (or Section D) of this Part 3 could have been truthfully given by the relevant CryptoLogic Shareholder and, if such investigation is made and as a result Amaya determines that such representations and warranties could not have been so given, such acceptance may be rejected as invalid.

(d)	If a CryptoLogic Shareholder holding CryptoLogic Shares in CREST is unable to give the warranties set out in paragraph 1(b)(iii) of Section D of this Part 3, but nevertheless can provide evidence satisfactory to Amaya that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or if a CREST Sponsored Member, procuring that his CREST Sponsor sends) both:

(i)	a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(ii)	one or more valid ESA instructions (a “Restricted ESA instruction”) which specify the form of consideration which he wishes to receive (consistent with the alternatives offered under the Offer).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA instruction(s) settle in CREST and Amaya decides, in its absolute discretion, to exercise its right described in paragraph 5(j) below to waive, vary or modify the terms of the Offer relating to Overseas Shareholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 above. If Amaya accordingly decides to permit such acceptance to be made, the Escrow Agent will on behalf of Amaya accept the purported acceptance as an Electronic Acceptance on the terms of this Offer Document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, the Escrow Agent will on behalf of Amaya reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

•	the ISIN number for the CryptoLogic Shares. This is GG00B1W7FC20;

•	the number of CryptoLogic Shares in uncertificated form in respect of which the Offer is to be accepted;

•	the participant ID of the accepting CryptoLogic Shareholder;

•	the member account ID of the accepting CryptoLogic Shareholder;

•	the member account ID of the Escrow Agent, which is RESTRICT, together with the Escrow Agent’s participant ID, which is RA10;

•	the intended settlement date;

•	the corporate action number of the Offer. This is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

•	input with a standard delivery instruction priority of 80; and

•	the contact name and number in the shared note field.

Each Restricted ESA instruction must, in order for it to be valid and settle, include the following details:

•	the ISIN number for the CryptoLogic Shares. This is GG00B1W7FC20;

•	the number of CryptoLogic Shares relevant to that Restricted ESA instruction;

•	the participant ID of the accepting CryptoLogic Shareholder;

•	the member account ID of the accepting CryptoLogic Shareholder;

•	the member account ID of the Escrow Agent, which is RESTRICT, together with the Escrow Agent’s participant ID, which is RA10;

•	the participant ID and the member account ID of the Escrow Agent relevant to the form of consideration required (details of which are set out in paragraph 15(b) of Part 2 of this Offer Document);

•	the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA instruction relates to be inserted at the beginning of the shared note field;

•	the intended settlement date; and

•	the corporate action number for the Offer. This is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST.

(e)	If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this Offer Document, any Form of Acceptance or any related document in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, facsimile, email, telex or other electronic transmission) of interstate or foreign commerce of, or any facilities of a national, state or securities exchange of Restricted Jurisdiction, in connection with such forwarding, such person should (i) inform the recipient of such fact; (ii) explain to the recipient that such action may invalidate any related purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 5.

(f)	The Offer is made to persons and to all CryptoLogic Shareholders to whom this Offer Document, the Form of Acceptance and any related documents may not be despatched or who may not receive such documents and such persons may collect copies of such documents from the Receiving Agent or the Escrow Agent at the address referred to in paragraph 3(e) above.

(g)	Amaya reserves the right to notify any matter, including the making of the Offer, to all or any CryptoLogic Shareholders:

(i)	with a registered address outside Guernsey, the United Kingdom, Canada or the United States; or

(ii)	whom Amaya knows to be an Overseas Shareholder,

by announcement in the United Kingdom via a Regulatory Information Service or by paid advertisement in a daily national newspaper published and circulated in the United Kingdom or any part thereof (in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by such Overseas Shareholder or other person to receive or see such notice) and all references in this Offer Document to notice or the provision of information in writing by or on behalf of Amaya shall be construed accordingly. No such document will be sent to an address in a Restricted Jurisdiction.

(h)	If any written notice from a CryptoLogic Shareholder purporting to withdraw an acceptance in accordance with paragraph 3 above is received in an envelope postmarked in, or which otherwise appears to Amaya or its agents to have been sent from a Restricted Jurisdiction, Amaya reserves the right, in its absolute discretion, to treat that notice as invalid.

(i)	Notwithstanding anything to the contrary contained in this Offer Document or the Form of Acceptance, Amaya may, in its absolute discretion, make the Offer (with or without giving effect to this paragraph 5) in accordance with applicable law in a Restricted Jurisdiction and in this connection the provisions of this paragraph 5 will be varied accordingly.

(j)	The provisions of this paragraph 5 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific CryptoLogic Shareholder(s) or on a general basis by Amaya at its absolute discretion. Subject thereto, the provisions of this paragraph 5 override any terms of the Offer inconsistent with them.

6.	General

(a)	Except with the consent of the Panel, the Offer will lapse unless all conditions relating to the Offer have been fulfilled or if capable of waiver, waived or, where appropriate, have been determined by Amaya to be and remain satisfied, in each case, by midnight London time (7.00 p.m. Toronto time) on Day 60 or by midnight London time (7.00 p.m. Toronto time) on the date which is 21 calendar days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as Amaya, with the consent of the Panel, may decide.

(b)	If the Offer lapses or is withdrawn for whatever reason, it will cease to be capable of further acceptance and accepting CryptoLogic Shareholders and Amaya will cease to be bound by acceptances submitted before the time the Offer lapses.

(c)	If, after the date of the Announcement (being 2 February 2012) but prior to all the conditions relating to the Offer having being fulfilled or (if capable of waiver) waived and for so long as the Offer remains open for acceptance, any dividend or other distribution is declared, paid or made by CryptoLogic (a “relevant distribution”), Amaya reserves the right (without prejudice to any right of Amaya, with the consent of the Panel, to invoke the condition set out in paragraph 5(ii) of Section A of this Part 3) to reduce the Offer Price by the amount of such dividend or distribution. If such reduction occurs, any reference in this Offer Document to the Offer Price shall be deemed to be a reference to the Offer Price as so reduced and, notwithstanding the terms on which the CryptoLogic Shares are expressed to be acquired by Amaya pursuant to the Offer in Part 3 of this Offer Document, the CryptoLogic Shares will be acquired by or on behalf of Amaya pursuant to the Offer together with all rights now or hereafter attaching to such shares including the right to receive in full all dividends and other distributions (if any) declared, paid or made on or after the date of the Announcement (being 2 February 2012) including the right to receive or retain the relevant distribution. Any exercise by Amaya of its rights referred to in this paragraph 6(c) will be the subject of an announcement in accordance with paragraph 2(d) above and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Offer.

(d)

Except with the consent of the Panel, settlement of the consideration to which any CryptoLogic Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Amaya, Canaccord Genuity, the Receiving Agent or the Escrow Agent may otherwise be, or claim to be, entitled as against such shareholder and will be effected in the manner described in the letter from Amaya contained in Part 2 of this Offer Document. Subject to paragraph 5 above, no consideration will be sent to any address in a Restricted Jurisdiction.

(e)	In relation to any acceptance of the Offer in respect of a holding of CryptoLogic Shares which are in CREST or are held by a participant in CDS or DTC, Amaya reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST and/or CDS or DTC or otherwise to confer on Amaya or, as the case may be, the relevant CryptoLogic Shareholder the benefits and entitlements provided for under the terms of the Offer, provided such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

(f)	Notwithstanding the right hereby reserved by Amaya to treat an acceptance of the Offer as valid (even though, in the case of CryptoLogic Shares in certificated form, the Form of Acceptance is not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, or in the case of CryptoLogic Shares in uncertificated form it is not accompanied by the relevant transfer to escrow or does not follow exactly the correct requirements for a Book-Entry Transfer), except as otherwise agreed with the Panel:

(i)	an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it;

(ii)	a purchase of CryptoLogic Shares by Amaya or its nominee(s) (or, if relevant, any person acting in concert with Amaya, or its nominees(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

(iii)	before the Offer may become unconditional, the Receiving Agent must issue a certificate to Amaya and/or Canaccord Genuity or their respective agents stating the number of CryptoLogic Shares in respect of which acceptances of the Offer have been received which comply with sub-paragraph (i) above and the number of CryptoLogic Shares otherwise acquired, whether before or during the Offer Period, which comply with sub-paragraph (ii) above. Copies of such certificate will be sent to the Panel and to the financial adviser of CryptoLogic as soon as possible after issue.

(g)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Offer Document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Part 3 shall be deemed to be incorporated into and form part of the Form of Acceptance.

(h)	All references in this Offer Document and in the Form of Acceptance to 3.00 p.m. London time and/or 10.00 a.m. Toronto time, on 28 March 2012 will (except where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(i)	Unless the context otherwise requires, references in paragraphs 5 and 6 of this Section B to a CryptoLogic Shareholder will include references to the person or persons executing the Form of Acceptance or on whose behalf an Electronic Acceptance or Book-Entry Transfer is made and in the event of more than one person executing a Form of Acceptance or on whose behalf an Electronic Acceptance or Book-Entry Transfer is made, such paragraphs will apply to them jointly and severally.

(j)	Any accidental omission or failure to despatch this Offer Document, the Form of Acceptance or any other document relating to the Offer or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(k)	No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, or Book-Entry Transfer, share certificate(s) or other document(s) of title, communication or notice will be given by, or on behalf of, Amaya. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from CryptoLogic Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

(l)	If the Offer lapses or is withdrawn for any reason:

(i)	in respect of CryptoLogic Shares in certificated form, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or such other methods as may be approved by the Panel) within 14 calendar days of the lapsing or withdrawal of the Offer, at the risk of the CryptoLogic Shareholder concerned, to the person or agent whose name and address outside a Restricted Jurisdiction is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first named holder at his registered address outside a Restricted Jurisdiction. No such documents will be sent to an address in a Restricted Jurisdiction;

(ii)	in respect of CryptoLogic Shares in CREST, the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing or withdrawal of the Offer), give instructions to Euroclear to transfer all CryptoLogic Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the CryptoLogic Shareholders concerned; and

(iii)	in respect of CryptoLogic Shares held through a participant in CDS or DTC and tendered under the applicable Book-Entry Transfer system, the Receiving Agent will, as soon as practicable after the lapsing or withdrawal of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), arrange for such CryptoLogic Shares to be returned to such tendering holder by crediting the securities position of the ledger account maintained by such participant in CDS or DTC, as applicable, in the amount of such CryptoLogic Shares.

(m)	If a CryptoLogic Shareholder accepts the Offer in respect of some but not all of his registered holding of CryptoLogic Shares at the Record Date and the Offer becomes or is declared wholly unconditional:

(i)	in respect of CryptoLogic Shares held in certificated form that have not been acquired by Amaya in accordance with the terms of the Offer, new share certificate(s) evidencing the remaining holding of CryptoLogic Shares not so acquired will be sent by post (or such other method as may be approved by the Panel) as soon as practicable following the date on which the Offer becomes or is declared wholly unconditional, at the risk of the person entitled thereto, to the person or agent whose name and address outside a Restricted Jurisdiction is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside a Restricted Jurisdiction (no such documents will be sent to an address in a Restricted Jurisdiction);

(ii)	in respect of CryptoLogic Shares held in CREST that have not been acquired by Amaya in accordance with the terms of the Offer, the Escrow Agent will, as soon as practicable following the date on which the Offer becomes or is declared wholly unconditional, give instructions to Euroclear to transfer the relevant CryptoLogic Shares held in escrow; and

(iii)	in respect of CryptoLogic Shares held through a participant in CDS or DTC that have not been acquired by Amaya in accordance with the terms of the Offer, the Receiving Agent will, as soon as practicable following the date on which the Offer becomes or is declared wholly unconditional, arrange for the CryptoLogic Shares not so acquired to be returned by crediting the securities position of the ledger account maintained by the relevant participant in CDS or DTC, as applicable.

(n)	Subject to the Code, and notwithstanding any other provision of this Section B of Part 3, Amaya reserves the right to treat as valid in whole or in part any acceptance of the Offer if received by the Receiving Agent, the Escrow Agent or otherwise on behalf of Amaya which is not entirely in order or in correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or the relevant TTE instruction or is received by it at any place or places or in any form or manner determined by either the Receiving Agent, the Escrow Agent or Amaya otherwise than as set out in this document or the Form of Acceptance. In that event, no payment of cash will be made until after the acceptance is entirely in order or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Amaya have been received by the Receiving Agent or the Escrow Agent (as applicable).

(o)	For the purposes of this Offer Document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time which the relevant instruction settles in CREST. The time of receipt of a Book-Entry Transfer shall be the time which the tender was made into CDSX.

(p)	All powers of attorney, appointments of agents and authorities conferred by this Part 3 or in the Form of Acceptance are given by way of security for the performance of the obligations of the CryptoLogic Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with section 4 of the Powers of Attorney Act 1971 (UK)) except in the circumstances where the donor of such power of attorney or authority or appointor validly withdraws his acceptance, with effect from and following such withdrawal.

(q)	Amaya reserves the right to nominate as the person entitled to acquire any CryptoLogic Shares pursuant to the Offer such subsidiary of Amaya as Amaya shall in its absolute discretion select for such purpose and following any such nomination references herein to Amaya shall be construed accordingly.

(r)	Subject to paragraph 5 above, the Offer is made on 21 February 2012 and is capable of acceptance from and after that time. The Offer is being made by means of this Offer Document. Forms of Acceptance and copies of this Offer Document are available from the Receiving Agent and the Escrow Agent at the respective address referred to in paragraph 3(e) above.

(s)	The Offer, the Form of Acceptance, all acceptances of and elections in respect of the Offer, all contracts made pursuant to the Offer, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a CryptoLogic Shareholder and Amaya, the Receiving Agent or the Escrow Agent shall be governed by and interpreted in accordance with English law.

(t)	Execution of a Form of Acceptance or other acceptance of the Offer by or on behalf of a CryptoLogic Shareholder will constitute such shareholder’s agreement that the Courts of England are (subject to paragraph 6(u) of this Section B) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Form of Acceptance or otherwise arising in connection with the Offer and the Form of Acceptance, and for such purposes that the accepting CryptoLogic Shareholder irrevocably submits to the jurisdiction of the Courts of England.

(u)	Execution of the Form of Acceptance by or on behalf of an accepting CryptoLogic Shareholder will constitute such shareholder’s agreement that the agreement in paragraph 6(t) of this Section B is included for the benefit of Amaya, the Receiving Agent and the Escrow Agent and accordingly, notwithstanding the exclusive agreement in paragraph 6(t) of this Section B, each of Amaya, the Receiving Agent and the Escrow Agent shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the accepting CryptoLogic Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

(v)	Save in respect of Condition 1 (acceptance) in Section A of Part 3, Amaya shall not invoke any condition so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to Amaya in the context of the Offer.

(w)	Without prejudice to any other provisions of this Section B, Amaya reserves the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out in this Offer Document or in the Form of Acceptance.

(x)	All references in this Part 3 to:

(i)	any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof); and

(ii)	to the return or despatch of documents by post shall extend to the return or despatch by such other method as the Panel may approve.

(y)	All mandates and other instructions to CryptoLogic given by CryptoLogic Shareholders or in force relating to holdings of CryptoLogic Shares will, unless and until amended or revoked, continue in force.

SECTION C: FORM OF ACCEPTANCE AND BOOK-ENTRY TRANSFERS ACCEPTANCES

This Section C applies to CryptoLogic Shares in certified form or held through a participant of CDS or DTC. If you hold all your CryptoLogic Shares in uncertificated form in CREST, you should ignore this Section C and instead read Section D.

1.	Form of Acceptance

(a)	For the purposes of this Section C of Part 3 and the Form of Acceptance, the phrase “the CryptoLogic Shares comprised in the acceptance” shall mean:

(i)	the number of CryptoLogic Shares inserted in Box 1 of the Form of Acceptance; or

(ii)	where no number (or a number greater than your entire registered holding of CryptoLogic Shares on the Record Date) has been inserted in Box 1, the relevant CryptoLogic Shareholder’s entire registered holding of CryptoLogic Shares in certificated form on the Record Date as disclosed by details of the register of members made available to the Receiving Agent or the Escrow Agent (as applicable);

in each case provided that the Form of Acceptance has been executed; or

(iii)	the number of CryptoLogic Shares held by a CryptoLogic Shareholder through a participant in CDS or DTC which have been tendered under the Offer by means of a Book-Entry Transfer.

(b)	Without prejudice to the terms of the Form of Acceptance and the provisions of Section A and Section B of this Part 3, each CryptoLogic Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and lodged with the Receiving Agent or the Escrow Agent (as applicable), subject to the rights of withdrawal set out in this Offer Document (including each holder of CryptoLogic Shares whose CryptoLogic Shares are held through a participant in CDS or DTC and are tendered under the Offer by means of a Book-Entry Transfer) irrevocably undertakes, represents, warrants and agrees to and with Amaya, the Receiving Agent and the Escrow Agent (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(i)	that the execution of the Form of Acceptance:

(A)	if Box 1 has been ticked or marked or left blank or has been completed with a number of CryptoLogic Shares equal to or greater than that CryptoLogic Shareholder’s entire holding of CryptoLogic Shares, shall constitute:

(I)	an acceptance of the Offer in respect of the entire registered holding of CryptoLogic Shares of that CryptoLogic Shareholder on the Record Date; and

(II)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Amaya to obtain the full benefit of this Section C of this Part 3 and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer,

(B)	if Box 1 has been completed with a number of CryptoLogic Shares equal to or less than that CryptoLogic Shareholder’s entire holding of CryptoLogic Shares, shall constitute:

(I)	an acceptance of the Offer in respect of such number of CryptoLogic Shares as are specified in Box 1; and

(II)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Amaya to obtain the full benefit of this Section C of Part 3 and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer, in each case on and subject to the terms and Conditions set out or referred to in this Offer Document and the Form of Acceptance and, subject only to the rights of withdrawal set out in paragraph 3 of Section B of this Part 3, each such acceptance, election and undertaking shall be irrevocable.

If Box 2A or Box 2B (or, if applicable, Box 2C) is not completed, then such CryptoLogic Shareholder will be deemed to have elected to receive their consideration in US$;

(ii)	that the relevant CryptoLogic Shareholder is the sole legal and beneficial owner of the CryptoLogic Shares in respect of which the Offer is accepted or deemed to be accepted and that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the CryptoLogic Shares comprised or deemed to be comprised in such acceptance and that such shares are sold with full title guarantee, fully paid up and free from all Encumbrances, rights of pre-emption and other third party rights and/or interests of any nature whatsoever and together with all rights now or hereafter attaching to them including the right to receive in full and retain all dividends, interest and other distributions (if any) declared, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made or payable on or after the date of the Announcement (being 2 February 2012);

(iii)	that unless “NO” is inserted in Box 4 of the Form of Acceptance, such CryptoLogic Shareholder:

(A)	has not received or sent copies or originals of this Offer Document, the Form of Acceptance or any related documents, in, into or from a Restricted Jurisdiction;

(B)	has not otherwise utilised in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, facsimile transmission, telex, email or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, any Restricted Jurisdiction;

(C)	was outside a Restricted Jurisdiction when the Form of Acceptance was delivered and at the time of accepting the Offer;

(D)	in respect of the CryptoLogic Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction; and

(E)	if such CryptoLogic Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom, Guernsey, Canada or the United States, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer and, if relevant, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Amaya or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance of the Offer or any election thereunder;

(iv)	that the execution and delivery of the Form of Acceptance constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms and to an accepting CryptoLogic Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of Amaya as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to:

(A)	complete and execute all or any form(s) of transfer, renunciation and/or other document(s) at the discretion of the attorney in relation to the CryptoLogic Shares referred to in paragraph (i) above in favour of Amaya or such other person or persons as Amaya or its agents may direct;

(B)	to deliver such form(s) of transfer, renunciation and/or other document(s) in the attorney’s discretion and/or the certificate(s) and/or other document(s) of title relating to such CryptoLogic Shares for registration within four months of the Offer becoming wholly unconditional; and

(C)	to do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer pursuant to the Form of Acceptance and to vest in Amaya or its nominee the CryptoLogic Shares the full legal and beneficial ownership of CryptoLogic Shares comprised in the acceptance;

(v)	that the execution and delivery of the Form of Acceptance constitutes, subject to the Offer becoming wholly unconditional and to an accepting CryptoLogic Shareholder not having validly withdrawn his acceptance, an irrevocable instruction and authorisation:

(A)	to CryptoLogic or its agents to procure the registration of the transfer of the CryptoLogic Shares comprised in the acceptance and the delivery of the share certificate(s) and other document(s) of title in respect of the CryptoLogic Shares to Amaya or as it may direct;

(B)	subject to the provisions of paragraph 5 of Section B of this Part 3, to Amaya, Canaccord Genuity or their respective agents, to procure the issue and despatch by post (or such other method as may be approved by the Panel) of a cheque in respect of any cash consideration to which such CryptoLogic Shareholder is entitled under the Offer at such CryptoLogic Shareholder’s risk, to the person or agent whose name and address (outside a Restricted Jurisdiction unless otherwise permitted by Amaya) is set out in Box 5 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside a Restricted Jurisdiction unless otherwise permitted by Amaya); and

(C)	to Amaya, CryptoLogic or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of CryptoLogic in respect of his holding of CryptoLogic Shares (until such are revoked or varied);

(vi)	that the execution of the Form of Acceptance and its delivery constitutes the giving of authority to each of Amaya, the Amaya Directors and/or their respective agents within the terms set out in Section B and in paragraph 1 of this Section C of this Part 3;

(vii)	that, subject to the Offer becoming wholly unconditional (or, in the case of voting by proxy, if the Offer will become wholly unconditional or lapse immediately upon the outcome of the resolution in question) or if the Panel otherwise gives its consent in respect of CryptoLogic Shares in respect of which the Offer has been accepted or deemed to be accepted, which acceptance has not been validly withdrawn and pending registration in the name of Amaya, or as it may direct:

(A)	Amaya or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of CryptoLogic or of any class of its shareholders) attaching to any CryptoLogic Shares comprised or deemed to be comprised in such acceptance; and

(B)	the execution of the Form of Acceptance by a CryptoLogic Shareholder shall constitute with regard to such CryptoLogic Shares comprised in the acceptance:

(I)	an authority to CryptoLogic or its agents from such CryptoLogic Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a CryptoLogic Shareholder (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such CryptoLogic Shares into certificated form) to Amaya at its registered office;

(II)

an irrevocable authority to Amaya or any Amaya Director to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the CryptoLogic Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Amaya to attend general and separate class meetings of CryptoLogic and attending any such meeting and exercising the votes attaching to the CryptoLogic Shares comprised or deemed to be comprised in such acceptance on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding Condition); and

(III)	the agreement of such CryptoLogic Shareholder not to exercise any of such rights without the consent of Amaya and the irrevocable undertaking of such CryptoLogic Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(viii)	if he is a US Holder, that he is not subject to back up withholding tax by completing Internal Revenue Service Form W–9, or a valid substitute or, if the holder is not a US Holder for US federal income tax purposes, agrees, if relevant, to establish an exemption from certain US federal information return reporting and backup withholding requirements by completing Internal Revenue Service Form W–8BEN which is available from the US Internal Revenue Service;

(ix)	that he will deliver or procure the delivery to the Receiving Agent or the Escrow Agent (as applicable) at the address set out in paragraph 3(e) of Section B of this Part 3 of his share certificate(s) and/or other document(s) of title in respect of all CryptoLogic Shares held by him in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to Amaya in lieu thereof, as soon as possible and in any event within four months of the Offer becoming wholly unconditional;

(x)	that the terms and conditions of the Offer contained in this Offer Document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(xi)	that he will do all such acts and things as shall be necessary or expedient to vest the aforesaid CryptoLogic Shares in Amaya or its nominee(s) or such other persons as Amaya may decide;

(xii)	that he will ratify each and every act or thing which may be done or effected by Amaya, the Receiving Agent or the Escrow Agent or any Amaya Director or any director of the Receiving Agent or of the Escrow Agent or their respective agents or CryptoLogic or its agents, as the case may be, in the exercise of any of the powers and/or authorities conferred hereunder;

(xiii)	that the execution of the Form of Acceptance constitutes the CryptoLogic Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance;

(xiv)	that he has the necessary capacity and authority to execute the Form of Acceptance;

(xv)	that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraph 6(s) of Section B of this Part 3;

(xvi)	that upon execution the Form of Acceptance shall take effect as a deed;

(xvii)	that the acceptance of the Offer complies with all applicable securities law;

(xviii)	that if any provision of Section B or Section C of this Part 3 shall be unenforceable or invalid or shall not operate so as to afford Amaya, the Receiving Agent or the Escrow Agent or any director of any of them or their agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Amaya and/or the Receiving Agent and/or the Escrow Agent and/or any such director or agent to secure the full benefits of Section B and Section C of this Part 3; and

(xix)	that he is not a client (as defined in the FSA Handbook) of Canaccord Genuity in connection with the Offer.

References in this paragraph 1 of Section C to:

(xx)	the “execution of the Form of Acceptance” and similar expressions shall be deemed to include, in relation to the acceptance by CryptoLogic Shareholders whose shares are held through a participant in CDS or DTC, the receipt by the Receiving Agent of a Book-Entry Confirmation or Agent’s Message, as applicable; and

(xxi)	a CryptoLogic Shareholder shall include references to the person or persons executing a Form of Acceptance or on whose behalf a Book-Entry Transfer is made, and in the event of more than one person executing a Form of Acceptance or on whose behalf a Book-Entry Transfer is made, the provisions of this Section C shall apply to them jointly and to each of them.

Each holder of CryptoLogic Shares whose CryptoLogic Shares are held through a participant in CDS or DTC and are tendered under the Offer by means of a Book-Entry Transfer shall be deemed to have given the irrevocable undertaking, representation, warranty and agreement set out in paragraph 1(b)(iii) of this Section C of Part 3 to the same extent as a CryptoLogic Shareholder who holds CryptoLogic Shares in certificated form who has executed a Form of Acceptance (or on whose behalf a Form of Acceptance has been executed) without inserting the word “NO” in Box 4 of the Form of Acceptance.

SECTION D: ELECTRONIC ACCEPTANCES

This Section D only applies to CryptoLogic Shares held in uncertificated form in CREST. If you hold all your CryptoLogic Shares in certificated form (or through a participant of CDS or DTC) you should ignore this Section D and instead read Section C.

1.	Electronic Acceptances

(a)	For the purposes of this Section D of Part 3, the phrase “CryptoLogic Shares in uncertificated form comprised in the acceptance” shall mean the number of CryptoLogic Shares which are transferred by the relevant CryptoLogic Shareholder by Electronic Acceptance to an escrow account by means of a TTE instruction.

(b)	Without prejudice to the provisions of Section A and Section B of this Part 3, each CryptoLogic Shareholder by whom, or on whose behalf, an Electronic Acceptance is made (subject to the rights of withdrawal set out in this Offer Document) irrevocably undertakes, represents, warrants and agrees to and with Amaya and the Escrow Agent (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(i)	that the Electronic Acceptance shall constitute:

(A)	an acceptance of the Offer in respect of the number of CryptoLogic Shares in uncertificated form to which a TTE instruction relates; and

(B)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Amaya to obtain the full benefit of this Section D of Part 3 and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer, in each case on and subject to the terms and Conditions set out or referred to in this Offer Document, and that, subject only to the rights of withdrawal set out in paragraph 3 of Section B of Part 3, each such acceptance shall be irrevocable;

(ii)	that the CryptoLogic Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold with full title guarantee, fully paid up and free from all Encumbrances, rights of pre-emption and other third party rights and/or interests of any nature whatsoever and together with all rights now or hereafter attaching to them including the right to receive in full and retain all dividends, interest and other distributions (if any) declared, made or payable on or after the date of the Announcement (being 2 February 2012);

(iii)	that such CryptoLogic Shareholder:

(A)	has not received or sent copies or originals of this Offer Document, the Form of Acceptance or any related documents, in, into or from a Restricted Jurisdiction;

(B)	has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, facsimile transmission, telex, email, or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, a Restricted Jurisdiction;

(C)	was outside a Restricted Jurisdiction at the time of input and settlement of the relevant TTE instruction;

(D)	in respect of the CryptoLogic Shares to which an Electronic Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction;

(E)	no TTE instruction has been sent in, into or from a Restricted Jurisdiction and such shareholder is accepting the Offer from outside a Restricted Jurisdiction; and

(F)	if such CryptoLogic Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom, Guernsey, Canada or the United States, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer and, if relevant, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Amaya or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance of the Offer or any election thereunder;

(iv)	that the Electronic Acceptance constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms and to an accepting CryptoLogic Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of Amaya as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer pursuant to such acceptance and to vest in Amaya or its nominee the full legal and beneficial ownership of the CryptoLogic Shares in uncertificated form comprised in the acceptance;

(v)	that the Electronic Acceptance constitutes the irrevocable appointment of the Escrow Agent as the accepting CryptoLogic Shareholder’s escrow agent with an irrevocable instruction and authorisation to the Escrow Agent:

(A)	subject to the Offer becoming wholly unconditional in accordance with its terms and to an accepting CryptoLogic Shareholder not having validly withdrawn his acceptance, to transfer to Amaya (or to such other person or persons as Amaya or its agents may direct) by means of CREST all or any of the CryptoLogic Shares in uncertificated form (but not exceeding the number of CryptoLogic Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted); and

(B)	if the Offer does not become wholly unconditional, to give instructions to Euroclear, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing of the Offer), to transfer all such CryptoLogic Shares to the original available balance of the accepting CryptoLogic Shareholder;

(vi)	that the Electronic Acceptance constitutes, subject to the Offer becoming wholly unconditional and to an accepting CryptoLogic Shareholder not having validly withdrawn his acceptance, an irrevocable instruction and authorisation:

(A)	subject to the provisions of paragraph 5 of Section B of this Part 3, to Amaya or its agents to procure the making of a CREST payment obligation in favour of the CryptoLogic Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that (i) Amaya may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post; and (ii) if the CryptoLogic Shareholder concerned is a CREST Member whose registered address is in a Restricted Jurisdiction, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post (or by such other method as may be approved by the Panel). The despatch by post (or by such other method as the Panel may approve) of such cheques and/or any relevant document(s) of title shall be despatched in any of such cases, at the risk of such shareholder, to the first-named holder at an address outside a Restricted Jurisdiction stipulated by such holder or as otherwise determined by Amaya; and

(B)	to Amaya, CryptoLogic or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of CryptoLogic in respect of his holding of CryptoLogic Shares (until such are revoked or varied);

(vii)	that the Electronic Acceptance constitutes an authority to Amaya and each of the Amaya Directors and/or its respective agents within the terms set out in Section B and paragraph 1 of this Section D of this Part 3;

(viii)	that, subject to the Offer becoming wholly unconditional (or, in the case of voting by proxy, if the Offer will become wholly unconditional or lapse immediately upon the outcome of the resolution in question) or if the Panel otherwise gives its consent in respect of CryptoLogic Shares in respect of which the Offer has been accepted or deemed to be accepted, which acceptance has not been validly withdrawn and pending registration in the name of Amaya or as it may direct:

(A)	Amaya shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of CryptoLogic or of any class of its shareholders) attaching to any CryptoLogic Shares in uncertificated form comprised or deemed to be comprised in the acceptance; and

(B)	an Electronic Acceptance by or on behalf of a CryptoLogic Shareholder will constitute with regard to such CryptoLogic Shares in uncertificated form comprised in such acceptance:

(I)

an authority to CryptoLogic (or its agents) from such CryptoLogic Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a CryptoLogic Shareholder (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such CryptoLogic Shares into certificated form) to Amaya at its registered office;

(II)	an irrevocable authority to Amaya or any Amaya Director to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the CryptoLogic Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by Amaya to attend general and separate class meetings of CryptoLogic and attending any such meeting (and any adjournment thereof) and exercise on his behalf the votes attaching to the CryptoLogic Shares in uncertificated form comprised or deemed to be comprised in the acceptance such votes to be cast so far as possible to satisfy any outstanding Condition of the Offer); and

(III)	the agreement of such CryptoLogic Shareholder not to exercise any of such rights without the consent of Amaya and the irrevocable undertaking of such CryptoLogic Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(ix)	that if, for any reason, any CryptoLogic Shares in respect of which a TTE instruction has been effected in accordance with paragraph 15(b) of the letter from Amaya in Part 2 of this Offer Document are converted to certificated form, he will (without prejudice to paragraph (viii) above) immediately deliver or procure the immediate delivery of the share certificate(s) and/or other document(s) of title in respect of all such CryptoLogic Shares as so converted, to Capita Registrars (acting as Escrow Agent), Attn: Corporate Actions, at 34 Beckenham Road, Beckenham, Kent BR3 4TU or to Amaya at its registered office or as Amaya or its agents may direct; and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in paragraph 1 of this Section D in relation to such CryptoLogic Shares;

(x)	that the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph (vi) above shall, to the extent of the obligation so created, discharge in full any obligation of Amaya to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(xi)	that he will do all such acts and things as shall be necessary or expedient to vest in Amaya or its nominee(s) or such other persons as it may decide the CryptoLogic Shares aforesaid and all such acts and things as may be necessary or expedient to enable the Escrow Agent to perform its functions for the purposes of the Offer;

(xii)	that he agrees to ratify each and every act or thing which may be done or effected by Amaya or the Escrow Agent or any director of Amaya or any director of the Escrow Agent or their respective agents or CryptoLogic or its agents, as the case may be, in the exercise of any of his powers and/or authorities conferred hereunder;

(xiii)	that he is the sole legal and beneficial owner of the CryptoLogic Shares in respect of which the Offer is accepted or deemed to be accepted and that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the CryptoLogic Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid and free from all Encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after 28 March 2012, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date;

(xiv)	that he has the necessary capacity and authority to accept the Offer;

(xv)	that the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 6(s) of Section B of this Part 3;

(xvi)	that, by virtue of Regulation 43 of the Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the CREST Member accepting the Offer in the terms of all the powers and authorities expressed to be given in Section B and Section D of this Part 3 to Amaya, the Escrow Agent or any of their respective directors or agents set out in this Part 3;

(xvii)	that the acceptance of the Offer complies with all applicable securities laws;

(xviii)	that if any provision of Section B or Section D of this Part 3 shall be unenforceable or invalid or shall not operate so as to afford Amaya or the Escrow Agent or any director of any of them or their agents the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Amaya and/or the Escrow Agent and/or any such director or agent to secure the full benefits of Section B and Section D and this Part 3;

(xix)	that the making of an Electronic Acceptance constitutes such CryptoLogic Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer; and

(xx)	that he is not a client (as defined in the FSA Handbook) of Canaccord Genuity in connection with the Offer.

References in this Section D to a CryptoLogic Shareholder shall include references to the person or persons making an Electronic Acceptance and in the event of more than one person, the provisions of this Section D shall apply to them jointly and to each of them.

PART 4

FINANCIAL INFORMATION ON AMAYA

1.	Incorporation of information by reference

1.1	The following information is incorporated by reference into this Offer Document, in accordance with Rule 24.15 of the City Code:

Document	Website

Consolidated Financial Statements of Amaya for the financial year ended 31 December 2009, together with the Auditor’s Report thereon	www.amayagaming.com/cryptologic

Consolidated Financial Statements of Amaya for the financial year ended 31 December 2010, together with the Independent Auditor’s Report thereon	www.amayagaming.com/cryptologic

Consolidated Financial Statements of Amaya for the nine months period ended 30 September 2011	www.amayagaming.com/cryptologic

The incorporation herein by reference of the financial statements of Amaya referred to above is made solely to comply with the requirements of the Code. Such financial statements are not required to be furnished by the US Exchange Act or the rules and regulations thereunder, and such financial statements do not include all the disclosures that would be required under the rules of the SEC, such as a reconciliation to US Generally Accepted Accounting Principles.

1.2

You may request a hard copy of any information incorporated by reference in this Offer Document and may also request that all future documents, announcements and information related to the Offer be sent to you in hard copy form by contacting the Information Agent at 1st Floor, 3 Priory Court, Pilgrim Street, London EC4V 6DR.

You can also make such a request by telephoning the applicable shareholder helpline or emailing the Information Agent (see paragraph 15(e) of Part 2 for applicable numbers and email address). It is important that you note that unless you make such a request, a hard copy of such information incorporated by reference will not be sent to you.

2.	No incorporation of website information

Save as expressly referred to herein, neither the content of Amaya’s website nor the content of any website accessible from hyperlinks on Amaya’s websites, is incorporated into or forms part of this Offer Document.

3.	Amaya ratings information

There are no current ratings or outlooks publicly accorded to Amaya by rating agencies.

4.	Financial effects of the Offer

Notwithstanding the increase in liabilities that may be assumed by the Amaya Group for the purposes of the acquisition, the acquisition of CryptoLogic is expected to lead to an increase in revenues and profits for Amaya. The transaction is not expected to have an immediate impact on the net assets of the Amaya Group.

PART 5

FINANCIAL INFORMATION ON CRYPTOLOGIC

1.	Incorporation of information by reference

1.1	The following information is incorporated by reference into this Offer Document, in accordance with Rule 24.15 of the City Code:

Document	Website

Consolidated Financial Statements of CryptoLogic for the financial year ended 31 December 2009, together with the Independent Auditors’ Reports thereon	www.cryptologic.com/index.php/site/reports

Consolidated Financial Statements of CryptoLogic for the financial year ended 31 December 2010, together with the Independent Auditors’ Report thereon	www.cryptologic.com/index.php/site/reports

Interim Condensed Consolidated Financial Statements of CryptoLogic for the three and nine month period ended 30 September 2011	www.cryptologic.com/index.php/site/reports

The incorporation herein by reference of the financial statements of CryptoLogic referred to above is made solely to comply with the requirements of the Code. Such financial statements are not required to be furnished by the US Exchange Act or the rules and regulations thereunder, and such financial statements do not include all the disclosures that would be required under the rules of the SEC, such as reconciliation to U.S. Generally Accepted Accounting Principles.

1.2

You may request a hard copy of any information incorporated by reference in this Offer Document and may also request that all future documents, announcements and information related to the Offer be sent to you in hard copy form by contacting the Information Agent at 1st Floor, 3 Priory Court, Pilgrim Street, London EC4V 6DR.

You can also make such a request by telephoning the applicable shareholder helpline or emailing the Information Agent (see paragraph 15(e) of Part 2 for applicable numbers and email address). It is important that you note that unless you make such a request, a hard copy of such information incorporated by reference will not be sent to you.

2.	No incorporation of website information

Save as expressly referred to herein, neither the content of CryptoLogic’s website nor the content of any website accessible from hyperlinks on CryptoLogic’s websites, is incorporated into or forms part of this Offer Document.

3.	CryptoLogic ratings information

There are no current ratings or outlooks publicly accorded to CryptoLogic by rating agencies.

PART 6

ADDITIONAL INFORMATION

Pursuant to Canadian securities laws, the CryptoLogic Directors have prepared the CryptoLogic Directors’ Circular, which circular contains additional information that is required to be disclosed under Canadian securities laws. A copy of the CryptoLogic Directors’ Circular accompanies this Offer Document.

1.	Responsibility statement

(a)	The Amaya Directors, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this Offer Document, other than the CryptoLogic Information. To the best of the knowledge and belief of the Amaya Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The CryptoLogic Directors, whose names are set out in paragraph 2(d) below, accept responsibility for the CryptoLogic Information contained in this Offer Document. To the best of the knowledge and belief of the CryptoLogic Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors, managers and registered offices

(a)	The Amaya Directors are as follows:

David Baazov

Daniel Sebag

Wesley Clark, KBE

Divyesh Gadhia (also known as David Gadhia)

Harlan Goodson

The registered office and the present principal business address of Amaya and, unless otherwise indicated, each of the Amaya Directors, is 7600 TransCanada Highway, Pointe-Claire, Québec, Canada H9R 1C8 and the business telephone number of Amaya is 514-744-3122.

(b)	Set out below is the name and current principal occupation or employment of each Amaya Director and the material occupations, positions, offices or employment held by each Amaya Director for the past five years.

David Baazov: Appointed as an Amaya Director 1 January 2006. President, Chief Executive Officer, Secretary and Treasurer of Amaya and Chairman of the Amaya Board. Vice President of Sales of Votrek Systems Inc., between 2000 and 2006. Canadian citizen.

Daniel Sebag: Appointed as an Amaya Director 11 May 2010. Chief Financial Officer of Amaya since 2007. Faculty lecturer at McGill University (10-years). Teacher in advanced accounting courses at the McGill MBA and Chartered Accountancy programs. Consultant to several multinational companies including Bombardier, Ericsson, Transat AT and Air Liquide. Former President of Computer Entreprises DS Inc. Canadian citizen.

David Gadhia: Appointed as an Amaya Director 11 May 2010. Current Chairman of Spud.ca and the President of Atiga Investments Inc. His principal business address is 2050-1055 West Georgia St., Vancouver, BC, Canada. Former CEO and Executive Vice Chairman of Gateway Casinos & Entertainment Limited, 1997-2009. Former director of the Canadian Gaming Association, 2005-2009. Canadian citizen.

Harlan Goodson: Appointed as an Amaya Director 11 May 2010. Attorney and former Director of California’s Division of Gambling Control. Instrumental in the implementation of California’s Tribal-State Class III gaming compacts. Lawyer at Holland and Knight, LLP, 2004-2007, and at The Law Offices of Harlan W. Goodson since 2007. His principal business address is 112 J Street, Suite 300, Sacramento, CA, United States. Worked in the California State Senate as a legislative consultant for Senator Bill Lockyer, 1994-1999. National speaker at conferences, symposia, law schools and before governmental bodies on the subjects of gaming regulation, Tribal government gaming, and Tribal-State relations. Member of the California State Bar, the International Masters of Gaming Law and the International Association of Gaming Advisors. Served as a Judge Pro Tempore for the Superior Court in Sacramento, California. US citizen.

Wesley Clark: Appointed as an Amaya Director 11 May 2010. Chairman and Chief Executive Officer of Wesley K. Clark & Associates, LLC since 2003, Chairman of the investment bank Rodman & Renshaw Capital Group Inc. since 2009, Co-Chairman of Growth Energy since 2009, senior fellow at UCLA’s Burkle Center for International Relations since 2007, Chairman of Clean Tena, LLC since 2009, Director of International Crisis Group since 2005, Chairman of City Year Little Rock since 2004. His principal business address is 116 Ottenheimer Plaza, Little Rock, AR, United States. Authored three books and serves as a member of the Clinton Global Initiative’s Energy & Climate Change Advisory Board and ACORE’s Advisory Board. US citizen.

(c)	None of the Amaya Directors listed herein, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation of United States federal or state securities laws.

(d)	The CryptoLogic Directors are:

Thomas Byrne

Simon Creedy Smith

David Gavagan

James Wallace

The registered office of CryptoLogic is 11 New Street, St. Peter Port, Guernsey, Channel Islands, GY1 2PF.

3.	Shareholdings and dealings in relevant shares

For the purposes of this paragraph 3:

“acting in concert” has the meaning given to it by the Code and, to the extent not covered by the definition of “acting in concert” set out in the Code, the meaning given to the term “acting jointly or in concert” in the OSA.

“arrangement” includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing (including any agreements, commitments or understandings to acquire relevant securities).

“associate” means:

(i)	parent undertakings, subsidiaries and associated companies of Amaya, and companies of which any such subsidiaries or associated companies are associated companies;

(ii)	any partner of Amaya or any of their directors;

(iii)	any trust or estate in which Amaya or any of their directors has a substantial beneficial interest or as to which Amaya or any of their directors serve as a trustee or in a similar capacity;

(iv)	the directors of Amaya or any company referred to in (i) above (together, in each case, with their close relatives and related trusts);

(v)	with regard to the persons in sub-paragraph (iv) above;

(A)	any relative of that person who resides in the same home as that person;

(B)	any person who resides in the same home as that person and to whom that person is married or with whom that person is living in a conjugal relationship outside of marriage; or

(C)	any relative of a person mentioned in sub-paragraph (B) who has the same home as that person.

“connected persons” means those persons whose interests in shares the director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 (UK).

“dealing” has the meaning given to it in the Code and “dealt” has the corresponding meaning.

“derivative” includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying security.

“disclosure period” means the period commencing on 25 March 2010 (being the date 12 months prior to the commencement of the Offer Period) and ending on 16 February 2012 (the last Business Day prior to the date of this Offer Document).

“insider” means, in relation to a certain issuer,

(i)	a director or officer of such issuer,

(ii)	a director or officer of a person or company that is itself an insider or subsidiary of such issuer;

(iii)	a person or company that has:

(A)	beneficial ownership of, or control or direction over, directly or indirectly, securities of the subject issuer carrying more than 10 per cent. of the voting rights attached to the outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution; or

(B)	a combination of beneficial ownership of, and control or direction over, directly or indirectly, securities of the subject issuer carrying more than 10 per cent. of the voting rights attached to all the outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution,

(iv)	the issuer, if it has purchased, redeemed or otherwise acquired its own securities, for so long as it continues to hold that security;

(v)	a person or company designated as an insider, pursuant to the OSA;

(vi)	a person or company that is in a class of persons or companies designated, pursuant to the OSA.

A person is treated as “interested” in securities if he has long economic exposure, whether absolute or conditional, to changes in the price of those securities (and a person who only has a short position in securities will not be treated as interested in those securities). In particular, a person will be treated as having an interest in securities if:

(vii)	he owns them;

(viii)	he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(ix)	by virtue of any agreement to purchase, option or derivative he:

(A)	has the right or option to acquire them or call for their delivery; or

(B)	is under an obligation to take delivery of them,

whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(x)	he is party to any derivative:

(A)	whose value is determined by reference to their price; and

(B)	which results, or may result, in his having a long position in them,

and “interests” shall be construed accordingly.

“officer” means:

(xi)	a chair or vice-chair of the board of directors, a chief executive officer, a chief operating officer, a chief financial officer, a president, a vice-president, a secretary, an assistant secretary, a treasurer, an assistant treasurer and a general manager;

(xii)	every individual who is designated as an officer under a by-law or similar authority of the subject issuer; and

(xiii)	every individual who performs functions similar to those normally performed by an individual referred to in (xi) and (xii) above.

“relevant securities” means CryptoLogic Shares and securities convertible into, or exchangeable for, rights to subscribe for and options (including traded options) in respect of, or derivatives referenced to, CryptoLogic Shares, including the Exchangeable Shares and the CryptoLogic Options.

“short position” means any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

Ownership or control of 10 per cent. or more of the equity share capital of a company is regarded as the test of “associated company” status and “control” means a holding, or aggregate holdings, of shares carrying 20 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting of the company, irrespective of whether the holding or aggregate holding gives de facto control.

(a)	Interests in relevant securities of CryptoLogic

(i)	As at the close of business on 16 February 2012 (the last Business Day prior to the date of this Offer Document), the interest of Amaya in the relevant securities, was as follows:

Name	Number of CryptoLogic Shares	Percentage of issued share capital of CryptoLogic
Amaya	971,629	7.03

(ii)	As at the close of business on 16 February 2012 (the last Business Day prior to the date of this Offer Document), the interests of any CryptoLogic Director or any persons acting in concert with CryptoLogic in the relevant securities, were as follows:

Name	Number of CryptoLogic Shares	Percentage of issued share capital of CryptoLogic
Thomas Byrne	8,000	0.06
David Gavagan	3,000	0.02

(b)	Dealings in CryptoLogic Shares

The following dealings for value in relevant securities by Amaya have taken place during the disclosure period:

Date	Nature of Transaction	Number of Relevant Shares	Price per Relevant Shares (C$)
31 March 2011	Purchase on the open market	327,170	1.68
31 March 2011	Purchase on the open market	90,000	1.63
3 April 2011	Purchase on the open market	125,000	1.59
3 April 2011	Purchase on the open market	10,000	1.70
7 April 2011	Purchase on the open market	100,000	1.65
3 May 2011	Purchase on the open market	74,071	1.49
4 May 2011	Purchase on the open market	75,000	1.52
5 May 2011	Purchase on the open market	159,394	1.56
6 May 2011	Purchase on the open market	10,294	1.60
9 May 2011	Purchase on the open market	700	1.60

(c)	General

Save as disclosed in this Offer Document, as at 16 February 2012 (the last Business Day prior to the date of this Offer Document):

(i)	None of:

(A)	Amaya;

(B)	any of the Amaya Directors (or, as far as they are aware, their connected persons);

(C)	any persons acting in concert with Amaya; or

(D)	any associate, insider or associate of an insider of Amaya,

owned, was interested in, had a right to subscribe for, or held any short positions in relevant securities, nor has any such person dealt for value in relevant securities during the disclosure period.

(ii)	None of CryptoLogic, any CryptoLogic Director (or, as far as they are aware, their connected persons) or any persons acting in concert with CryptoLogic had an interest in, had a right to subscribe for, or held any short positions in the relevant securities, nor has any such person dealt for value in relevant securities during the disclosure period.

(iii)	None of CryptoLogic, any CryptoLogic Director (or, as far as they are aware, their connected persons), or any persons acting in concert with CryptoLogic had an interest in, had a right to subscribe for, or held any short positions in common shares of Amaya or securities convertible into or carrying the right to subscribe for common shares of Amaya nor has any such person dealt for value in such securities of Amaya during the disclosure period.

(iv)	None of Amaya, any associates, insiders or associates of insiders of Amaya, or any person acting in concert with Amaya was a party to an arrangement with any person in relation to relevant securities, nor had any such person borrowed or lent any relevant securities, save for any borrowed shares which have been either on-lent or sold.

(v)	Neither CryptoLogic, nor any person acting in concert with CryptoLogic, had borrowed or lent any relevant securities.

(vi)	Neither Amaya nor any person acting in concert with Amaya, has any arrangement with any other person of the kind referred to in Note 11 on the definition of “acting in concert” in the Code.

(vii)	Neither CryptoLogic nor any person acting in concert with CryptoLogic has any arrangement with any other person of the kind referred to in Note 11 on the definition of “acting in concert” in the Code.

(d)	Irrevocable Undertakings

Each CryptoLogic Director who beneficially owns CryptoLogic Shares has irrevocably undertaken to accept (or procure acceptance of) the Offer in respect of his entire beneficial holdings, as set out below, representing, in aggregate, 11,000 CryptoLogic Shares and approximately 0.08 per cent. of the issued share capital of CryptoLogic at 16 February 2012 (the last Business Day prior to the date of this Offer Document). The terms of these irrevocable undertakings will continue to be binding in the event that a higher competing offer is made for CryptoLogic and will only cease to be binding in the event that the Offer lapses or is withdrawn.

Director	Number of CryptoLogic Shares	Percentage of the issued share capital of CryptoLogic	Number of CryptoLogic Options
Thomas Byrne	8,000	0.06	Nil
David Gavagan	3,000	0.02	Nil

(e)	Other Undertakings

Undertakings have been received from certain CryptoLogic Shareholders (other than CryptoLogic Directors) to accept (or procure the acceptance of) the Offer in respect of their beneficial holdings of CryptoLogic Shares, as set out below, representing, in aggregate, 2,048,580 CryptoLogic Shares and approximately 14.82 per cent. of the issued share capital of CryptoLogic at 16 February 2012 (the last Business Day prior to the date of this Offer Document). All of these undertakings were entered into on 1 February 2012. The terms of these undertakings will not continue to be binding in the event that certain higher competing offers are made for CryptoLogic. In the case of Jemekk Capital Management Inc. and Birkenshaw & Company Ltd., such competing offer must be at least 10 per cent. over the cash consideration under the Offer and must be unanimously recommended by the CryptoLogic Board. In the case of K2 & Associates Investment Management Inc. (“K2”), such competing offer must be, in the reasonable opinion of K2, an improvement on the value of the consideration under the

Offer. In each case, Amaya will have an opportunity to match such competing offer, within 5 Business Days thereof, and if it does so match, the undertaking will remain in force.

CryptoLogic Shareholder	Number of CryptoLogic Shares	Percentage of the issued share capital of CryptoLogic
Jemekk Capital Management Inc.	177,285	1.28
Birkenshaw & Company Ltd.	775,937	5.61
K2 & Associates Investment Management Inc.	1,095,358	7.93

In addition, K2 has undertaken (on the same terms as in respect of its beneficial holding of CryptoLogic Shares) to participate in (or procure the participation in) the Offer in respect of its beneficial holding of CryptoLogic Shares which will be issued upon the exchange of its holding of 10,600 Exchangeable Shares, representing, in aggregate, approximately 0.08 per cent. of the issued share capital of CryptoLogic as at 16 February 2012 (the last Business Day before the date of this Offer Document).

Acceptance of the Offer in respect of CryptoLogic Shares that are the subject of such undertakings will represent tenders subject to both the terms and conditions of the Offer and the Code. Such CryptoLogic Shareholders will receive their consideration at the same time as the other CryptoLogic Shareholders that accept the Offer during the Initial Acceptance Period and will not receive any consideration other than that offered pursuant to the Offer.

4.	Market quotations

The following table shows the middle market quotations for CryptoLogic Shares as derived from the Daily Official List for (i) the first Business Day in each of the six months prior to the date of this Offer Document; and (ii) 16 February 2012 (the last Business Day prior to the date of this Offer Document):

Date	Middle Market (£)
16 February 2012	1.60
3 January 2012	1.35
1 December 2011	0.70
1 November 2011	0.70
3 October 2011	0.70
1 September 2011	0.70
1 August 2011	0.90

The following table shows the reported: (i) high and low closing prices and the volume of trading for CryptoLogic Shares as reported by the TSX and NASDAQ for the twenty-four months prior to the date of this Offer Document; and (ii) the high and low prices and volume of trading for CryptoLogic Shares as reported by the TSX and NASDAQ on 16 February 2012 (the last Business Day prior to the date of this Offer Document):

	TSX			NASDAQ*
Date	High (C$)	Low (C$)	Volume	High (US$)	Low (US$)	Volume
16 February 2012	2.50	2.50	5,500	2.51	2.50	29,391
January 2012	2.50	2.31	203,108	2.40	2.30	987,476
December 2011	2.40	1.42	450,050	2.39	1.40	3,490,998
November 2011	1.59	1.21	147,214	1.50	1.17	603,551
October 2011	1.30	1.12	51,089	1.33	1.11	481,076
September 2011	1.42	1.15	101,025	1.46	1.12	554,966
August 2011	1.48	1.00	198,168	1.50	1.00	799,244
July 2011	1.43	1.15	58,895	1.50	1.22	381,105
June 2011	1.79	1.42	151,669	1.84	1.44	1,222,975
May 2011	1.85	1.40	284,004	1.85	1.49	3,286,893
April 2011	1.67	1.32	572,908	1.74	1.41	6,181,865
March 2011	1.99	0.84	1,755,315	2.16	0.86	17,227,309
February 2011	1.42	1.01	202,406	1.40	1.02	787,569
January 2011	1.53	1.35	119,327	1.54	1.36	1,027,124
December 2010	1.68	1.19	481,114	1.63	1.19	6,521,000
November 2010	1.35	1.23	133,141	1.32	1.20	611,459
October 2010	1.37	1.19	168,172	1.33	1.16	1,189,100
September 2010	1.49	1.15	348,918	1.41	1.12	1,950,543
August 2010	1.80	1.51	95,314	1.80	1.40	918,745
July 2010	2.27	1.65	154,429	2.21	1.61	1,642,086
June 2010	3.08	2.00	127,158	2.98	1.95	1,024,777
May 2010	3.58	2.90	131,549	3.53	2.82	1,097,865
April 2010	4.60	3.40	242,342	4.60	3.37	827,937
March 2010	3.97	3.06	331,229	3.87	2.94	1,749,816
February 2010	3.51	3.18	188,882	3.36	2.97	562,260

*	NASDAQ is the principal market on which the CryptoLogic Shares are traded.

5.	Information Concerning Securities of CryptoLogic and CEC

(a)	CryptoLogic Shares

To Amaya’s knowledge based on publicly available information, CryptoLogic is authorised to issue an unlimited number of CryptoLogic Shares. The CryptoLogic Shareholders are entitled to dividends or other distributions, if, as and when declared by the CryptoLogic Board, to one vote per share at meetings of the CryptoLogic Shareholders and, upon liquidation, to receive such assets of CryptoLogic as are distributable to the holders of the CryptoLogic Shares.

As of 16 February 2012, being the last Business Day before the date of this Offer Document, there were 12,978,240 CryptoLogic Shares issued and outstanding.

(b)	Exchangeable Shares

To Amaya’s knowledge based on publicly available information, the Exchangeable Shares are securities of CEC that are meant to be, as nearly as practicable, the economic equivalent of CryptoLogic Shares. Exchangeable Shareholders have the following rights:

•	the right to exchange (retract) such their Exchangeable Shares for CryptoLogic Shares on a one-for-one basis at any time;

•	the right to participate equally in voting and dividends with the CryptoLogic Shares;

•

the right to participate, on a pro rata basis with the CryptoLogic Shareholders in the distribution of the assets of CryptoLogic, through a mandatory exchange of Exchangeable Shares for CryptoLogic Shares; and

•	the right to participate in the event of a CryptoLogic Control Transaction on a pro rata basis with the holders of the CryptoLogic Shares.

As of 16 February 2012, being the last Business Day before the date of this Offer Document, there were 840,811 Exchangeable Shares issued and outstanding.

(c)	CryptoLogic Stock Option Scheme

To Amaya’s knowledge based on publicly available information, under the CryptoLogic Stock Option Scheme, 3,900,000 options are authorised for issuance to directors, officers and employees. The principal features of the CryptoLogic Stock Option Scheme are as follows:

•

options have a term of five years or less and vest over a period of 2 years (for directors) or 4 years (for all other option holders). In the event of a public takeover bid all options will immediately vest.

•

The exercise price is fixed by the CryptoLogic Directors but may not be less than the fair market value of the CryptoLogic Shares at the date of the grant (i.e. the closing price on the day of the grant or the average between highest and lowest prices on such day).

•	The CryptoLogic Stock Option Scheme is administered by the CryptoLogic Board on the advice of the remuneration committee.

•	Amendments to the CryptoLogic Stock Option Scheme require the approval of the directors and those shareholders not otherwise eligible to receive a benefit under the CryptoLogic Stock Option Scheme.

As of 16 February 2012, the last Business Day prior to the date of this Offer Document, there were 310,000 CryptoLogic Options subsisting under the CryptoLogic Stock Option Scheme.

6.	Financing arrangements

The cash consideration payable by Amaya under the terms of the Offer will be funded through cash on hand and a combination of equity and debt financing.

(a)	Special Warrants Financing

On 17 January 2012, Amaya closed a bought deal private placement of Special Warrants for aggregate proceeds of C$25,000,000. The private placement was conducted through a syndicate of underwriters led by Canaccord Genuity Corp. On 2 February 2012, the underwriters purchased additional Special Warrants by the full exercise of their over-allotment option for gross proceeds to Amaya of C$3,750,000. The aggregate gross proceeds for Amaya from the Special Warrant private placement, which includes the exercise of the over-allotment option of the underwriters, totaled C$28,750,000.

The gross proceeds from the sale of Special Warrants less an amount equal to 50 per cent. of the aggregate underwriting commission of C$1,209,375 payable by Amaya to the underwriters in connection with the private placement and less the underwriters’ expenses have been deposited into escrow with Computershare under a special warrant indenture entered into on 17 January 2012 among Amaya, Canaccord Genuity, and Computershare and will be released upon the occurrence of the Release Event. Upon the occurrence of the Release Event, Computershare will deliver an amount (i) representing the remaining 50 per cent. of the underwriters’ commission, and interest earned thereon, to the underwriters, and (ii) the balance of the escrowed proceeds to Amaya. The “Release Event” refers to the satisfaction or waiver of all conditions to the completion of the acquisition by Amaya of more than a 50 per cent. controlling interest in the voting securities of CryptoLogic prior to the Release Deadline.

Pursuant to the Special Warrant Indenture dated as of 17 January 2012 between Amaya and Computershare, each Special Warrant entitles its holder to receive, without payment of additional consideration, one unit, which is comprised of: (i) one Convertible Debenture; and (ii) 50 Warrants. Each Special Warrant shall be deemed exercised on behalf of, and without any required action on the part of, the holder thereof, only in the event the Release Event has occurred, at the earlier of:

(i)	the date which is three business days following the Qualification Date;

(ii)	three business days following the Release Event of the Release Event occurs following the Qualification Date; and

(iii)	the Qualification Deadline.

In the event that the Qualification Date has not occurred on or before 31 March 2012, each Special Warrant shall thereafter entitle the holder to receive upon deemed exercise, for no additional consideration, 1.1 Convertible Debentures (an additional 0.1 of a Convertible Debenture) and 55 Warrants (an additional 5 Warrants).

Pursuant to the Debenture Indenture dated as of 17 January 2012 between Amaya and Computershare, the Convertible Debentures will bear interest at a rate of 10.50 per cent. per annum payable semi-annually in arrears on 30 April and 31 October in each year commencing 31 October 2012. Interest payments will be satisfied through cash payment. The Convertible Debentures will be convertible at the option of the holder into common shares of Amaya at a conversion price of $3.25 per common share (being a conversion rate of approximately 308 common shares per $1,000 principal amount of Convertible Debentures) and will have a maturity date of 30 April 2014.

Pursuant to the Warrant Indenture dated as of 17 January 2012 between Amaya and Computershare, each Warrant will entitle the holder thereof to acquire one common share of Amaya at a price per common share equal to $3.00 at any time up to a period ending 30 April 2015.

In the event that the Release Event does not occur on or before the Release Deadline, Amaya shall forthwith deliver a notice to each of the Special Warrant holders and Computershare and Computershare shall return, within three business days, to each such holder the Special Warrant funds plus a pro rata share of interest actually earned thereon and the Special Warrants shall be cancelled.

(b)	Bridge Financing

On 30 January 2012, Amaya entered into a bridge loan agreement with Diocles providing for the terms and conditions of a bridge loan in a maximum principal amount of C$5,500,000 to assist in the financing of the Offer. The bridge loan is not revolving and must be drawn down by Amaya in one single drawing. Amaya paid Diocles a commitment fee C$100,000 upon execution of the bridge loan agreement and must pay to Diocles, on the earlier of the drawdown date or 31 May 2012, a standby fee equal to C$82,500.

The bridge loan bears interest at an annual interest rate of 12 per cent. payable monthly from the time of its drawdown to its repayment date and must be repaid in its entirety with all accrued and unpaid interest thereon within 30 days from the drawdown date. Amaya may, at any time make prepayments in the minimum amount of C$500,000 on the bridge loan.

The bridge loan will be secured by a moveable hypothec over the assets of Amaya. As a condition precedent to the drawdown of the bridge loan, the proceeds of the Special Warrants private placement must be disbursed in their entirety or disbursed concurrently with the bridge loan. The bridge loan agreement terminates if the acquisition by Amaya of more than 50 per cent. controlling interest in the voting securities of CryptoLogic is not completed by 31 May 2012.

Amaya agreed, under the bridge loan agreement, to preserve and maintain its legal existence, comply with applicable laws, pay and discharge all taxes, maintain all of its properties, perform its obligations under and preserve and maintain in force all agreements to which it is a party, insure and keep insured its property, keep adequate records and books and permit access to its books and records to representatives of Diocles. Amaya also agreed that it will not create any liens other than current liens from the disbursement of the bridge loan until its repayment and that it will carry its business as presently conducted until the repayment of the bridge loan. The bridge loan also provides for standard events of default for this type of transaction.

It is anticipated that the financial resources of the enlarged Amaya Group (post-Offer) will be sufficient and will be used to repay the bridge loan if it is drawn down as a result of the Offer.

Full acceptance of the Offer would result in consideration of US$33,354,065 being payable to the CryptoLogic Shareholders (excluding Amaya) and CryptoLogic Option Holders.

7.	Cash Confirmation

Canaccord Genuity, financial adviser to Amaya, is satisfied that sufficient resources are available to Amaya to enable it to satisfy in full the cash consideration payable under the terms of the Offer.

8.	Material Contracts

(a)	Amaya

The following contracts, not being contracts entered into in the ordinary course of business, and which have been entered into by Amaya or any other member of the Amaya Group (as applicable) during the period beginning 25 March 2009 and ending on 16 February 2012 (being the last Business Day prior to the date of this Offer Document), are or may be material:

(i)	On 14 July 2011, Amaya’s wholly-owned subsidiary, 1606148 Alberta Ltd. (“1606148 Ltd”), acquired all of the issued and outstanding shares of Chartwell Technology Inc. (“Chartwell”) by way of plan of arrangement under the Business Corporations Act (Alberta). Pursuant to the terms of the arrangement agreement between Amaya, 1606148 Ltd. and Chartwell: (A) each Chartwell shareholder could elect to receive either C$0.875 in cash and 0.125 of a common share of Amaya or C$0.62 in cash and 0.21 of a common share of Amaya; (B) Chartwell and 1606148 Ltd. were subsequently amalgamated and continued as a “new” Chartwell Technology Inc.; and (C) the Chartwell shares were delisted from the TSX as of the close of business on 18 July 2011. Total consideration for the acquisition was approximately C$22,770,000, comprised of C$14,493,465 in cash paid at closing, funded by a bought deal private placement of 3,300,000 common shares of Amaya completed on 15 June 2011, and the issuance of 2,779,356 common shares of Amaya at a deemed value of C$3.00 per common share.

(ii)	On 29 April 2010, Amaya entered into a subordinated debt agreement with Capital Régional et Coopératif Desjardins in the amount of C$3,000,000 (the “Loan Agreement”) to be disbursed in two tranches of C$1,500,000, each subject to the satisfaction of the conditions set forth in the Loan Agreement. The subordinated debt is repayable in equal monthly instalments over a five year period. The loan bears interest at the annual rate of 14 per cent. plus an additional interest representing 1 per cent. of yearly gross sales of the Corporation for the first C$25,000,000 of sales and an additional interest of 0.20 per cent. for sales over C$25,000,000. The subordinated debt is convertible into voting and participating shares of Amaya on an event of default under the Loan Agreement, at the discretion of Capital Régional et Coopératif Desjardins on the terms set forth in the Loan Agreement. In the event the lender exercises the conversion privilege as a result of an event of default, the conversion is based on the greater of (i) the book value of the common shares on the basis of the most recent audited consolidated financial statements or, at the lender’s sole discretion, the most recent unaudited consolidated quarterly financial statements of Amaya, provided that such book value shall not be less than one cent per common share, and (ii) the minimum price authorised by the applicable policies of the TSX Venture Exchange.

(iii)	On 23 November 2010, Amaya entered into an underwriting agreement, as amended and restated on 30 November 2010, with Canaccord Genuity Corp., Dundee Securities Corporation and Laurentian Bank Securities Inc. (collectively, the “December 2010 Underwriters”) in respect of a bought deal equity offering for aggregate gross proceeds of C$10,200,000 (the “December 2010 Offering”). As part of the December 2010 Offering, Amaya granted the December 2010 Underwriters compensation options, entitling the December 2010 Underwriters to acquire up to an aggregate number of 204,000 common shares of Amaya at a price of C$3.00 per share until 7 December 2012.

(iv)	The financing arrangements described in paragraph 7 of Part 2 and paragraph 6 of this Part 6 of this Offer Document.

(v)	The Offer related arrangement described in paragraph 8 of Part 2 of this Offer Document.

No other contracts which are or may be material, other than those disclosed above or elsewhere in this Offer Document or other than contracts entered into in the ordinary course of business, have been entered into by Amaya or any other member of the Amaya Group during the period beginning 25 March 2009 and ending on 16 February 2012 (being the last Business Day prior to the date of this Offer Document).

(b)	CryptoLogic

In addition to the non-disclosure agreement summarised in paragraph 8 of Part 2 of this Offer Document, the following contract has been entered into by CryptoLogic or its subsidiaries otherwise than in the ordinary course of business since 25 March 2009 (being the date two years prior to the commencement of the Offer Period) and is or may be material:

(i)	On 15 December 2011, CryptoLogic, CryptoLogic Inc., a wholly-owned subsidiary of CryptoLogic, and CryptoLogic (Asia Pacific) PTE. Ltd., a wholly-owned subsidiary of CryptoLogic, (collectively, the “Sellers”), RSCK Inc. (“RSCK”) and 568 Network Inc. (“568 Inc.”) entered into a securities purchase agreement whereby the Sellers agreed to sell and RSCK agreed to purchase the Sellers’ entire holding of Preference A stock of and a promissory note in 568 Inc. for US$1,250,000. Such agreement contained customary representations and warranties for transactions of the sort and mutual releases were provided between the Seller and RSCK and the Seller and 568 Inc. The transaction closed on 20 December 2011.

9.	Service contracts and letters of appointment of CryptoLogic Directors

(a)	Executive Director

David Gavagan, Chairman of the CryptoLogic Board was appointed Interim Chief Executive Officer of CryptoLogic pursuant to a letter agreement dated 12 August 2010, as amended, and is entitled to a fee of €220,000 per annum for his services as Chairman, Director and Interim Chief Executive Officer. Such letter agreement was initially for a term of three months and was extended, on the same term and conditions on 8 November 2010, 12 February 2011, 10 May 2011 and 9 August 2011. Pursuant to the 9 August 2011 extension letter, the appointment will expire on the completion of the audit of CryptoLogic’s 2011 fiscal year results, but may be renewed by the CryptoLogic Board in its sole discretion. Mr. Gavagan is subject to customary non-solicitation and non-compete covenants for a period of 6 months following his termination and is not entitled to any benefits upon termination of his service. On 12 December 2011, Mr Gavagan was awarded a discretionary bonus of €55,000 in respect of 2011.

(b)	Non-Executive Directors

CryptoLogic has entered into service contracts dated 29 June 2011 with each its non-executive directors, namely Thomas Byrne, Simon Creedy Smith and James Wallace.

The service contracts of the non-executive directors of CryptoLogic do not have a fixed termination date and terminate immediately where, among others, such non-executive director: (i) is removed or not reappointed as a CryptoLogic Director upon retirement pursuant to any relevant provision of CryptoLogic’s Memorandum and Articles; (ii) resigns as a CryptoLogic Director for any reason; (iii) is removed from office or if their office is vacated pursuant to any provision of CryptoLogic’s Memorandum and Articles.

Under such service contracts, each of the non-executive directors of CryptoLogic are entitled, in consideration for their services, to an annual fee of €40,000 payable monthly in arrears and, where such non-executive director acts as chairman of any committee of the CryptoLogic Board, a further €4,000. Such service contracts do not provide benefits upon termination of service other than fees and expenses accrued to the date of termination.

10.	Persons acting in concert

(a)	Persons acting in concert with Amaya

In addition to the Amaya Directors, the other persons who are acting (or are deemed to be) acting in concert, within the meaning given in the Code, with Amaya include:

Name	Registered Office	Type	Relationship with Amaya
Canaccord Genuity	Canaccord Genuity Limited Cardinal Place 80 Victoria Street London SW1E 5JL	Adviser	Financial adviser in relation to the Offer

Canaccord Genuity Corp. Brookfield Place 161 Bay Street, Suite 3000 P.O. Box 516 Toronto, ON Canad M5J 2S1

(b)	Persons acting in concert with CryptoLogic

In addition to the CryptoLogic Directors, the other persons who are (or are deemed to be) acting in concert, within the meaning given in the Code, with CryptoLogic include:

Name	Registered Office	Type	Relationship with CryptoLogic
Deloitte Corporate Finance	2 New Street Square London EC4A 3BZ United Kingdom	Adviser	Financial adviser and Rule 3 adviser in relation to the Offer

11.	Other information

(a)	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the CryptoLogic Shares to be acquired by Amaya pursuant to the Offer will be transferred to any other person, save that Amaya reserves the right to transfer such beneficial ownership to any other member of the Amaya Group as it shall nominate.

(b)	There is no agreement, arrangement or understanding (including any compensation or incentivisation arrangement) between Amaya, or any subsidiary of Amaya, or any person acting in concert with Amaya or any subsidiary of Amaya, for the purposes of the Offer and any of the directors, recent directors, officers, shareholders or recent shareholders of CryptoLogic having any connection with or dependence on, or which is conditional upon the outcome of, the Offer. None of the CryptoLogic Directors (or, so far they are aware, their connected persons) or insiders of CryptoLogic will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any CryptoLogic Shareholder who tenders their CryptoLogic Shares to the Offer.

(c)	Save as disclosed in this document, the CryptoLogic Directors are not aware of any significant change in the financial or trading position of CryptoLogic since 30 September 2011, being the end of the last financial period for which either audited financial information or interim financial information has been published.

(d)	Deloitte Corporate Finance has given and not withdrawn its consent to the publication of this Offer Document with the inclusion of the recommendation and advice provided by Deloitte Corporate Finance and reference to its name in the form and context in which they are included. Canaccord Genuity and McCarthy Tétrault LLP have each given and have not withdrawn their respective written consent to the issue of this Offer Document with the inclusion of their respective opinions and references to their respective names in the form and context in which they appear.

(e)	The contents of this Offer Document have been approved and the sending thereof to the CryptoLogic Shareholders has been authorised by the Amaya Board.

(f)	Settlement of the consideration to which any CryptoLogic Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Amaya may otherwise be, or claim to be, entitled against such shareholder.

(g)	As of the date hereof, Amaya does not intend to acquire, or make or enter into any agreement, commitment or understanding to acquire any CryptoLogic Shares or Exchangeable Shares other than acquisitions of CryptoLogic Shares under the terms of the Offer. However, the intention of Amaya to make purchases may change following the date of the Offer in which case Amaya may acquire, or cause an affiliate to acquire, CryptoLogic Shares or Exchangeable Shares from time to time during the Offer Period, if and to the extent that market conditions, the trading price of the CryptoLogic Shares and other factors make it desirable for Amaya to complete such purchases. Any such purchases will be made outside the United States, in the normal course on a published market and will be subject to restrictions, requirements and disclosure requirements of applicable law in the United Kingdom, Canada and the United States. Any information about any such purchases will be publicly disclosed in accordance with applicable law in the United Kingdom, Canada and the United States.

(h)	Financial adviser, Receiving Agent, Escrow Agent and Information Agent:

(i)	Canaccord Genuity is acting as the financial adviser to Amaya in connection with the Offer, for which it will receive customary fees, together with reimbursement of reasonable expenses. In addition, Amaya has agreed to indemnify Canaccord Genuity against, amongst other things, certain claims, losses and expenses suffered or incurred by Canaccord Genuity arising from its engagement.

(ii)	Amaya has retained Equity Financial Trust Company as the Receiving Agent and Capita Registrars as the Escrow Agent. Neither the Receiving Agent nor the Escrow Agent have been retained to make solicitations or recommendations. They will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection herewith.

(iii)	Amaya has retained Boudicca Proxy Consultants to act as the Information Agent in connection with the Offer. Boudicca Proxy Consultants will receive reasonable and customary compensation for its services and will be indemnified against certain liabilities and expenses in connection herewith.

(iv)	Amaya will not pay any fees or commissions to any broker or dealer or other person in connection with the solicitations of tenders of CryptoLogic Shares pursuant to the Offer.

(i)	Except as disclosed elsewhere in this Offer Document or as otherwise publicly disclosed by CryptoLogic or Amaya, Amaya has no information which indicates any material change in the affairs of CryptoLogic since the date of the last published financial statements of CryptoLogic. Amaya has no knowledge of any fact that would be reasonably expected to have a significant effect on the market price or value of the securities of CryptoLogic or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of a CryptoLogic Shareholder to accept or reject the Offer.

(j)	Amaya estimates that the aggregate fees and expenses to be incurred by Amaya in relation to the Offer will be approximately £2,049,000 to £2,079,000 plus applicable VAT and other taxes. This aggregate number consists of the following categories:

(i)	financing arrangements (Special Warrants offering): £820,000;

(ii)	financing arrangements (Bridge Loan): £115,000;

(iii)	financial and corporate broking advice: £380,000;

(iv)	legal advice: £600,000;

(v)	accounting advice: £19,000 to £38,000 (these fees are calculated on a “time cost” basis);

(vi)	Information Agent: £31,000 to £42,000 (with the upper range being contingent upon the acceptance level to the Offer);

(vii)	Receiving Agent/Escrow Agent: £32,000; and

(viii)	other fees and expenses: £52,000.

(k)	CryptoLogic estimates that the aggregate fees and expense to be incurred by CryptoLogic in relation to the Offer will be approximately £856,000 plus applicable VAT and other taxes. This aggregate number consists of the following categories:

(i)	financial advice: £416,000;

(ii)	legal advice: £413,000;

(iii)	public relations advice: £4,000; and

(iv)	other fees and expenses: £23,000.

(l)	These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

(m)	The Offer made is based on there being no declaration or payment of any further dividends on any CryptoLogic Shares, including any interim dividends.

12.	Sources of information, bases of calculation and time

(a)	The fully diluted issued share capital of CryptoLogic (being 13,819,051 CryptoLogic Shares) is calculated on the basis of 12,978,240 CryptoLogic Shares and 840,811 Exchangeable Shares in issue on 16 February 2012, being the last Business Day prior to the date of this Offer Document, with a further maximum of 310,000 CryptoLogic Shares issuable on exercise of CryptoLogic Options.

(b)	Save as set out in paragraph (c) below, the closing market price of a CryptoLogic Share is the closing middle market price extracted from the Daily Official List or closing price extracted from the TSX or NASDAQ, as applicable, for the relevant day.

(c)	The middle market quotation and volume figures set out in paragraph 4 of this Part 6 were extracted from Bloomberg L.P. and the high and low closing price figures set out in paragraph 4 of this Part 6 were extracted from the TSX and NASDAQ websites.

(d)	Save as otherwise expressly stated in this Offer Document, for the purposes of converting US$ to £ a currency exchange rate of US$1.5784 to £1.00 has been applied, being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012, being the last Business Day prior to the date of this Offer Document.

(e)	Save as otherwise expressly stated in this Offer Document, for the purposes of converting US$ to C$ a currency exchange rate of US$0.9967 to C$1 has been applied, being the Bloomberg Rate as at 5.00 p.m. Toronto time on 16 February 2012, being the last Business Day prior to the date of this Offer Document.

(f)	Unless otherwise stated, the financial information on Amaya is taken from the relevant accounts listed in Part 4 of this Offer Document.

(g)	Save as otherwise expressly stated in this Offer Document, all references to time in this Offer Document and in the Form of Acceptance, as applicable, are to London time.

13.	Documents available on website

In addition to the copies of the documents listed in and published in connection with the Announcement, copies of the documents listed below are available on Amaya’s website at www.amayagaming.com/cryptologic and CryptoLogic’s website at offer.CryptoLogic.com whilst the Offer remains open for acceptance:

(a)	the articles of amendment of Amaya;

(b)	the CryptoLogic Memorandum and Articles;

(c)	the published audited financial statements of Amaya for the financial years ended 31 December 2010 and 2009;

(d)	the published unaudited financial statements of Amaya for the 9-month period ended 30 September 2011;

(e)	the published consolidated financial statements of CryptoLogic for the financial years ended 31 December 2010 and 2009 together with the corresponding Independent Auditors’ Reports;

(f)	the published interim condensed consolidated financial statements of CryptoLogic for the 3- and 9 month-periods ended 30 September 2011;

(g)	the undertakings referred to in paragraphs 3(d) and 3(e) above;

(h)	the offer-related arrangements referred to in paragraph 8 of Part 2 of this Offer Document;

(i)	the written consents referred to in paragraph 11(d) above;

(j)	this Offer Document and the Form of Acceptance;

(k)	the CryptoLogic Directors’ Circular.

The documents listed above are available solely to comply with the requirements of the Code. Other than the documents referred to in (g),(h),(j) and (k), such documents are not required to be furnished by the US Exchange Act or the rules and regulations thereunder. Additionally, Amaya has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, CryptoLogic has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, setting out its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Free copies of these filed documents are available on the SEC’s website at http://www.sec.gov.

Dated 17 February 2012

The foregoing contains no untrue statement of a material fact (as defined pursuant to applicable Canadian securities laws) and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(signed)	David Baazov Chairman, President and Chief Executive Officer	(signed)	Daniel Sebag Chief Financial Officer

(signed)	David Gadhia Director	(signed)	Harlan Goodson Director

PART 7

DEFINITIONS

The following definitions apply throughout this Offer Document and the Form of Acceptance, unless the context requires otherwise:

Agent’s Message	means a message, transmitted by DTC to and received by the Receiving Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Form of Acceptance and that Amaya may enforce such Form of Acceptance against such participant

Amaya	Amaya is a publicly traded company incorporated in the Canadian province of Quebec and governed by the Business Corporations Act (Quebec) with number 1162017413

Amaya Board	the board of directors of Amaya

Amaya Directors	the directors of Amaya

Amaya Group	Amaya and its subsidiaries and its subsidiary undertakings and, where the context permits, each of them

Amaya Shares	the 971,629 CryptoLogic Shares held by Amaya as of the date of this Offer Document

Announcement	the announcement of the Offer, made by Amaya, on 2 February 2012 in accordance with Rule 2.7 of the Code

Antitrust Regulator	any national anti-trust authority or merger control or competition authority

ATOP	DTC’s Automated Tender Offer Program

Authorisations	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals

Bloomberg Rate	the average of the “best ask” and “best bid” US$ to £ or US$ to C$ cross rate, sourced from Bloomberg L.P., a financial software services, news and data company

Book-Entry Confirmation	confirmation received on CDSX that a tender has been entered

Book-Entry Transfer	the procedure, as the context provides, established by CDS or DTC, as applicable, by which a holder of CryptoLogic Shares whose CryptoLogic Shares are held through a participant of CDS or DTC, as applicable, may accept the Offer

Business Day	a day, not being a Saturday or a Sunday, public holiday or bank holiday, on which banks are generally open for business in the City of London and Guernsey

C$	Canadian dollars, the lawful currency of Canada

Canaccord Genuity	Canaccord Genuity Limited, sole financial adviser to Amaya

Canada	Canada, its provinces and territories

Canadian GAAP	Canadian generally accepted accounting principles

Capita Registrars	a trading name of Capita Registrars Limited

CDS	CDS Clearing and Depository Services Inc.

CEC	CryptoLogic Exchange Corporation, a publicly traded corporation incorporated under the Business Corporations Act (Ontario), R.S.O. 1990, Chapter B.16

CEC Board	the board of directors of CEC

CDSX	the CDS on-line tendering system pursuant to which Book-Entry Transfers may be effected

certificated or in certificated form	a share or other security which is not in uncertificated form (that is, not in CREST, CDS or DTC)

Closing of the Offer	the day on which the Offer is closed to further acceptances

Code	the City Code on Takeovers and Mergers

Companies Act	the United Kingdom Companies Act 2006 (as amended)

Companies Law (Guernsey)	the Companies (Guernsey) Law, 2008 (as amended);

Computershare	Computershare Trust Company of Canada

Conditions	the conditions to the Offer set out in Section A of Part 3

Convertible Debentures	the $1,000 par value of convertible unsecured subordinated debentures of Amaya to be issued upon conversion of the Special Warrants

CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

CREST Member	a person who has been admitted by Euroclear as a system member (as defined in the Regulations)

CREST Participant	a person who is, in relation to CREST, a system participant (as defined in the Regulations)

CREST Payment	shall have the meaning given in the CREST manual issued by Euroclear

CREST Sponsor	a CREST Participant admitted to CREST as a CREST Sponsor

CREST Sponsored Member	a CREST Member admitted to CREST as a sponsored member

CryptoLogic or the Company	CryptoLogic Limited, a company incorporated in Guernsey with registered number 46770

CryptoLogic Board	the board of directors of CryptoLogic

CryptoLogic Control Transaction	any merger, amalgamation, tender offer, take-over bid, scheme of arrangement, material sale of shares or rights or interests therein or thereto or similar transactions involving CryptoLogic, or any proposal to do so that upon completion, does or would materially affect control of CryptoLogic

CryptoLogic Directors	the directors of CryptoLogic

CryptoLogic Directors’ Circular	the directors’ circular of CryptoLogic dated 17 February 2012 prepared by the CryptoLogic Directors in connection with the Offer

CryptoLogic Group	CryptoLogic and its subsidiary undertakings and, where the context permits, each of them

CryptoLogic Information	information in this Offer Document relating to CryptoLogic (other than as set out in Part 2 and paragraphs 4 and 5 of Part 6), the CryptoLogic Directors and their respective immediate families, related trusts and persons connected with them and the views and opinions set out in the letter from the Chairman of CryptoLogic in Part 1

CryptoLogic Memorandum and Articles	means the memorandum of incorporation and the articles of incorporation of CryptoLogic

CryptoLogic Option Holders	the holders of CryptoLogic Options granted or awards made under the CryptoLogic Stock Option Scheme

CryptoLogic Options	the options over CryptoLogic Shares granted pursuant to the CryptoLogic Stock Option Scheme, which are considered to be in-the-money at the Offer Price

CryptoLogic Shares

(i)      the existing unconditionally allotted or issued ordinary shares of no par value in the capital of CryptoLogic (other than any such shares that may be Treasury Shares while held by CryptoLogic); and

(ii)     any further such shares which are unconditionally allotted or issued (including pursuant to the exercise of outstanding CryptoLogic Options or upon exchange of Exchangeable Shares) while the Offer remains open for acceptance, “Share” or “CryptoLogic Share” will be construed accordingly;

CryptoLogic Shareholders	holders of CryptoLogic Shares

CryptoLogic Stock Option Scheme	the CryptoLogic Employee Stock Option Incentive Plan

Daily Official List	the Daily Official List of the London Stock Exchange

Data Room	means the electronic data room set up and established by CryptoLogic containing the materials and information made available for inspection by Amaya and its advisers and to which Amaya had access prior to the date of the Announcement, an index of which has been agreed by CryptoLogic and Amaya

Deloitte Corporate Finance	a division of Deloitte LLP, whose registered office is 2 New Street Square, London, EC4A 3BZ, United Kingdom, sole financial adviser to CryptoLogic

Diocles	Diocles Capital Inc.

Disclosed	(i) as disclosed in CryptoLogic’s annual reports and accounts for the period ended 31 December 2010;

(ii) as disclosed in CryptoLogic’ interim report and accounts for the nine month period ended 30 September 2011;

(iii) as publicly announced by CryptoLogic (through a Regulatory Information Service, SEDAR or EDGAR) prior to the date of the Announcement; or

(iv) as disclosed in the Data Room or otherwise by or on behalf of CryptoLogic in writing (including by email) to Amaya or its advisers in response to enquiries;

in each case with sufficient details to enable Amaya to identify the nature and scope of the matter disclosed and to make an informed and accurate assessment of the matter concerned prior to the date of the Announcement

DTC	Depository Trust Company

Electronic Acceptance	the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this Offer Document

EDGAR	the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system at www.sec.gov/edgar.shtml

Encumbrance	any charge, mortgage, lien, hypothecation, judgment, equitable interest, encumbrance, easement, security, title retention, preferential right, trust arrangement or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or any similar right in favour of any person

ESA instruction	an Escrow Account Adjustment Input (AESN), transaction type “ESA” (as described in the CREST manual issued by Euroclear)

Escrow Agent	Capita Registrars (in its capacity as an Escrow Agent as described in the CREST manual issued by Euroclear)

Euroclear	Euroclear UK & Ireland Limited

Exchangeable Shares	the entire issued exchangeable share capital of CEC

Exchangeable Shareholders	the holders of Exchangeable Shares

Form of Acceptance	the form of acceptance and authority which accompanies this Offer Document and pursuant to which CryptoLogic Shareholders may accept the Offer in respect of their CryptoLogic Shares in certificated form

FSA	the Financial Services Authority of the United Kingdom

FSMA	the United Kingdom Financial Services and Markets Act 2000 (as amended)

Guernsey	the Island of Guernsey

HMRC	HM Revenue & Customs

Information Agent	Boudicca Proxy Consultants

Initial Acceptance Period	the period during which the Offer remains conditional, which commences on the date of this Offer Document and expires at the time on the date (not being before 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012 (or any extension of such time and date made by Amaya) and not, except with the consent of the Panel, being after 3.00 p.m. London time, (10.00 a.m. Toronto time) on 23 April 2012) on which Amaya declares that the Offer is wholly unconditional and that it will take up the CryptoLogic Shares tendered

Listing Rules	the listing rules produced by the Financial Services Authority of the United Kingdom pursuant to part VI of the FSMA (as amended from time to time)

London Stock Exchange	London Stock Exchange plc

Main Market	the London Stock Exchange’s main market for listed securities

member account ID	the identification code or number attached to any member account in CREST

Notice of Conditional Retraction and Form of Acceptance	means the notice of conditional retraction and letter of transmittal which accompanies this Offer Document and pursuant to which an Exchangeable Shareholder may provide (i) notice of conditional exchange (retraction) to CEC in respect of his Exchangeable Shares (such exchange (retraction) to be effective solely upon the Offer being declared wholly unconditional); and (ii) anticipatory instructions to tender any CryptoLogic Shares issued on the conditional exchange (retraction) of the Exchangeable Shares to the Offer

NASDAQ	the NASDAQ Global Select Market

Offer	the recommended cash offer by Amaya to acquire all of the CryptoLogic Shares, on the terms and subject to the conditions set out in this Offer Document and the Form of Acceptance, including, where the context requires, any subsequent revision, variation, extension or renewal of such offer or election available in connection with it

Offer Document	this Offer Document and any other document containing the Offer

Offer Period	the period commencing 25 March 2011 and ending at 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012 or, if later, the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is withdrawn

Offer Price	US$2.535 per CryptoLogic Share

Official List	the daily official list maintained by the UK Listing Authority pursuant to Part VI of FSMA

OSC	Ontario Securities Commission

OSA	Securities Act (Ontario), RSO 1990, c S-5

Overseas Shareholders	CryptoLogic Shareholders resident in or nationals or citizens of or who are subject to jurisdictions outside the United Kingdom, Guernsey, Canada or the United States or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of or persons subject to such jurisdictions

Panel	the Panel on Takeovers and Mergers

Participant ID	the identification code or membership number used in CREST to identify a particular CREST Member or other CREST Participant

Possible Offer Announcement	the offer announcement published by CryptoLogic on 15 December 2011 pursuant to Rule 2.4 of the Code

Qualification Date	the date upon which a final receipt is obtained in respect of the Qualification Prospectus

Qualification Prospectus	the final short form prospectus of Amaya qualifying the distribution of the Convertible Debentures and Warrants

Receiving Agent	Equity Financial Trust Company

Record Date	the close of business on the last Business Day on which the Offer is open for acceptances

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No.3755)

Regulatory Information Service	a service approved by the London Stock Exchange for the distribution to the public of announcements and included within the list maintained on the London Stock Exchange’s website

Resident Holder	has the meaning given to it in paragraph 14(a) of Part 2 of this Offer Document

Release Deadline	means 5.00 p.m. (Montreal time) on 30 April 2012 provided that if such date is not a business day, it shall mean the next business day immediately following such date, as it may be extended for an additional 30 days with the consent of Cannacord Genuity

Release Event	the satisfaction or waiver of all conditions to the completion of the acquisition by Amaya of more than a 50 per cent. controlling interest in the voting securities of CryptoLogic prior to the Release Deadline

Restricted Jurisdiction	any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction

SDRT	stamp duty reserve tax

SEC	the United States Securities and Exchange Commission

SEDAR	the Canadian Securities Administrators’ system for Electronic Document Analysis and Retrieval at www.sedar.com

Special Warrants	the 28,500 special warrants of Amaya issued on 17 January 2012 and 1 February 2012 to finance a portion of the Offer

Subsequent Acceptance Period	the period commencing immediately after the end of the Initial Acceptance Period during which the Offer will remain open for acceptance

subsidiary, subsidiary undertaking, associated undertaking and undertaking	shall have the meanings given by the Companies Act 2006 (UK)

Substantial Interest	in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 531(5) of the Companies Law (Guernsey)) of such undertaking

Tax Act	the Income Tax Act (Canada)

Third Party	each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, professional association, institution, or any other such body or person whatsoever in any jurisdiction

Treasury Shares	any CryptoLogic Shares which are for the time being held by CryptoLogic as treasury shares under Section 326 of the Companies Law (Guernsey)

TSX	the Toronto Stock Exchange

TTE instruction	a transfer to escrow instruction (as defined by the CREST manual issued by Euroclear)

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK Listing Authority or UKLA	the FSA acting in its capacity as the competent authority for the purposes of admission to the Official List

UK Holders	has the meaning given to it in paragraph 14(b) of Part 2

uncertificated or in uncertificated form	recorded on the relevant register of CryptoLogic as being held in uncertificated form in CREST, CDS or DTC and title to which may be transferred by means of CREST, CDS or DTC

United States or US	the United States of America, its territories and possessions, any State of the United States and the District of Colombia, and all other areas subject to its jurisdiction

US Business Day	any day, other than Saturday, Sunday or a federal holiday in the United States, and consisting of the time period from 12.01 a.m. to 12.00 midnight Eastern (US) time

US Holder	has the meaning given to it in paragraph 14(c) of Part 2

US Exchange Act	the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

US Securities Act	the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

US$	United States dollars, the lawful currency of the United States

Voting and Exchange Trust Agreement	the Voting and Exchange Trust Agreement between CryptoLogic, CEC and Equity Financial Trust & Trust Company, as trustee for the holders of the Exchangeable Shares

Warrants	the common share purchase warrants of Amaya to be issued upon conversion of the Special Warrants

Wider Amaya Group	Amaya, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and such undertakings (aggregating their interests) have a Substantial Interest

Wider CryptoLogic Group	CryptoLogic, its subsidiary undertakings, associated undertakings and any other undertakings in which that company and such undertakings (aggregating their interests) have a Substantial Interest

£	pounds sterling, the lawful currency of the United Kingdom from time to time

€	euro, the lawful currency of participating member states of the European Union

Any questions and requests for assistance may be directed to the Information Agent:

1st Floor, 3 Priory Court

Pilgrim Street, London

EC4V 6DR

North American Toll Free Phone:

1-800-965-5871

UK Freephone: 0808-189-0978

Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers: +1(212) 252-2119

e-mail: info@boudiccaproxy.com